As filed with the Securities and Exchange Commission on September 6, 2007

Registration Number 333- 143144

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CODA OCTOPUS GROUP, INC.
(Name of Small Business Issuer in its Charter)

Delaware	3812	34-200-8348
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

164 West, 25th Street, 6th Floor
New York 10001
(Address and telephone number of principal executive offices)

Jason Reid
President and Chief Executive Officer
164 West, 25th Street, 6th Floor
New York 10001
(212) 924 3442
(Name, address and telephone number of agent for service)

Copies to:
Marc J. Ross, Esq.
Louis A. Brilleman, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Tel: (212) 930-9700
Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

  CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001	15,000,000	$1.52	$22,800,000	$2,439.60

Common Stock, par value $0.001 (2)	17,400,000	$1.52	$26,448,000	$2,829.94

Common Stock, par value $0.001 (2)	400,000	$1.58	$632,000	$67.62

Total	32,800,000		$49,880,000	$5,337.16	(3)

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(2) Represents shares issuable upon exercise of warrants.

(3) Previously paid.

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, Dated September 6, 2007

CODA OCTOPUS GROUP, INC.

32,800,000 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of up to 32,800,000 shares of our common stock. The total number of shares sold herewith consists of the following shares held by or to be issued to the selling stockholders: (i) 15,000,000 shares held by certain of our stockholders (ii) 7,500,000 shares issuable upon the exercise of A warrants, (iii) 7,500,000 issuable upon the exercise of B warrants , (iv) 2,400,000 shares issuable upon exercise of placement agent warrants and (v) 400,000 shares issuable upon exercise of other warrants. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the cash exercise, if any, of warrants to purchase an aggregate of 17,800,000 shares of common stock. All costs associated with this registration will be borne by us.

The selling stockholders may sell their shares in public or private transactions, at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

Our common stock is currently traded in the pink sheets under the symbol CDOC. On August 14, 2007, the last reported sale price for our common stock in the pink sheets was $1.20 per share. We are currently in discussions with various broker-dealers to arrange for an application to be filed with the National Association of Securities Dealers (NASD) for the public trading of our common stock on the OTC Bulletin Board. There is no assurance that our common stock will be quoted on the OTC Bulletin Board or any stock exchange.

INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is ________, 2007

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock. Coda Octopus Group, Inc. is referred to throughout this prospectus as "Coda Octopus," "we" or "us."

General

We are engaged in 3-D subsea technology and are the developer and patent holder of real-time 3-D sonar products which we expect to play a critical role in the next generation of underwater port security. We produce hardware, software and fully integrated systems which are sold and supported on a worldwide basis, with wide applications in two distinct market segments:

•
marine geophysical survey (commercial), which focuses around oil and gas, construction and oceanographic research and exploration, where we market to survey companies, research institutions, salvage companies. This was our original focus , from founding in 1994, with current products spanning geophysical data collection and analysis, through to printers to output geophysical data collected by sonar. We believe that our marine geophysical survey markets are experiencing rapid growth due to: 1) successful new product introductions in recent periods; 2) market-proximity benefits derived from 2004 relocation to the United States; 3) initial market penetration into new sub-sectors of the marine geophysical survey markets; 4) the high price of oil and gas in the past few years, resulting in unprecedented exploration and production activity.

•
underwater defense/security, where we market to ports and harbors, state and federal government agencies and defense contractors. We started to focus on this market following the acquisition of OmniTech AS, a Norwegian company, in December 2002, a company which had developed a prototype system, the Echoscope™, a unique, patented instrument which permits accurate real time three-dimensional visualization, measurement, data recording and mapping of underwater objects. We have recently completed developing and commenced marketing this first real time, high resolution, three-dimensional underwater sonar imaging device which we believe has particularly important applications in the fields of port security, defense and undersea oil and gas development.

In addition, through our two engineering services subsidiaries, Martech Systems (Weymouth) Ltd, based in Weymouth, England, UK, and Colmek Systems Engineering, based in Salt Lake City, Utah, USA, we provide engineering services to a wide variety of clients in the subsea, defense, nuclear and pharmaceutical industries. These engineering capabilities are increasingly being combined with our product offerings, bringing opportunities to provide complete systems, installation and support.

During the recent fiscal year ended October 31, 2006, we generated revenues of $7,291,291and we incurred a loss of $7,559,170. For the six month period ended April 30, 2007, we generated revenues of $4,934,714. During that same period we incurred a net loss of $9,853,757. At April 30, 2007 we had working capital of $5,565,289 and an accumulated deficit of $36,426,981.

For the foreseeable future, we intend to intensify our focus on port security. We believe that in the post 9/11 era there are significant growth opportunities available in that particular market segment because of increased government expenditures aimed at enhancing security. Specifically, we believe that we have the ability to capitalize on this opportunity as a result of:

•
First mover advantage in 3-D sonar markets based on our patented technology, our research and development efforts and extensive and successful testing in this area that date back almost two decades as well as broad customer acceptance .

•	Early recognition of need for 3-D real-time sonar in defense/security applications.

•	Expansion into new geographies like North America and Western Europe.

•	Expansion into new commercial markets like commercial marine survey with innovative products.

Further, we believe the Echoscope™ will transform certain segments of the sonar product market. In addition, our 3-D sonar, currently in the early stages of adoption, has disruptive technology qualities as it has the ability to change industry standard practice in respect of the method for visualization and imaging of submerged or underwater objects and environment. Therefore, it is likely to change who the suppliers into this market are as well as our market position and that of our competitors. We believe the market opportunity in underwater security and defense could grow at a rapid pace over the next several years.

We also believe that our two recent acquisitions and formation of our wireless video surveillance subsidiary strengthen our capabilities to produce comprehensive security and defense systems and provide new opportunity for us to expand our offerings.

Our principal executive office is located at 164 West 25th Street, 6th Floor, New York, New York 10001and our telephone number at that location is 212-924-3442. Our website address is www.codaoctopus.com.

This Offering

Shares offered by Selling Stockholders	Up to 32,800,000 shares, including 17,800,000 shares issuable upon exercise of warrants

Common Stock to be outstanding after the offering	65,983,756*

Use of Proceeds	We will not receive any proceeds from the sale of the common stock hereunder. See "Use of Proceeds" for a complete description

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 3

  *Based on the current issued and outstanding number of shares of 48,183,756 as of August 15, 2007, and assuming issuance of all 17,800,000 shares upon exercise of the warrants issued to the investors and the placement agent, the number of shares offered herewith represents approximately 54% of the total issued and outstanding shares of common stock.

Recent Developments

Financing

During April and May 2007, we entered into and consummated securities purchase agreements with a group of accredited individual and institutional investors providing for the sale and issuance of 15,000,000 shares of our common stock and five-year warrants to purchase 7,500,000 shares of common stock at $1.30 per share and five-year warrants to purchase 7,500,000 shares of common stock at $1.70 per share. Gross proceeds from the offering amounted to $15,000,000. We also issued five-year warrants to purchase 2,400,000 shares of our common stock at $1.00 per share as part of placement agent fees.

We agreed to file the registration statement of which this prospectus forms a part for the registration of the shares as well as the shares issuable upon exercise of the warrants within 45 days after the closing date of each of the offering and cause it to be declared effective within 90 days after the closing date (135 days assuming a full review by the Securities and Exchange Commission).   Investors who participated in this financing and the placement agent for the offering are having shares included in this prospectus. In addition, we are including 400,000 shares issuable upon exercise of warrants that were issued for services rendered. If the registration statement is not declared effective within the time period required, we must pay to the investors in the financing liquidated damages of 1.5% of the purchase price per month or part thereof up to a maximum of 24% in the aggregate of the purchase price paid. Such damages are payable in cash.

Acquisitions

On June 26, 2006, we acquired all of the issued and outstanding capital stock of Martech Systems (Weymouth) Limited, a UK company. This company specializes in engineering projects and sales to the UK Ministry of Defense, adding these capabilities to the Group. The purchase price was approximately $1,536,000, which is payable as follows:

•	approximately $1,180,000 in cash that was paid at closing;

•	approximately $364,000 in cash one year after closing (paid on June 26, 2007) , which is accrued as $382,000 as at October 31, 2006, due to exchange rate movements ;

•	approximately $286,000 in shares of our common stock due on October 31, 2007, subject to certain performance milestones by Martech;

•	up to $859,500 in cash and common stock payable within 45 days after the three year period ended October 31, 2008, subject to certain performance milestones by Martech.

The results of operations of Martech have been included in the consolidated financial statements from the date of acquisition.

On April 6, 2007, we acquired all of the issued and outstanding capital stock of Miller & Hilton Inc. d/b/a Colmek Systems Engineering, a Utah corporation (“Colmek”). The total purchase price was $2,356,750 million, consisting of cash paid at the closing of the transaction in the amount of $800,000 and the issuance of 532,090 shares of our common stock, and $700,000 and 42,910 shares that are due and payable on the first anniversary of the closing date evidenced by secured promissory notes to the former Colmek shareholders. Under the terms of the stock purchase agreements, we have pledged the Colmek shares as collateral security for the performance of our deferred payment obligations under the notes. At the date of issuance of the 532,090 shares these were valued at $792,814. The shares of common stock issued in conjunction with the merger were not registered under the Securities Act of 1933. The acquisition of Colmek was accounted for using the purchase method in accordance with SFAS 141, “Business Combinations.” The results of operations for Colmek have been included in the Consolidated Statements of Operations since the date of acquisition.

RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment.   Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See "Forward-Looking Statements."

Risks Related to Our Business

We have incurred significant losses to date and may continue to incur losses.

During the fiscal years ended October 31, 2006 and 2005, we incurred net losses (after giving effect to foreign currency translation adjustments) of $7,559,170 and $3,807,055, respectively. For the six month period ended April 30, 2007, we incurred a net loss of $9,853,757. We may continue to incur losses for at least the next 12 months. Continuing losses will have an adverse impact on our cash flow and may impair our ability to raise additional capital required to continue and expand our operations.

If we are unable to obtain additional funding, we may have to reduce our business operations.

We anticipate, based on currently proposed plans and assumptions relating to our ability to market and sell our products, that our cash at hand including the proceeds from a recent financing transaction will satisfy our operational and capital requirements for the next 12 months. However, if we are unable to realize satisfactory revenue in the near future, we will be required to seek additional financing to continue our operations beyond that period. We will also require additional financing to expand into other markets and further develop our products. Except for the warrants issued in our recent offerings, we have no current arrangements with respect to any additional financing. Consequently, there can be no assurance that any additional financing on commercially reasonable terms or at all will be available when needed. The inability to obtain additional capital may reduce our ability to continue to conduct business operations. Any additional equity financing may involve substantial dilution to our then existing stockholders. Our future capital requirements will depend upon many factors, including:

•	continued scientific progress in our research and development programs;

•	competing technological and market developments;

•	our ability to establish additional collaborative relationships; and

•	the effect of commercialization activities and facility expansions if and as required.

We have limited financial resources and to date no positive cash flow from operations. There can be no assurance that we will be able to obtain financing on acceptable terms in light of factors such as the market demand for our securities, the state of financial markets generally and other relevant factors. Raising additional funding may be complicated by certain provisions in the securities purchase agreements entered into in connection with our most recent financing. Specifically, the agreements require us to issue shares to the current investors at no additional consideration if, at any time, we issue shares below a purchase price of $1.00.

We are dependent on new products.

Our future revenue stream depends to a large degree on our ability to bring new products to market on a timely basis. We must continue to make significant investments in research and development in order to continue to develop new products, enhance existing products and achieve market acceptance of such products. We may incur problems in the future in innovating and introducing new products. Our development stage products may not be successfully completed or, if developed, may not achieve significant customer acceptance. If we were unable to successfully define, develop and introduce competitive new products, and enhance existing products, our future results of operations would be adversely affected. Development and manufacturing schedules for technology products are difficult to predict, and we might not achieve timely initial customer shipments of new products. The timely availability of these products in volume and their acceptance by customers are important to our future success. A delay in new product introductions could have a significant impact on our results of operations.

If the protection of our intellectual property rights is inadequate, our ability to compete successfully could be impaired.

We have a patent “Method for Producing a 3-D Image.” We regard our intellectual property as critical to our business. We rely on a combination of patent, trademark and trade secret protection to protect our proprietary rights. Nevertheless, the steps we take to protect our proprietary rights may be inadequate. Detection and elimination of unauthorized use of our products is difficult. We may not have the means, financial or otherwise, to prosecute infringing uses of our intellectual property by third parties. Further, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which we will sell our products and offer our services. If we are unable to protect or preserve the value of our patents, trademarks, copyrights, trade secrets or other proprietary rights for any reason, our business, operating results and financial condition could be harmed.

 Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims that our products infringe upon the proprietary rights of others or that proprietary rights that we claim are invalid. Litigation could result in substantial costs and diversion of resources and could harm our business, operating results and financial condition regardless of the outcome of the litigation.

Other parties may assert infringement or unfair competition claims against us. We cannot predict whether third parties will assert claims of infringement against us, or whether any future claims will prevent us from operating our business as planned. If we are forced to defend against third-party infringement claims, whether they are with or without merit or are determined in our favor, we could face expensive and time-consuming litigation, which could distract technical and management personnel. If an infringement claim is determined against us, we may be required to pay monetary damages or ongoing royalties. Further, as a result of infringement claims, we may be required, or deem it advisable, to develop non-infringing intellectual property or enter into costly royalty or licensing agreements. Such royalty or licensing agreements, if required, may be unavailable on terms that are acceptable to us, or at all. If a third party successfully asserts an infringement claim against us and we are required to pay monetary damages or royalties or we are unable to develop suitable non-infringing alternatives or license the infringed or similar intellectual property on reasonable terms on a timely basis, it could significantly harm our business.

Our Products May Contain Errors or Defects, which Could Result in Damage to Our Reputation, Lost Revenues, Diverted Development Resources and Increased Service Costs, Warranty Claims and Litigation.

Our devices are complex and must meet stringent requirements. We warrant to our customers that our products will be free of defect for various periods of time, depending on the product. In addition, certain of our contracts include epidemic failure clauses. If invoked, these clauses may entitle the customer to return or obtain credits for products and inventory, or to cancel outstanding purchase orders even if the products themselves are not defective.

We must develop our products, particularly software associated with these products, quickly to keep pace with the rapidly changing market, and we have a history of frequently introducing new products. Products and services as sophisticated as ours could contain undetected errors or defects, especially when first introduced or when new models or versions are released. In general, our products may not be free from errors or defects after commercial shipments have begun, which could result in damage to our reputation, lost revenues, diverted development resources, increased customer service and support costs and warranty claims and litigation which could harm our business, results of operations and financial condition.

Increased Reliance on Sales to Government Agencies carries the risk of us Becoming Overly Dependent on one Source of Revenues.

We have recently introduced a new version of our Echoscope™, a sonar device that permits real time, three-dimensional viewing, imaging and data recording of underwater scenes and objects. Because of its ability to inspect harbor walls, ship hulls and bridge pilings under unfavorable visibility conditions, it is uniquely positioned as an aid in port and coastal infrastructure security. Therefore, we believe that the product is of great interest to government agencies, particularly the U.S. Department of Homeland Security, and we are focusing our marketing efforts on those entities. If those marketing efforts are successful, we will become increasingly dependent on government contracts. If for any reason government spending on these types of security devices is subsequently reduced, this may have a significant negative impact our sales and results of operations.

Our key subsidiaries also supply a significant amount of their services to government and quasi-government end-users. In the last fiscal year, our recently acquired company, Colmek, realized 71% of its revenues from government sub-contracting work and Martech our UK subsidiary realized 11.5% of its revenues from UK government contracting and/or sub-contracting. Excessive reliance on one customer or small group of customers as a source of revenues may have a negative impact on our results of operations if these customers purchase less of our products and services for any reason.

Our Business is Subject to Disruptions and Uncertainties Caused by War or Terrorism.

Acts of war or acts of terrorism could have a material adverse impact on our business, operating results, and financial condition. The threat of terrorism and war and heightened security and military response to this threat, or any future acts of terrorism, may cause further disruption to our economy and create further uncertainties. To the extent that such disruptions or uncertainties result in delays or cancellations of orders, or the manufacture or shipment of our products, our business, operating results, and financial condition could be materially and adversely affected.

We Are Exposed to Fluctuations in Currency Exchange Rates.

A significant portion of our business including our manufacturing is conducted outside the U.S., and as such, we face exposure to movements in non-U.S. currency exchange rates. These exposures may change over time as business practices evolve and could have a material adverse impact on our financial results and cash flows. Fluctuation in currency impacts our operating results.

 Currently, we hedge only those currency exposures associated with certain assets and liabilities denominated in non-functional currencies. The hedging activities undertaken by us are intended to offset the impact of currency fluctuations on certain non-functional currency assets and liabilities. Our attempts to hedge against these risks may not be successful resulting in an adverse impact on our net income.

We Face Risks in Investing in and Integrating New Acquisitions.

We have recently acquired a number of companies, including Miller & Hilton, Inc. d/b/a/ Colmek Systems Engineering, and intend to continue to acquire other companies. Acquisitions of companies entail numerous risks, including:

•	potential inability to successfully integrate acquired operations and products or to realize cost savings or other anticipated benefits from integration;

•	diversion of management’s attention from on-going business concerns;

•	loss of key employees of acquired operations;

•	the difficulty of assimilating geographically dispersed operations and personnel of the acquired companies;

•	the potential disruption of our ongoing business;

•	unanticipated expenses related to such integration;

•
the correct assessment of the relative percentages of in-process research and development expense that can be immediately written off as compared to the amount which must be amortized over the appropriate life of the asset;

•	the impairment of relationships with employees and customers of either an acquired company or our own business;

•	the potential unknown liabilities associated with acquired business;

•	inability to recover strategic investments in development stage entities; and

•	insufficient revenues to offset increased expenses associated with acquisitions.

As a result of such acquisitions, we have significant assets that include goodwill and other purchased intangibles. The testing of these intangibles under established accounting guidelines for impairment requires significant use of judgment and assumptions. Changes in business conditions could require adjustments to the valuation of these assets. In addition, losses incurred by a company in which we have an investment may have a direct impact on our financial statements or could result in our having to write-down the value of such investment. Any such problems in integration or adjustments to the value of the assets acquired could harm our growth strategy and have a material adverse effect on our business, financial condition and compliance with debt covenants.

Our management has limited experience in managing and operating a US public company. Any failure to comply or adequately comply with federal securities laws, rules or regulations could subject us to fines or regulatory actions, which may materially adversely affect our business, results of operations and financial condition.

Our current management has limited experience managing and operating a public company in the United States and relies in many instances on the professional experience and advice of third parties including its consultants, attorneys and accountants. Failure to comply or adequately comply with any laws, rules, or regulations applicable to our business may result in fines or regulatory actions, which may materially adversely affect our business, results of operation, or financial condition.

Government regulation and legal uncertainties may harm our business.

Because of the nature of some of our products, they may be subject to United States and other export controls and may be exported outside the United States or the United Kingdom only with the required level of export license or through an export license exception. Changes in our products or changes in export and import regulations may create delays in the introduction of our products in international markets, prevent our customers with international operations from deploying our products throughout their global systems or, in some cases, prevent the export or import of our products to certain countries altogether. Any change in export or import regulations or related legislation, shift in approach to the enforcement or scope of existing regulations or change in the countries, persons or technologies targeted by these regulations could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential customers with international operations.

The complex nature of our products increases the likelihood that our products will contain defects.

Our products are complex and may contain defects when first introduced into the market and as new versions are released. Virtually all information technology products and particularly those with electro-mechanical components such as ours are subject to a certain rate of failure. Delivery of products with manufacturing defects or reliability or quality problems could significantly delay or hinder market acceptance of our products, which in turn could damage our reputation and adversely affect our ability to retain our existing customers and to attract new customers. Correcting these production problems may require us to expend significant amounts of capital and other resources. We cannot give you any guarantee that our products will be free from errors or defects after we start commercial production. If there are product errors or defects, this will result in additional development costs, loss of or delays in market acceptance of our products, diversion of technical and other resources from our other development efforts, increased product repair or replacement costs, or the loss of credibility with our current and prospective customers, which may have a negative impact upon our financial performance or status as a going concern.

 If we cannot compete effectively, we will lose business.

The market for our products, services and solutions is positioned to become competitive. There are technological and marketing barriers to entry, but we cannot guarantee that the barriers we are capable of producing will be sufficient to defend the market share we wish to gain against future competitors. The principal competitive factors in this market include:

•	Ongoing development of enhanced technical features and benefits;

•	Reductions in the manufacturing cost of competitors’ products;

•	The ability to maintain and expand distribution channels;

•	Brand name;

•	The ability to deliver our products to our customers when requested;

•	The timing of introductions of new products and services; and

•	Financial resources.

These and other prospective competitors have substantially greater resources, more customers, longer operating histories, greater name recognition and more established relationships in the industry. As a result, these competitors may be able to develop and expand their networks and product offerings more quickly, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies. In addition, these competitors have entered and will likely continue to enter into business relationships to provide additional products competitive to those we provide or plan to provide.

Loss of Jason Reid, our President and Chief Executive Officer, could impair our ability to operate.

If we lose our key employee, Jason Reid, or are unable to attract or retain qualified and suitable personnel, our business could suffer. Our success is highly dependent on our ability to attract and retain qualified scientific, technical and management personnel. We are highly dependent on our management, in particular, Jason Reid, our President and Chief Executive Officer, who is critical to the development of our business as a whole. Mr. Reid has an employment agreement with us. However the loss of his services could have a material adverse effect on our growth plan. If we were to lose this individual, we may experience difficulties in competing effectively, developing our technology and implementing our business strategies. We have key man life insurance in place for a number of our employees, including Jason Reid.

We are authorized to issue "blank check" preferred stock, which, if issued without stockholders approval, may adversely affect the rights of holders of our common stock.

Our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our Board of Directors, of which as of the date hereof 6,407 Series A Preferred are issued and outstanding. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which would adversely affect the voting power or other rights of our stockholders. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control, which could have the effect of discouraging bids for our company and thereby prevent stockholders from receiving the maximum value for their shares. We have no present intention to issue any shares of its preferred stock in order to discourage or delay a change of control. However, there can be no assurance that preferred stock will not be issued at some time in the future.

Risks relating principally to our common stock and its market value:

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

•	technological innovations or new products and services by us or our competitors;

•	additions or departures of key personnel;

•	sales of our common stock;

•	our ability to integrate operations, technology, products and services;

•	our ability to execute our business plan;

•	operating results below expectations;

•	loss of any strategic relationship;

•	industry developments;

•	economic and other external factors; and

•	period-to-period fluctuations in our financial results.

You may consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above listed factors. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends on our common stock in the past and do not expect to pay dividends in the foreseeable future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Our stock is deemed to be penny stock.

Our stock is currently traded in the pink sheets. We intend to take the necessary steps to have our common stock included for quotation on the OTC Bulletin Board which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Even if our common stock is included for quotation, it will likely be subject to the "penny stock rules" adopted pursuant to Section 15 (g) of the Securities Exchange Act of 1934, as amended, or Exchange Act. The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Penny stocks sold in violation of the applicable rules may entitle the buyer of the stock to rescind the sale and receive a full refund from the broker.

Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

FORWARD-LOOKING STATEMENTS

Our representatives and we may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to uncertainties associated with the following:

(a) volatility or decline of our stock price;

(b) potential fluctuation in quarterly results;

(c) our failure to earn revenues or profits;

(d) inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement its business plans;

(e) inadequate capital to continue business;

(f) changes in demand for our products and services;

(g) rapid and significant changes in markets;

(h) litigation with or legal claims and allegations by outside parties;

(i) insufficient revenues to cover operating costs.

USE OF PROCEEDS

We will receive no proceeds from the sale of shares of common stock offered by the selling security holders herewith . However, we will generate proceeds from the cash exercise of the warrants, if any. We intend to use those proceeds for general corporate purposes .

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward-Looking Statements

The information herein contains forward-looking statements. All statements other than statements of historical fact made herein are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Our actual results may differ significantly from management’s expectations.

The following discussion and analysis should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

General Overview

On July 13, 2004, pursuant to the terms of a share exchange agreement between The Panda Project, Inc., a Florida corporation, and Fairwater Technology Group Ltd. (“Fairwater”), Panda acquired the shares of Coda Octopus Limited, a UK corporation and Fairwater’s wholly-owned subsidiary, in consideration for the issuance of a total of 20,050,000 shares of common stock to Fairwater and other shareholders of Coda Octopus Limited. The shares issued represented approximately 90.9% of the issued and outstanding shares of Panda. The share exchange was accounted for as a reverse acquisition of Panda by Coda. Subsequently, Panda was reincorporated in Delaware and changed its name to Coda Octopus Group, Inc.

We are a developer of underwater technologies and equipment for imaging, mapping, defense and survey applications. We are based in New York, with research and development, sales and manufacturing facilities located in the United Kingdom, United States and Norway.

The consolidated financial statements include the accounts of Coda Octopus and our domestic and foreign subsidiaries that are more than 50% owned and controlled except that the financial statements, including Colmek, which was acquired on April 6, 2007. All significant intercompany transactions and balances have been eliminated in the consolidated financial statements.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. Although these estimates are based on management's best knowledge of current events and actions that we may undertake in the future, actual results may differ from those estimates.

Background

We are engaged in 3-D subsea technology and are the developer and patent holder of real-time 3-D sonar products which we expect to play a critical role in the next generation of underwater port security. We produce hardware, software and fully integrated systems which are sold and supported on a worldwide basis, with wide applications in two distinct market segments:

•
marine geophysical survey (commercial), which focuses around oil and gas, construction and oceanographic research and exploration, where we market to survey companies, research institutions, salvage companies. This was our original focus, from original founding in 1994, with current products spanning geophysical data collection and analysis, through to printers to output geophysical data collected by sonar. We believe that our marine geophysical survey markets are experiencing rapid growth due to: 1) successful new product introductions in recent periods; 2) market-proximity benefits derived from 2004 relocation to the United States; 3) initial market penetration into new sub-sectors of the marine geophysical survey markets; 4) the high price of oil and gas in the past few years, resulting in unprecedented exploration and production activity.

•
underwater defense/ security, where we market to ports and harbors, state and federal government agencies and defense contractors. We started to focus on this market following the acquisition of OmniTech AS, a Norwegian Company, in December 2002, a company which had developed a prototype system, the Echoscope™, a unique, patented instrument which permits accurate three-dimensional visualization, measurement, data recording and mapping of underwater objects. We have recently completed developing and commenced marketing this first real time, high resolution, three-dimensional underwater sonar imaging device which we believe has particularly important applications in the fields of port security, defense and undersea oil and gas development.

In addition, through our two engineering services subsidiaries, Martech Systems (Weymouth) Ltd, based in Weymouth, England, UK, and Colmek Systems Engineering, based in Salt Lake City, Utah, US A , we provide engineering services to a wide variety of clients in the subsea, defense, nuclear, government and pharmaceutical industries. These engineering capabilities are increasingly being combined with our product offerings, bringing opportunities to provide complete systems, installation and support.

For the foreseeable future, we intend to intensify our focus on port security. We believe that in the post 9/11 era there are significant growth opportunities available in that particular market segment because of increased government expenditures aimed at enhancing security. Specifically, we believe that we have the ability to capitalize on this opportunity as a result of:

•
First mover advantage in 3-D sonar markets based on our patented technology, our research and development efforts and extensive and successful testing in this area that date back almost two decades as well as broad customer acceptance.

•	Early recognition of need for 3-D real-time sonar in defense/security applications.

•	Expansion into new geographies like North America and Western Europe.

•	Expansion into new commercial markets like commercial marine survey with innovative products.

•	Recent sole source classification for one of our products and its derivatives by certain government procurement agencies.

Further, we believe the Echoscope™ will transform certain segments of the sonar products market. In addition, 3-D sonar, currently in the early stages of adoption, has disruptive technology qualities as it has the ability to change industry standard practice in respect of the method for visualization and imaging of underwater objects and environment. Therefore, it will likely change who the suppliers into this market are as well as our market position and that of our competitors. We believe the market opportunity in underwater security and defense could grow at a rapid pace over the next several years.

Approximately 91% of our 2006 revenues of $7,291,291 were attributable to pure products business. On a pro forma basis, adding the acquired businesses last year would have given us revenues of $ 11, 562,746 and around 43% of our revenues would have been generated from engineering services. For the six months to April 30, 2007, our revenues were $4,934,714, with 49.5% of this attributable to our products business, and the remainder to our acquired engineering services businesses. On a pro forma basis, adding Colmek for the period from November 1, 2006 to April 6, 2007 would have given us revenues of $5,839,277, with 42% of this attributable to our products business, and the remainder from our acquired engineering services businesses.

To this established base of business, we now plan to add other sub-sections:

•
we are now starting to bid (sometimes in partnership, where areas of focus other than underwater sonar and wireless video surveillance capability are demanded) for complete port security and other solutions. We have bid on a small number of these in the last six months and hope for our first successes shortly. We have not yet been awarded any contracts for the purchase of complete solutions. However, in July 2007, we received a $2.59 million order from the U.S. Department of Defense to build and deliver over a period of six months three next- generation Underwater Inspection System (UIS)™ for the US Coast Guard and other potential users, to enable rapid underwater searches in the nation’s ports and waterways. The contract includes additional options which, if fully funded, would require us to deliver a further seven UIS™ systems. The contract was awarded to us on a sole source basis, which means that the product is considered to be available from one source only and under Federal rules may be acquired from that source without competitive bidding process. Although this is not a complete port security system, it represents the first step towards achieving this.

•
we are currently reviewing the possibility of launching next year, in partnership with others, a services business based on our product set. This business will be port based and will, for example, provide ship hull inspections by way of rental of equipment and provision of a team to operate the equipment for any ship entering that particular port.

Critical Accounting Policies

This discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements that have been prepared under accounting principles generally accepted in the United States of America (“GAAP”). The preparation of financial statements in conformity with US GAAP requires our management to make estimates and assumptions that affect the reported values of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported levels of revenue and expenses during the reporting period. Actual results could materially differ from those estimates.

Below is a discussion of accounting policies that we consider critical to an understanding of our financial condition and operating results and that may require complex judgment in their application or require estimates about matters which are inherently uncertain. A discussion of our significant accounting policies, including further discussion of the accounting policies described below, can be found in Note 3, "Summary of Significant Accounting Policies" of our Consolidated Financial Statements.

Revenue Recognition

We record revenue in accordance with the guidance of the SEC's Staff Accounting Bulletin SAB No. 104 (SAB 104), which supersedes SAB No. 101 in order to encompass EITF No. 00-21 , Revenue Arrangements with Multiple Deliverables (EITF 00-21).

Revenue is derived from sales of underwater technologies and equipment for imaging, mapping, defense and survey applications. Revenue is also derived through contracts gained by our Martech, Colmek and Innalogic businesses.

Revenue is recognized when conclusive evidence of firm arrangement exists, delivery has occurred or services have been rendered, the contract price is fixed or determinable, and collectibility is reasonably assured. No right of return privileges are granted to customers after shipment.

For arrangements with multiple deliverables, we recognize product revenue by allocating the revenue to each deliverable based on the fair value of each deliverable in accordance with EITF No. 00-21 and SAB No. 104, and recognize revenue for equipment upon delivery and for installation and other services as performed. EITF No. 00-21 was effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003.

Our contracts typically require customer payments in advance of revenue recognition. These deposit amounts are reflected as liabilities and recognized as revenue when the Company has fulfilled its obligations under the respective contracts.

Revenues derived from our software license sales are recognized in accordance with Statement of Position (SOP) SOP No. 97-2, “Software Revenue Recognition,” and SOP No. 98-9, “Modifications of SOP No. 97-2, Software Revenue Recognition with Respect to Certain Transactions”. For software license sales for which any services rendered are not considered essential to the functionality of the software, we recognize revenue upon delivery of the software, provided (1) there is evidence of an arrangement, (2) collection of our fee is considered probable and (3) the fee is fixed and determinable.

Recoverability of Deferred Costs

We defer costs on projects for service revenue. Deferred costs consist primarily of direct and incremental costs to customize and install systems, as defined in individual customer contracts, including costs to acquire hardware and software from third parties and payroll costs for our employees and other third parties.

We recognize such costs in accordance with our revenue recognition policy by contract. For revenue recognized under the completed contract method, costs are deferred until the products are delivered, or upon completion of services or, where applicable, customer acceptance. For revenue recognized under the percentage of completion method, costs are recognized as products are delivered or services are provided in accordance with the percentage of completion calculation. For revenue recognized ratably over the term of the contract, costs are recognized ratably over the term of the contract, commencing on the date of revenue recognition. At each balance sheet date, we review deferred costs, to ensure they are ultimately recoverable. Any anticipated losses on uncompleted contracts are recognized when evidence indicates the estimated total cost of a contract exceeds its estimated total revenue.

Stock Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation,” established and encouraged the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of the grant or the date at which the performance of the services is completed and is recognized over the periods in which the related services are rendered. The statement also permitted companies to elect to continue using the current intrinsic value accounting method specified in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for stock-based compensation to employees. Prior to the adoption of SFAS 123(R) we elected to use the intrinsic value based method for grants to our employees and directors and have disclosed the pro forma effect of using the fair value based method to account for our stock-based compensation to employees.

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R (revised 2004), “Share-Based Payment” (“Statement 123R”) which is a revision of SFAS No. 123.

Statement 123R supersedes APB opinion No. 25 and amends SFAS No. 95, “Statement of Cash Flows”. Generally, the approach in Statement 123R is similar to the approach described in Statement 123. However, Statement 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro-forma disclosure is no longer an alternative. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in SFAS No. 123(R). This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans.” On April 14, 2005, the SEC amended the effective date of the provisions of this statement. The effect of this amendment by the SEC is that the Company had to comply with Statement 123R and use the Fair Value based method of accounting no later than the first quarter of 2006. We implemented SFAS No. 123(R) on November 1, 2004 using the modified prospective method. The fair value of each option grant issued after November 1, 2004 will be determined as of grant date, utilizing the Black-Scholes option pricing model. The amortization of each option grant will be over the remainder of the vesting period of each option grant.  We use the fair value method for equity instruments granted to non-employees and use the Black Scholes model for measuring the fair value. The stock based fair value compensation is determined as of the date of the grant or the date at which the performance of the services is completed (measurement date) and is recognized over the periods in which the related services are rendered.

Income Taxes

Deferred income taxes are provided using the asset and liability method for financial reporting purposes in accordance with the provisions of Statements of Financial Standards No. 109, "Accounting for Income Taxes". Under this method, deferred tax assets and liabilities are recognized for temporary differences between the tax bases of assets and liabilities and their carrying values for financial reporting purposes, and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be removed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date.

Purchase price allocation and impairment of intangible and long-lived assets

Intangible and long-lived assets to be held and used, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset, and its eventual disposition. Measurement of an impairment loss for intangible and long-lived assets that management expects to hold and use is based on the fair value of the asset as estimated using a discounted cash flow model.

We measure the carrying value of goodwill recorded in connection with the acquisitions for potential impairment in accordance with SFAS No. 142, Goodwill and Other Intangible Assets.” To apply SFAS 142, a company is divided into separate “reporting units,” each representing groups of products that are separately managed. For this purpose, we have one reporting unit. To determine whether or not goodwill may be impaired, a test is required at least annually, and more often when there is a change in circumstances that could result in an impairment of goodwill. If the trading of our common stock is below book value for a sustained period, or if other negative trends occur in our results of operations, a goodwill impairment test will be performed by comparing book value to estimated market value. To the extent goodwill is determined to be impaired, an impairment charge is recorded in accordance with SFAS 142.

Results of Operations

Comparison of Six Months Ended April 30, 2007 compared to Six Months Ended April 30, 2006

Introduction

Due to the acquisition of Martech Systems (Weymouth) Limited (“Martech”), a UK engineering services company, in June 2006 and the acquisition of Colmek in April 2007, the financial information presented for Coda Octopus for the six months ended April 30, 2007 (the "2007 Period"), includes activity in Martech and Colmek for the respective periods, combined with revenue, other income and SG&A expenses of Coda Octopus for the six months ended April 30, 2007. The financial information presented for the six months ended April 30, 2006 (the "2006 Period") does not include any revenues and expenses for Martech.  As a result, the sharply increased revenues and expenses in the accompanying unaudited consolidated statements of operations in 2007 compared to those in 2006, may not be a meaningful comparison.

Revenue. Total revenue for the 2007 period and the 2006 period was $ 4,934,714 and $ 2, 452,308, respectively, representing an increase of 102%. Compared with the 2006 Period, contributions from Martech were $ 1,131,192, and from Colmek were $120,454 in the 2007 Period. Therefore, there was a 50 % increase in our original businesses. This was due to a strong demand for our traditional products in the geophysical and hydrographic survey markets. Gross margins were stronger in the 2007 Period at 55.2 % compared with 52.6 % for the 2006 Period reflecting increased sales of products, which have higher margins than our engineering business.

Research and Development (R&D). R&D spending increased slightly to $ 1,101,758 in the 2007 Period from $ 1,097,070 in the 2006 Period as we continue to focus considerable effort into enhancing the Echoscope™ and releasing other products in our suite of marine geophysical offerings. In particular, work focused on delivering our Underwater Inspection System (UIS), a turnkey system built around the Echoscope™ platform.

Selling, General and Administrative Expenses (SG&A). SG&A expenses for the 2007 Period increased to $5,288,539 from $3,247,453 during the 2006 Period. Of the 2007 Period costs, $1, 788,541 was attributable to non-cash charges relating to stock and options issued, compared to $340,605 in the 2006 period, an increase of $1,447,936. Excluding non-cash charges, the SG&A for the Period would have been around $3.5 million, compared to around $2.9 million, representing an increase over the prior year of around $ 0.6 million, or 21.5%. Of this increase, around $375,000 was due to the acquisition of Martech, and $47,000 was due to the acquisition of Colmek, meaning core comparable expenses increased by around $200,000, or 6.9% on the 2006 Period.

Key areas of expenditure include wages and salaries, where we spent $2,202,189 or 42% of our SG&A costs (2006 Period was $ 1,210,630, or 37%); legal and professional fees, including accounting, audit and investment banking services, where we spent $ 654,043, or 12 % of our SG&A costs (2006 Period was $ 548,109, or 17%); travel costs increased to $262,704 (5% of SG&A) in 2007 from $130,862 (4% of SG&A)  in 2006; rent for our various locations increased to $242,151 (5% of SG&A) in 2007 from $86,330 (2.6% of SG&A) in 2006; and marketing decreased to $126,428 (2% of SG&A) in 2007 from $171,023 (5% of SG&A) in 2006.

Other Operating Expenses. We incurred costs of $435,000 as non-recurring fees and expenses in connection with our financings, which are also included in our loss from operations, and shown separately under Other Operating Expenses. These fees covered equity fund raising during the 2007 period. There were no comparable fees incurred during 2006.

Operating Loss. As a result of the foregoing, the Company incurred a loss from operations of $ 4,102,956 during the 2007 Period,   compared to a loss from operations of $ 3,053,981 during the 2006 Period.   Removing non-cash expenses and non-recurring expenses, the comparison shows a loss from operations of $1,879,415 for 2007 against a loss of $2,713,375 for 2006, an improvement of $833,960, or 30.7%.

Interest Expense. Interest expense for the 2007 Period increased to $ 5,788,596 from $146,633 during the 2006 Period. Of the 2007 number, $5,544,445 was attributable to the valuation of warrants issued as part of our financing, booked as a financing charge and a non-cash item. Removing this item, the comparison shows $244,151 for 2007 against the $146,633 recorded in 2006, or an increase of $97,518.

Dividends and Other Stock Charges. During the 2007 Period, dividends of $314,778 were declared in the 2007 Period on preferred stock (most of the preferred stock was converted into common stock prior to the end of the 2007 Period), compared to $79,650 in the 2006 Period. Also, series B preferred stock was redeemed at a premium of $181,810, which was booked as a dividend in the 2007 Period. This took the net loss applicable to common shares to $10,968,535 or $0.38 per share for the 2007 Period (based on an average of 29,138,920 shares outstanding over the period) compared to a loss of $3,279,760, or $0.13 per share for the 2006 Period (based on an average of 23,795,553 shares outstanding over the period) .

Liquidity and Capital Resources

As of April 30, 2007 the Company had positive working capital of $ 5,565,289. This was primarily due to the April 3, 2007 consummation of securities purchase agreements with a group of accredited individual and institutional investors providing for the sale and issuance of 13,280,000 shares of our common stock and five-year warrants to purchase 6,640,000 shares of common stock at $1.30 per share and five-year warrants to purchase 6,640,000 shares of common stock at $1.70 per share. Gross proceeds from the offering amounted to $13,280,000. Also, in the period, we raised $800,000 from the sale of preferred stock and warrants, with the preferred stock since converted into common stock. We also issued five-year warrants to purchase 2,120,800 shares of our common stock at $1.00 per share as part of placement agent fees, with the sale of securities netting the company $13,080,865 for the period.

The Company generated a deficit in cash flow from operations of $ 5,145,468 in the 2007 Period. This deficit is primarily attributable to the Company's net loss from operations (excluding non-cash items) of $1,879,415, with increases in inventory of $604,375, accounts receivable of $263,127, other receivables of $308,621, and decreases in payables and accrued expenses of $1,666,156 also contributing to this deficit.

Cash from the sale of our securities was also used in our investing activities, with $114,582 spent on property, plant and equipment and patents in the 2007 Period. In addition, we acquired a business, Miller & Hilton, Inc. d/b/a Colmek Systems Engineering (“Colmek”) for a cash outlay of $800,000 during the period. During the period, $1,066,447 of debt was also repaid, and $1,818,100 of preferred stock was redeemed.

In May 2007, we entered into and consummated securities purchase agreements with a group of accredited individual and institutional investors providing for the sale and issuance of a further 1,745,000 shares of our common stock and five-year warrants to purchase 872,500 shares of common stock at $1.30 per share and five-year warrants to purchase 872,500 shares of common stock at $1.70 per share. Gross proceeds from the offering amounted to $ 1,745,000. We also issued five-year warrants to purchase 2 79,200 shares of our common stock at $1.00 per share as part of placement agent fees.

We agreed to file the registration statement of which this prospectus forms a part of the registration of the shares as well as the shares issuable upon exercise of the warrants within 45 days after the closing date of each of the offerings and cause it to be declared effective within 90 days after the closing date (135 days assuming a full review by the Securities and Exchange Commission).  With the exception of one additional person having piggyback registration rights with respect to shares underlying 400,000 warrants that it received for services rendered, only investors who participated in this financing as well as the placement agent for the offering are having shares included in this prospectus. If the registration statement is not declared effective within the time period required, we must pay liquidated damages of 1.5% of the purchase price per month or part thereof up to a maximum of 24% in the aggregate of the purchase price paid. Such damages are payable in cash.

While we have raised capital to meet our working capital and financing needs in the past, additional financing is required in order to meet our current and projected cash flow requirements from operations and development. While we believe we have sufficient cash on hand as of April 30, 2007 to meet our working capital needs and requirements for the next twelve (12) months, we are seeking additional financing, which may take the form of debt, convertible debt or equity, in order to provide the additional working capital and funds for expansion.   We currently have no commitments for financing. There is no guarantee that we will be successful in raising the funds required.

Comparison of Fiscal Year Ended October 31, 2006 Compared to Year Ended October 31, 2005

Introduction

Due to the acquisition of Martech Systems (Weymouth) Limited (“Martech”), a UK company, in June 2006, the financial information presented for Coda for the year ended October 31, 2006, represents activity in Martech for the periods from the date of their acquisitions to the year ended October 31, 2006, combined with revenue, other income and S G & A expenses of Coda for year ended October 31, 2006. The financial information presented for the year ended October 31, 2005 does not include any revenues and expenses for Martech. Due to the disproportionate size of the revenues and expenses in the accompanying consolidated statements of operations in 2006 compared to those in 2005, comparisons between the two periods may not be meaningful.

Revenue. Total revenue for the year ended October 31, 2006 (the "2006 Period") and October 31, 2005 (the "2005 Period") was $7,291,291 and $4,288,416, respectively, representing an increase of 70%. During the 2006 Period, the Company entered the 3-D sonar business and enjoyed revenues of $1,298,433 from the introduction and initial sale of seven Echoscope™ units to customers including the U.S. Navy and the U.S. Coast Guard. Sales of the Company's traditional marine product offerings grew by 38.5% to $5,259,172 from $3,795,914, driven by motion sensor sales, which grew by 296.6% over the year.

Research and Development (R&D). R&D spending increased to $3,130,821 in FY 2006, from $1,044,695 in FY 2005 as we directed considerable additional effort into enhancing the Echoscope™ and releasing other products in our suite of marine geophysical offerings.

Selling, General and Administrative Expenses (SG&A). SG&A expenses for the 2006 Period increased to $7,453,946 from $4,349,674 during the 2005 Period. The increase is attributable primarily to the following:

•	an increase in the number of employees from 37 at October 31, 2005 to 77 at October 31, 2006;

•	a dditional lease expense associated with Florida operations; and

•	increased accounting, legal and related costs associated with the Company's efforts to establish and operate as a public company in the U.S.

All of these additional charges totaled $1,750,685. In addition, non-cash charges for stock-based compensation totaled $2,005,056, an increase of $1,353,587 over the 2005 Period. Key areas of expenditure include wages and salaries, where we spent $3,196,429, or 43% of our SG&A costs; legal and professional fees, including accounting, audit and investment banking services, where we spent $1,272,086, or 17% of our SG&A costs; travel, where we spent $397,137, or 5% of our SG&A costs; and marketing, where we spent $315,265, or 4% of our SG&A costs.

As a result of limited capital resources in the past, our officers and key employees have received remuneration at levels below the prevailing market for such services. Commensurate with the increase in available cash flows from financing activities, our Compensation Committee recommended certain increases in the remuneration of the officers, key employees and the Board of Directors effective November 1, 2006 adjusting their compensation to what we believe to be market for similar services in the marketplace. The increase aggregated $335,000 for a term of one year. In order to attract qualified individuals, we will have to offer compensation commensurate with a combination of experience and market conditions. Accordingly, the compensation cost obligations under current and future contracts with key employees and officers will have a material effect on our results of operations for the foreseeable future.

Other Operating Expense. We incurred costs of $447,750 as professional service and consulting fees in connection with our acquisition of Martech and related financing, which was charged to operations.

Operating Loss. As a result of the foregoing, the Company incurred a loss from operations of $ 6,352,816 during the 2006 Period, as compared to a loss from operations of $3,570,753 during the 2005 Period.

Interest Expense. Interest expense for the 2006 Period increased to $1,203,690 from $219,855 during the 2005 Period. The increase was primarily due to non-cash financing costs totaling $784,873, which represent the beneficial conversion feature of warrants issued in connection with our financing.

During the 2006 period, the Company booked charges to represent the fair value of preferred stock and warrants sold within the year totaling $4,536,844. Net loss applicable to common shares was ($12,096,014) or ($0.50) per share in FY 2006 as compared to a loss of ($3,807,055), or ($0.16) in FY 2005.

The following table sets forth the summary of the Company’s results of operations for the years ended October 31, 2006 and 2005.

	2006	2005	% Increase (decrease)
Net revenue	7,291,291	4,288,416	70%
Cost of revenue	2,611,590	2,464,800	6%

Gross profit	4,679,701	1,823,616	157%

Research and development	3,130,821	1,044,695	200%
Selling, general and administrative expenses	7,453,946	4,349,674	71%
Other operating expenses	447,750	-

Operating loss	(6,352,816)	(3,570,753)	78%

Other income (expense):
Other income	3,012	1,319	128%
Interest expense	(1,203,690)	(219,855)	447%

Total other expense	(1,200,678)	(218,536)	449%

Loss before income taxes	(7,553,494)	(3,789,289)	99%
Provision for income taxes	(5,676)	(17,766)	(68%)
Net loss	(7,559,170)	(3,807,055)	99%

Preferred Stock Dividends:
Series A	(309,914)	-
Series B	(74,130)	-
Beneficial Conversion Feature	(4,152,800)	-
Net Loss Applicable to Common Shares	(12,096,014)	(3,807,055)	218%

Cash Flow

Operating Activities. Net cash generated by operating activities for the year ended October 31, 2006 was $121,807 compared with net cash used of $3,569,924 for the year ended October 31, 2005. The key elements of this positive operating cash flow were a decrease in other receivables of $2.26m, which was counterbalanced by an increase in accounts payable of $1.86m and an increase in amounts due to related parties, which totaled $523,076.

Investing Activities. Net cash used by investing activities for the year ended October 31, 2006 was $1,103,621 compared with $272,157 for the year ended October 31, 2005. This was primarily due to the acquisition of Martech for $1,154,590.

Financing Activities. Net cash provided by financing activities for the year ended October 31, 2006 was $2,378,108 compared with $3,698,660 for the year ended October 31, 2005. This was primarily due to a repayment of loans of $2,106,342 for the 2006 Period as opposed to proceeds from loans of $2,898,126 for the 2005 Period. This was somewhat offset by an increase in the proceeds from the sale of stock to $4,564,100 from $800,534.

Liquidity and Capital Resources

As of October 31, 2006, the Company had negative working capital of $ 1,063,125. The Company generated a cash flow from operations of $121,807 for the year ended October 31, 2006. This cash flow is primarily attributable to the Company's net loss from operations of $6,352,816, adjusted for stock based compensation of $2,005,056, and an increase in accounts receivable of $2,260,315.

During April and May 2007, we entered into and consummated securities purchase agreements with a group of accredited individual and institutional investors providing for the sale and issuance of 15,000,000 shares of our common stock and five-year warrants to purchase 7,500,000 shares of common stock at $1.30 per share and five-year warrants to purchase 7,500,000 shares of common stock at $1.70 per share. Gross proceeds from the offering amounted to $15,000,000. We also issued five-year warrants to purchase 2,400,000 shares of our common stock at $1.00 per share as part of placement agent fees.

We agreed to file the registration statement of which this prospectus forms a part for the registration of the shares as well as the shares issuable upon exercise of the warrants within 45 days after the closing date of each of the offering and cause it to be declared effective within 90 days after the closing date (135 days assuming a full review by the Securities and Exchange Commission). Investors who participated in this financing and the placement agent for the offering are having shares included in this prospectus. In addition, we are including 400,000 shares issuable upon exercise of warrants that were issued for services rendered. If the registration statement is not declared effective within the time period required, we must pay liquidated damages of 1.5% of the purchase price per month or part thereof up to a maximum of 24% in the aggregate of the purchase price paid. Such damages are payable in cash.

While we have raised capital to meet our working capital and financing needs in the past, additional financing is required in order to meet our current and projected cash flow requirements from operations and development. While we believe we have sufficient cash on hand as of October 31, 2006 to meet our working capital needs and requirements for the next twelve (12) months, we are seeking additional financing, which may take the form of debt, convertible debt or equity, in order to provide the additional working capital and funds for expansion. We currently have no commitments for financing. There is no guarantee that we will be successful in raising the funds required.

Our plan to move from loss to profit is based upon intensifying our focus on port security. We believe that in the post 9/11 era there are significant growth opportunities available in the market segment in which we operate because of increased government expenditures aimed at enhancing security. As part of this plan, in July 2007, we received a $2.59 million order from the U.S. Department of Defense to build and deliver over a period of six months three next-generation Coda Underwater Inspection System, or UIS™, for the US Coast Guard and other potential users, to enable rapid underwater searches in the nation’s ports and waterways.   The contract includes additional options exercisable at the sole discretion of the U.S. Department of Defense, which, if exercised, would require us to make technical enhancements to the existing system and deliver a further seven UIS™ systems as further detailed on page 23..

In the short term, our plan involves, specifically:

•
Continue to sell our current range of products into a mixture of commercial and government markets, increasing sales of these products over the course of this financial year - we are expecting previous growth trends broadly to continue over the course of the year;

•
Start to sell complete turnkey systems based around our leading Echoscope™ 3-D technology, to open markets in law enforcement and inspection - a great deal of our R&D expenditure has been directed towards the launch of these systems earlier this year, and we expect to sell a small number of high-value systems before the end of the current financial year;

•	Complete additional government sales in the US;

•	Gain our first port security solution contracts through the provision of our unique 3-D technology and other products and services, enabling us to provide complete solutions;

•	Integrate our latest acquisition, Colmek Systems Engineering, which will add to profitability this year through its current order book and performance;

•	Reduce costs through the closure of at least one site this year in England, UK - this is close to completion;

•	Reorganize our subsidiary operations to increase efficiency and reduce the need for additional staff recruitment through the remainder of the year;

•	Continue to review and refocus our cost base where necessary to achieve a cost base commensurate with our current level of activity.

Through these measures, we aim to move from cash negative for last year and the first two quarters of this year to cash positive. We also aim to move from heavily loss-making for the past 18 months to profitability in the final two quarters of this year and at least break-even for the year, prior to any non-cash charges made to our income statement. Based on this, we aim to be profitable over the course of the next year. Although we intend to pursue our plans as set forth in the previous paragraph aggressively, there can be no assurance that we will be successful in our attempt to make the company profitable.

Inflation and Foreign Currency

The Company maintains its books in local currency: US Dollars for its US operations, Pounds Sterling and Norwegian Kroner for its United Kingdom and Norwegian operations, respectively.

Until the beginning of this year, the Company’s operations were conducted primarily outside the United States through its wholly-owned subsidiaries. As a result, fluctuations in currency exchange rates may significantly affect the Company's sales, profitability and financial position when the foreign currencies of its international operations are translated into U.S. dollars for financial reporting. In additional, we are also subject to currency fluctuation risk with respect to certain foreign currency denominated receivables and payables. Although the Company cannot predict the extent to which currency fluctuations may or will affect the Company's business and financial position, there is a risk that such fluctuations will have an adverse impact on the Company's sales, profits and financial position. Because differing portions of our revenues and costs are denominated in foreign currency, movements could impact our margins by, for example, decreasing our foreign revenues when the dollar strengthens and not correspondingly decreasing our expenses. The Company does not currently hedge its currency exposure. In the future, we may engage in hedging transactions to mitigate foreign exchange risk.

The translation of the Company’s United Kingdom operation’s pound sterling denominated balance sheets into U.S. dollars, as of October 31, 2006, has been affected by the weakening of the U.S. dollar against the pound sterling from $ 1.76 as of October 31, 2005, to $ 1. 91 as of October 31, 2006, an approximate 8% depreciation in value. The average pound sterling /U.S. dollar exchange rates used for the translation of the United Kingdom operation’s pound sterling denominated statements of operations into U.S. dollars, as of October 31, 2006 and 2005 were $ 1. 81 and $ 1.83, respectively.

The translation of the Company’s Norwegian operation’s Kroner denominated balance sheets into U.S. dollars, as of October 31, 2006, has not been materially affected by the currency fluctuations of the U.S. dollar against the Kroner from $ 0.154 as of October 31, 2005, to $ 0.153 as of October 31, 2006, an approximate 0.7% change in value. The average Kroner /U.S. dollar exchange rates used for the translation of the Norwegian operation’s Kroner denominated statements of operations into U.S. dollars, as of October 31, 2006 and 2005 were $ 0.154 and $0.15 5, respectively.

The impact of these currency fluctuations is shown below:

	Pound Sterling		Norwegian Kroner
	Actual Results	Constant Rates	Actual Results	Constant Rates	Total Effect

Revenues	$6,848,340	$6,937,481	$2,240,098	$2,252,370	$101,413
Costs	$8,752,977	$8,837,384	$2,185,474	$2,197,447	$96,380
Profits/(Losses)	$(1,904,637)	$(1,900,097)	$54,624	$54,923	$5,033
Assets	$6,500,651	$6,122,610	$650,871	$653,315	$(375,597)
Liabilities	$4,590,339	$4,254,795	$373,426	$375,548	$(333,422)
Net Assets/(Liabilities)	$1,910,312	$1,867,815	$277,445	$277,767	$(42,175)

This table shows that the effect of constant exchange rates, versus the actual exchange rate fluctuations, would have resulted in an increase in profits for the year of $5,033 and a decrease in net assets of $42,175. Both of these amounts are immaterial overall in our financial results .

It is the opinion of the Company that inflation has not had a material effect on its operations.

Financing Activities

Since February 2005, we have raised approximately $24,724,289 in cash through the issuance in private offerings at various times of shares of our common stock, and units consisting of shares of preferred stock and warrants to purchase common stock.

In February 2005, we issued a total of 1,000,000 shares of our common stock for a total cash consideration of $800,534.

In October 2005, we issued to one investor a total of 15,000 Series A Preferred Stock (Sterling Denominated), since converted into 2,655,000 shares of common stock, for a total cash consideration of £1,500,000 equivalent to approximately $2,655,000, based upon a conversion ratio of $1.77 for each UK Pound at the time of the investment.

On April 30, 2006, we issued 2,377 shares of our Series A Preferred Stock to a group of individual investors for total cash consideration of $407,100. An additional 4,943.88 shares of our Series A Preferred Stock were issued to various individuals as repayment of $734,628 in debt. The aggregate value of these issuances was $1,141,728 for a total of 7320.88 shares .

In June 2006, we issued to one institutional investor units consisting of 23,000 shares of our Series B Preferred Stock and two five-year warrants to purchase 4.6 million shares of our common stock at a price ranging from $1.30 to $2.00 per share for total cash consideration of $2,300,000. Of these shares of Series B Preferred Stock, 4,819 were converted into 481,900 shares of common stock in April 2007 and 18,181 shares of Series B Preferred Stock were repurchased by us. These repurchased shares have now been cancelled .

In July 2006, we issued to two individual investors 820 shares of our Series A Preferred Stock for a total cash consideration of $82,000. These have since been converted into 82,000 shares of our common stock.

From September 2006 through January 2007, we issued to one institutional investor units consisting 23,000 shares of our Series B Preferred Stock and four five year warrants to purchase 4.6 million shares of our common stock at a price ranging from $1.3 to $2.00 per share and 650,000 shares of our Common Stock for a total cash consideration of $2,300,000. The 23,000 shares of Series B Preferred Stock were converted into 2,300,000 shares of our common stock in March 2007.

On October 31, 2006, we issued to one investor 500 shares of our Series A Preferred Stock for a total consideration of $50,000. These have since been converted into 50,000 shares of our common stock.

In January 2007, we issued to one investor 3,000 shares of our Series B Preferred Stock plus five-year warrants to purchase 300,000 shares of our common stock at $1.30 per share and five-year warrants to purchase 300,000 shares of our common stock at $1.70 per share for a total cash consideration of $300,000. The 3000 shares of Series B Preferred Stock have since been converted into 300,000 shares of our common stock.

In April 2007 we issued to an individual investor 25,000 shares of our common stock plus five-year warrants to purchase the same amount of shares of common stock (of which 12,500 may be purchased at $1.30 and the balance at $1.70 per share) for a total of $25,000.

During April and May 2007, we issued to a group of investors a total of 15,000,000 shares of our common stock plus five-year warrants to purchase the same amount of shares of common stock (of which 7,500,000 may be purchased at $1.30 and the balance at $1.70 per share) for a total of $15,000,000.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

BUSINESS

Overview

Coda Octopus Group, Inc. (“the Company”, “we” or “us”) is engaged in 3-D subsea technology and are the developer and patent holder of real-time 3-D sonar products which we expect to play a critical role in the next generation of underwater port security. We produce hardware, software and fully integrated systems which are sold and supported on a worldwide basis, with wide applications in two distinct market segments:

•
marine geophysical survey (commercial), which focuses around oil and gas, construction and oceanographic research and exploration, where we market to survey companies, research institutions, salvage companies. This was our original focus, from founding in 1994. Our current products encompass geophysical data collection and analysis, through to printers to output geophysical data collected by sonar. We believe that our marine geophysical survey markets are experiencing rapid growth due to: 1) successful new product introductions in recent periods; 2) market-proximity benefits derived from 2004 relocation to the United States; 3) initial market penetration into new sub-sectors of the marine geophysical survey markets; 4) the high price of oil and gas in the past few years, resulting in unprecedented exploration and production activity.

•
underwater defense/security, where we market to ports and harbors, state and federal government agencies and defense contractors. We started to focus on this market following the acquisition of OmniTech AS, a Norwegian company, in December 2002 (now operating under the name of Coda Omnitech AS), a Company which had developed a prototype system, the Echoscope ™ , a unique, patented instrument which supplies accurate three-dimensional visualization, measurement, data recording and mapping of underwater objects. We have recently completed developing and commenced marketing this first real time, high resolution, three-dimensional underwater sonar imaging device which we believe has particularly important applications in the fields of port security, defense and undersea oil and gas development.

In addition, through our two engineering services subsidiaries, Martech Systems (Weymouth) Ltd, based in Weymouth, England, UK, and Colmek Systems Engineering, based in Salt Lake City, Utah, US, we provide engineering services to a wide variety of clients in the subsea, defense, nuclear and pharmaceutical industries. These engineering capabilities are increasingly being combined with our product offerings, bringing opportunities to provide complete systems, installation and support.

For the foreseeable future, we intend to intensify our focus on port security. We believe that in the post 9/11 era there are significant growth opportunities available in that particular market segment because of increased government expenditures aimed at enhancing security. Specifically, we believe that we have the ability to capitalize on this opportunity as a result of:

•
First mover advantage in 3-D sonar markets based on our patented technology, research and development efforts and extensive and successful tests that date back almost two decades as well as the resulting broad customer acceptance, as evidenced by orders for our product and its derivatives from government agencies, research institutes and oil and gas companies, that conduct their own testing prior to placing orders.  There is a usually a significant time period between introduction of the product to a prospective customer and the purchase order.  Prospective customers need to test the product in the environment in which they intend to use it to ensure that it is suitable for its intended purpose.  We hold the patent for a “Method for Producing a 3D image” of, for example, a submerged object and/or underwater environment.  This patent, first applied for in Norway in 1998, is recorded in the European Patents Register, Australia, Norway and the USA.   This method is the culmination of approximately 20 years of research and testing led by the three inventors/scientists, who worked for OmniTech AS which was acquired by us in December 2002. These individuals continue to work for us and are actively involved in producing and advancing the Echoscope™  which incorporates this patent

•
Early recognition of need for 3-D real-time sonar in defense/security applications. We believe that we are the first to bring to market a product with capability of producing a 3D image of submerged or underwater objects or environment. Prior to the deployment of this method in the marine environment, producing an image of a submerged or underwater object or environment was accomplished strictly by two-dimensional sonar.

•	Expansion into new geographies like North America and Western Europe.

•	Expansion into new commercial markets like commercial marine survey with innovative products.

Further, we believe the Echoscope™ will transform certain segments of the sonar product market. In addition, 3-D sonar, currently in the early stages of adoption, has disruptive technology qualities as it has the ability to change industry standard practice in respect of the method for visualization and imaging of underwater objects and environment. Therefore, it will likely change who the suppliers into this market are as well as our market position and that of our competitors. We believe the market opportunity in underwater security and defense could grow at a rapid pace over the next several years.

We also believe that our two recent acquisitions and formation of our wireless video surveillance subsidiary strengthen our capabilities to produce comprehensive security and defense systems and provide new opportunity for us to expand our offerings.

Corporate History

The Company began as Coda Technologies Ltd (now operating under the name of Coda Octopus Products Limited), a UK corporation which was formed in 1994 as a start-up company with its origins as a research group at Herriott-Watt University, Edinburgh, Scotland. Its operations consisted primarily of developing software for subsea mapping and visualization using sidescan sonar, a technology widely used in commercial offshore geophysical survey and naval mine-hunting to detect objects on, and textures of, the surface of the seabed. During the late 1990s we achieved significant market penetration in Europe and Asia, but this was difficult to replicate in the USA due to our being a UK based Company at that time, though we did have a US subsidiary which was established to market and sell our products in North America. The delay in effectively breaking into the US market severely limited our growth since this market constitutes the major portion of the worldwide market for geophysical and hydrographic survey. Management of Coda Technologies Ltd therefore embarked upon a program to expand its capabilities in growing the Company with a focus on strategic markets such as defense, homeland security and port security.

In June 2002, we acquired by way of merger Octopus Marine Systems Ltd, a UK corporation, and changed our name from Coda Technologies Ltd to Coda Octopus Ltd. At the time of its acquisition, Octopus Marine Systems was producing geophysical products broadly similar to those of Coda, but targeted at the less sophisticated, easy-to-use, work-horse market. It was also finalizing the development of a new motion sensing device (the “F180”), which was to be employed aboard vessels conducting underwater surveys to correct sonar measurement by providing precise positioning and compensation for vessel motion.

In December 2002, Coda Octopus Ltd acquired OmniTech AS, a Norwegian company, which became a wholly-owned subsidiary of the Company and now operates under the name CodaOctopus Omnitech AS. Before we acquired OmniTech, it had been engaged for over ten years in developing revolutionary sonar imaging and visualization technology to produce three-dimensional underwater images for use in the subsea construction industry. Marketed by us under the brand name "Echoscope", this technology is unique in that it delivers real time 3-D images and visualization with extremely accurate positioning. This is the subject matter of a patent in a number of jurisdictions, including the USA. T his technology, which continues to be developed by our Research and Development team in Norway, allowed Coda Octopus to start to shift the original focus on hydrographic and geophysical survey to include port security and defense, with particular emphasis on the US market.

In July 2004, the shareholders of Coda Octopus Ltd exchanged their shares for shares in The Panda Project, Inc. ("Panda"), a publicly traded corporation which at the time had no assets, liabilities or business operations. As a result of such reverse acquisition, the shareholders of Coda Octopus became the owners of 90.9% of the outstanding shares of Panda. Upon completion of the exchange, the name of The Panda Project, Inc. was changed to Coda Octopus Group, Inc. and its state of incorporation was changed from Florida to Delaware. Panda had been incorporated in 1992, and prior to the share exchange, it had been engaged in the design, development and manufacture of interconnect solutions to generate greater throughput from silicon to board to system. By the end of 2000, it had disposed of all of its assets and liabilities and became a publicly traded shell corporation.

Following the reverse merger and in continuance of our program to capture more of the market in the United States and our focus on port security and defense, we established our headquarters in New York City. We have also subsequently, in May 2006, established a government relations office in Washington, DC.

In June 2006, we acquired a design and engineering firm, Martech Systems (Weymouth) Ltd ("Martech"), which provides high quality bespoke engineering solutions in the fields of electronic data acquisition, transmission and recording, and has links into our existing markets.

In November 2006, we established in New York City a key subsidiary, Innalogic Inc which provides encrypted wireless video surveillance products and data transmission capability.

In April 2007, we acquired a Utah-based engineering firm, Miller & Hilton , Inc. d/b/a Colmek Systems Engineering, which is a custom engineering service provider of subsea and other engineering solutions, particularly in the fields of data acquisition, storage and display. This company has particular links into the US defense industry, both directly and through its links with prime contractors.

Also in April 2007, we established an assembly and test facility in St. Petersburg, Florida, adding to our existing sales office there, which is where we will be building our Echoscope™ and derivative products from August 2007 onwards.

Strategy

Having started as a products company, we have leveraged our capabilities, technology and market position to allow us to now provide complete systems, combining our subsea technology products, wireless data transmission products and processes, and engineering services. Our strategy is to continue to sell each of our products and services separately, but to increasingly combine our offerings into systems and move into provision of complete solutions, with special focus in the areas of defense, and port and coastal infrastructure security.

We expect increased sales of our current products and their derivatives, especially the Echoscope™ and UIS™ and comprehensive security systems to increase and account for significant growth over the next five years. In the Echoscope™ and UIS™, we have a unique product addressing a significant need in a niche sector of the port security, defense, and oil and gas industries, with potential to greatly enhance subsea visualization. We expect that the key element of our growth strategy will be dominated by our 3-D technology over the near future. Through our Government Relations department in Washington, DC, we have engaged a number of lobbying groups to address the different areas of government, ie. federal, state, government agencies and defense. In addition, we have technology affiliations with important and influential organizations such as Stanford Research International (SRI) and PCT, as described elsewhere in this document. We expect growth through both our own internal research and development of products and through strategically relevant acquisitions.

Operations

We are structured as a holding company for a number of operating subsidiaries, providing corporate management, financing and legal services to group companies. As a public company, based in New York City, this is also our administrative center for our investors and shareholders. We currently operate through five separate subsidiary companies, which are described below.

Coda Octopus Products Ltd

Coda Technologies Ltd, a UK corporation, was formed in 1994 as a start-up company with its origins as a research group at Herriott-Watt University, Edinburgh, Scotland. Its operations consisted primarily of developing software for subsea mapping and visualization using sidescan sonar, a technology widely used in commercial offshore geophysical survey and naval mine-hunting to detect objects on, and textures of, the surface of the seabed. During the late 1990s we achieved significant market penetration in Europe and Asia, but this was difficult to replicate in the USA due to our being a UK based company at that time, though we did, and still do, have a US subsidiary which was established to market and sell our products in North America. The delay in effectively breaking into the US market severely limited our growth since such market constitutes the major portion of the worldwide market for geophysical and hydrographic survey. Management of Coda Technologies Ltd therefore embarked upon a program to expand its capabilities, expanding from the original focus on the survey, research, hydrography, and search and recovery sectors of the subsea imaging industry. Coda Technologies Limited has since changed its name to Coda Octopus Limited and more recently to Coda Octopus Products Limited. This company also has a sister company in the US, Coda Octopus, Inc., selling the same product range to the North American market.

The Company markets and sells a number of sonar-related products, focused on the marine hydrographic and geophysical survey markets (see ‘Products and Services’).

Coda Octopus Omnitech AS

Coda Octopus Omnitech AS is a Norwegian corporation. Coda Technologies Limited (now Coda Octopus Products Limited) acquired Coda Octopus Omintech AS in 2002.   At the time of its acquisition by Coda Technologies, OmniTech had been engaged for over ten years in developing sonar imaging technology to produce three-dimensional (3-D) underwater images for use in the subsea construction industry, which we have since our acquisition further developed and marketed as our flagship product “Echoscope" which produces and delivers real-time 3D images and visualization in subsea environments. The focus of Coda Octopus Omnitech operation is on research and development of this technology

Martech Systems (Weymouth) Ltd

Martech is a company incorporated under the laws of the UK operating under its own brand name in a very specialized niche of high quality design and manufacturing services to the UK defense, nuclear and pharmaceutical industries. We acquired this entity in June 2006. Its services are provided on a custom sub-contract basis where high quality and high integrity devices are required in very small numbers.

As a result of Martech’s knowledge of the defense industry and the UK government procurement market place, the Company becomes aware of upcoming opportunities and which allows the Company to express interest and subsequently seek to be listed for the appropriate invitations to tender. The Company enjoys certain pre-approvals to allow it to be short-listed for certain types of Government work. Much of the more significant business gained by Martech is gained this way through the formal Government or government contractor tendering process.

Innalogic, Inc .

Co-located with our corporate headquarters at our 25 th Street offices in Manhattan, Innalogic Inc., a Delaware corporation, provides wireless encrypted video surveillance products for commercial organizations and local and Federal government agencies. Innalogic is in the process of executing or has completed nine customer contracts, of which eight are for domestic organizations and one for an overseas customer. These range in value from $40k to $320k.

Miller & Hilton , Inc. d/b/a Colmek Systems Engineering (“Colmek”)

Colmek, a Utah corporation which we acquired in April 2007, is a service provider of deep ocean and other engineering solutions, particularly in the fields of data acquisition, storage and display. Founded in 1977, it has grown and diversified since its inception and now provides services and products to a wide range of defense, research and exploration organizations. For more than a quarter century, Colmek has been solving system-critical problems for leading defense, research and exploration companies in the US. It designs, manufactures and supports systems that are reliable and effective in multiple military and commercial applications where ruggedness and reliability under extreme operational conditions are paramount and where lives depend on accurate and precise information.

Port Security Group, Inc.

We have recently formed this subsidiary to spearhead our drive into port and coastal infrastructure markets, selling our products, systems and solutions. This will be the key part of the Group through which we will focus our move into complete solutions, with the products and engineering services being provided to this company via our existing capabilities, to avoid duplication. Effectively, Port Security Group will be a bidding and project management company, providing solutions in partnership with other Group entities, as well as products and services from outside the Group.

We also own separate entities both in the United Kingdom and in the United States that are specifically designed to complete corporate acquisitions , Coda Octopus (UK) Holdings Ltd and Coda Octopus (US) Holdings, Inc .

Our Products

Our products are marketed under two brands, Coda™ and Octopus™. Coda brand products are high-end, enhanced, feature-rich products. They are designed to be used in the most exacting underwater survey requirements employing sidescan and sub-bottom data acquisition. The Octopus brand instruments are rugged, simple-to-use work-horse products employing sidescan and sub-bottom profiling. They are used by survey companies, navies and academic organizations, where simple installation and minimal training is required.

The products marketed under the Coda ™ brand consist of the following:

Coda GeoSurvey Data Acquisition

Our initial focus was the development of systems for use in geophysical services. This entails the visualization and analysis of the seabed which is performed in two forms: sidescan using a towfish which generates sonar signals allowing imaging of the seabed itself, highlighting different surface types, textures and objects, and shallow seismic which uses low frequency sonar to penetrate through the seabed generating data depicting the below seabed structure. This developed into the Coda GeoSurvey system which acquires both types of data, allowing digital storage of the data and further analysis within the software. This system was launched in 1995 and remains one of our core products. The system operates on both Windows and Linux operating systems and is usually supplied on ruggedized PC type hardware, and is designed to interface with most popular third-party sonar systems. Since developing the initial software, we have implemented a number of additional software modules to allow analysis of the data in a variety of ways. Today, Coda GeoSurvey is widely used throughout the world by commercial survey organizations and research institutes. Specific products include: the DA 2000, for simultaneous acquisition of sidescan and shallow seismic data, the DA 1000, for acquisition of either sidescan or shallow seismic data, and the DA 500, a portable version of the DA 1000. The price for this product ranges from $2,400 to $47,200 per unit.

Coda GeoSurvey Productivity Suite

The GeoSurvey Productivity Suite is a software product enabling acquired sidescan and seismic data to be processed, cleaned, analyzed and interpreted for inclusion in reports and charts. GeoSurvey Productivity Suite comprises an integrated suite of software modules for different tasks according to the needs of the user and can be run on the same hardware as GeoSurvey Acquisition or on a standard PC or laptop. The end products are typically a cleaned image depicting the seabed and its surface features or its underlying layers and features, together with information such as co-ordinates, annotations and interpretations, for integration into geographical information systems. (“GIS”). The price for this product ranges from $8,000 to $46,000 per software module or bundle.

Coda Echoscope™

The Echoscope™ is a unique sonar device which embodies a patented invention for a method of producing a 3-D Sonar Image that permits real time, three-dimensional viewing, imaging and data recording of underwater scenes and objects. The 3-D aspect enables the high resolution visualization to be performed from multiple perspectives. It is able to detect moving as well as fixed objects, and unlike optical sensors can detect and image objects in zero visibility water. Unlike conventional 2D sonars that generate narrow beams or fan shaped beams, the Echoscope™ uses advanced beam forming techniques to generate over 16,000 individual beams to create instantaneous high resolution 3-D images. The Echoscope™ is compact, measuring about the size of an average briefcase, thus enabling it to be used from small vessels. It is suitable for over-the-side or bow mounting on vessels of any size or on remotely operated underwater vehicles (“ROV”) and autonomous underwater vehicles (“AUV”). The price for this product ranges from $250,000 to $340,000 per device depending on depth rating.

The Echoscope™ has a very wide range of applications including:

•	inspection of harbor walls.

•	inspection of ship hulls,

•	inspection of bridge pilings;

•	ROV navigation (obstacle avoidance);

•	AUV navigation and target recognition (obstacle avoidance);

•	construction - pipeline touchdown placement and inspection;

•	obstacle avoidance navigation;

•	bathymetry (measurement of water depth to create 3-D terrain models);

•	monitoring underwater construction;

•	underwater intruder detection;

•	dredging and rock dumping;

•	contraband detection;

•	locating and identifying objects undersea, including mines.

Considerable interest in the Echoscope™ has been shown by the United States Coast Guard, NAVSEA, the Office for Naval Research (ONR), the Office for Naval Intelligence (ONI), the Department of Homeland Security and various other military agencies.

The Echoscope™, in its simplest form as a stand alone product, is priced at $250,000. We have delivered 12 of these to customers since its introduction. In addition, a number of these devices are on long term rental in places like the Gulf of Mexico. Among the first purchasers have been United States naval agencies, the United States Coast Guard, research institutions and a construction company in Japan.

Coda Underwater Inspection System (UIS)™

The Coda Underwater Inspection System or UIS™ is the world’s first, and we believe only, fully integrated high resolution real-time 3-D inspection system. It delivers precise and intuitive 3-D images in real-time, and is designed to inspect large areas with 100% coverage and 98% probability of detection. The UIS™ is built on the extensive knowledge gained in the development and testing of a Mobile Inspection Package which was developed in collaboration with the Center for Ocean Technology, University of South Florida, with funding from United States Office of Naval Research (ONR) and United States Coast Guard (USCG).

At the heart of every UIS™ is the unique Echoscope™ real-time 3-D sonar incorporating our cutting edge phased array technology to simultaneously generate over 16,000 beams. This results in an instant three dimensional sonar image where the position of every data point is accurately known, producing detailed images from a single sonar ping,

To ensure accurate positioning the Echoscope™ is integrated with the Octopus F180™ in the UIS™, giving series precision attitude and positioning. This provides absolute positioning at accuracies of up to 10cm (4”), with heading better than 0.05°. High accuracy is the key to ensuring that all data is correctly geo-referenced, enabling real-time mosaicing as well as quick relocation of areas of interest from previous inspections.

As part of a small boat package, the UIS™ includes a ruggedized digital video camera or optional night vision camera to provide a separate and immediately obvious above water reference. For remotely operated vehicle (ROV) installations, the latest laser scaling camera provides an accurate visual cross reference.

Depending on the application and platform, the UIS™ can be combined with a wide range of additional sensors and other sonars to create a fully integrated bespoke package. Centered around the unique and powerful Echoscope™ 3-D sonar, the integrated UIS™ solution offers significant advantages and superior performance over systems using 2D sonar, sector scan sonar, acoustic lens sonars or underwater video cameras alone.

The price for this product is approximately $495,000.

The following table sets forth a brief description of the enhancements, their respective purchase prices and the allotted time period for each. Per the terms of the agreement, payments for the product enhancements will be made by the U.S. Department of Defense pending the development and delivery of those enhancements. Since exercise of the options is at the sole discretion of the U.S. Department of Defense, there can be no assurance that the options will be exercised.

Option	Description	Estimated Purchase Price	Time Period for Delivery
Option 1 RANGE RESOLUTION ENHANCEMENT	Development of core beam forming hardware and related technology to improve the current 3 or 4cm range resolution to 1 or 2cm, and increase target detection of objects on harbor walls and other close range applications.	$634,065	Six months from date of exercise

Option 2 INCREASE ECHOSCOPE FREQUENCY	Development of new transducer and channel board hardware to allow operation at higher frequencies (up to 500KHz) which will increase the resolution of the data	$378,084	Six months from date of exercise

Option 3 AUTOMATED CHANGE DETECTION	Development of software compatible with the UIS platform and designed for on-line detection and post-processing analysis of captured Echoscope data. In essence, the software will have the capability of registering any changes of new data collected against a baseline survey and automatically end-user to the changes (i.e the presence of something that was not there on the last inspection - example of a harbor wall).	$1,122,948	18 months from date of exercise

Option 4 ADVANCED PROTOTYPE UIS SYSTEM	Building of up to seven (7) additional UIS Systems to agreed USCG specifications.	$3,291,750	Six months from date of exercise

Option 5 DEVELOPMENT OF ONE PIECE F190	Development of a F190 Positioning System to replace the standard two piece system currently used in the UIS.	$247,434	Six months from date of exercise

In July 2007, we received a $2.59 million order from the U.S. Department of Defense to build and deliver over a period of six months three next-generation UIS™ for the US Coast Guard and other potential users, to enable rapid underwater searches in the nation’s ports and waterways. The contract includes additional options, exercisable at the sole discretion of the U.S. Department of Defense. If exercised, these options would require us to make enhancements to the existing systems and deliver a further seven UIS™ systems within six months from the time the option is exercised.

The six month performance period may be extended at the sole discretion of the purchaser up to a period not to exceed 48 months. Under the terms of the agreement, we are required to provide, among other things, operator training and a one year guarantee for each system supplied. The agreement also grants to the purchaser a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States any invention conceived in the performance of the agreement throughout the world.

The contract was awarded to us on a sole source basis, which means that the product is considered to be available from one source only and under Federal rules may be acquired from that source without competitive bidding process.

Products marketed under the Octopus® brand consist of instruments and equipment which meet the requirements of all survey applications, from the smallest inshore surveys to rapid naval reconnaissance to large scale site investigations, and which have been used throughout the world. They include the following:

Octopus F180™ Precision Attitude & Positioning System

The Octopus F180™ integrates GPS with aerospace motioning sensing devices (gyroscopes and accelerometers) to provide high-accuracy measurements of geographical position and motion in the most dynamic environment at sea, and includes position, heading, heave, pitch and roll as its primary outputs. The primary application is to compensate for the effects of motion on single beam and multibeam echosounders where it is critical to know where the instruments are pointing when depth soundings are being taken in order to ensure accuracy of depth and position.

Developed originally for motor sport (measuring vehicle motion and position) the F180™ is manufactured under license pursuant to which CodaOctopus has exclusive rights to the products so developed. Since its launch in August 2003, the F180™ has become a popular and well regarded sensor with a growing number of customers in the commercial marine survey industry around the world, because of its simplicity of operation and accuracy at a relatively low cost. Modifications and enhancements have resulted in a simple-to-use product that brings highly accurate positioning and motion data into extreme offshore conditions for precision marine survey applications. Variants within the F180™ series include the F190, exclusively configured for use ‘inland’, eg. within ports and harbors, and the F185, with enhanced precision positioning to 1cm accuracy. Also available is Octopus iHeave, a software product for dealing with long period ocean swell compensation, fully integrated with the F180™ series. The price for this product ranges from $2,700 to $112,000 per unit.

Octopus 760 Series Geophysical Acquisition System

The 760 series is a range of geophysical data acquisition systems for sidescan sonar and shallow seismic profiling. In common with the Coda GeoSurvey product line, the Octopus 760 integrates with third party sonars and sensors to acquire, display and record data. However, it is designed to be simple to operate and requires minimal training. The 760series is a self contained instrument rather than software and a PC. There are four variants of the 760 series - the 760D which combines simultaneous acquisition of sidescan sonar and sub-bottom profiler; the 760S which provides ‘either/or’ sidescan sonar and sub-bottom profiler data acquisition; the 460+ for sidescan only; and the 360+ for shallow seismic only. There is also a variant of the 760 series, the 460P, which is re-packaged into a splash-proof hand-portable carry-case for operation in the most demanding of environments such as in small open boats. Combined with compact dual-frequency sidescan sonar and an optional battery pack, the 460P is also available as a complete portable sidescan sonar system and has been supplied to the British Royal Navy amongst other naval and commercial customers. The price for this product ranges from $2,000 to $43,000 per system.

Octopus 361/461 Analysis Software

The 361/461 Analysis Software is a low-cost, reduced capability alternative to the Coda GeoSurvey Productivity suite, providing an entry level product for less demanding sidescan sonar and sub-bottom profiler users. The price for this product ranges from $500 to $10,000 per software bundle.

Octopus® Thermal Printers

In June 2004, the Company acquired a thermal printer product line from Ultra Electronics plc, which we rebranded under the “Octopus” brand name. Octopus® printers are used to produce high quality grayscale continuous images onto thermal paper or film and are ideal for producing hard copy output of geophysical data and other continuous data. They are widely used in the geophysical survey industry in conjunction with other Coda and Octopus products, as well as in defense applications as part of surface ship and submarine detection systems . The price for this product ranges from $100 to $26,500 per printer .

Our Services

With our recent acquisitions of Martech Systems (Weymouth) Limited and Colmek Systems Engineering, we have moved from being a pure “products” company to being a comprehensive provider of systems and solutions.

Both these entities focus on producing specific low volume, high value solutions, bringing Coda Octopus Group firmly into the services sector in the defense and homeland security markets. The addition of these design and “bespoking” capabilities to the Company’s Echoscope™ product set gives enormous added strength to the Business.

Martech

Martech Systems, based in Weymouth on the South Coast of England, is a team of highly skilled and specialized electronic, software and mechanical design engineers providing bespoke design and manufacturing services. It operates in the very specialized niche of high quality design and manufacturing services mainly to the United Kingdom defense, nuclear and pharmaceutical industries. Its services are provided on a custom sub-contract basis where high quality and high integrity devices are required, but in quite small amounts, sometimes less than a dozen.

Accredited to ISO 9001-2000 and Tick-IT, Martech focuses on providing low risk, high integrity solutions to difficult engineering problems and applications where repeatability and reliability is of paramount importance.

An example of the type of business conducted by Martech is a contract with a prime defense contractor for the design and supply of special type test equipment (STTE), which cannot be purchased off the shelf since it is to be used to test equipment being newly developed. Martech has designed and built numerous items of STTE to support UK sonar systems. Another example of Martech’s design and engineering services is the development of a ruggedized display unit in military vehicles capable of displaying variables such as wind speed, air temperature and humidity independent of the vehicle’s computer.

In the past, the Company has also designed products such as an air traffic management software system, military sonar test equipment, and equipment for production testing of sensors used in blood analysis equipment. Contracts ranged in amounts between a few thousand dollars up to around a million dollars. The Company is currently bidding on and obtaining contracts in the $500,000 - $1,000,000 range in addition to continuing to seek smaller contracts. During the most recent fiscal year approximately 19% of Martech’s revenues were generated through services performed for Canberra Harwell Ltd. In addition, approximately 14% of its sales were made to the Ministry of Defense or its subdivisions.

Martech’s Competition

Martech’s competition is from the larger contractors in the defense industry. Typical amongst these are Ultra Electonics, BAE Systems, and Thales , all of whom are also partners on various projects . Martech is like many smaller companies a competitor to its customers, who have in-house design facilities, and has to manage these relationships carefully.

Martech’s Strategy

Martech’s business strategy is to continue to grow profitably in its established niche. It has established credentials with many of the bigger industry players and is well known as a reliable contractor who delivers service and products to the high specifications involved in defense, nuclear and pharmaceutical industries. This business strategy has worked well, and should continue to work well in the foreseeable future.

A part of Coda Octopus Group, Inc strategy in acquiring Martech is that it will seek to utilize Martech’s high quality design and manufacturing workforce in its pre-existing businesses. As a result of the implementation of this strategy, we recently moved the production and development of our printer range to Martech.

This acquisition provides Coda Octopus with a revenue generating company and an enhanced presence in the United Kingdom defense sector. It also provides Coda Octopus with a backbone of experienced technical resource founded on the requirement of producing high quality product that is resilient in adverse operating conditions.

In short Martech can provide Coda Octopus with the skills, practices and knowledge to expand its foothold in the UK defense sector and ensure that it can substantiate its credibility as a defense and homeland security supplier.

Colmek

Colmek operates in the same specialized niche of high quality design and manufacturing services as Martech but to the US defense sector mainly, though also in commercial sectors in the US. Its services are also provided on a custom sub-contract basis where high quality and high integrity devices are required.

An example of the type of business conducted by Colmek is a contract to produce a system to monitor the build-up of ice on the bows of oil tankers in use in the Barents Sea. Colmek staff developed a monitoring system using strain-gauge sensors, attached directly to the hull of the vessel. Environmental concerns were of paramount importance, as much of the monitoring equipment was to be located in the hull of the ship, where temperatures could drop well below the specifications of standard, off-the-shelf, equipment. Colmek created a system where the captain can monitor actual ice load as measured by the various strain-gauges on the ship’s hull.

In the past, the Company has also been engaged on projects such as the design and production of a pipeline inspection vehicle and helicopter-based mine hunting system incorporating sonar, laser, and acoustic payload configurations. Contracts ranged in amounts from very low values to around $1,000,000. For the future Colmek will seek the larger engagements in addition to continuing to seek smaller contracts. Colmek’s revenues for the full year to October 31, 2006 were $2,969,164.

Similarly to Martech, Colmek Systems Engineering intends to continue to grow in its existing established niche. It has long standing relationships with many of the major companies in the industry, such as Northrop Grumman and Raytheon . During the most recent fiscal year these companies accounted for approximately 41% and 30% of Colmek’s sales, respectively. Colmek is a trusted supplier, as well as sometimes being a competitor to these big organizations. We trust that these long term relationships will continue to serve Colmek well.

We acquired Colmek for three reasons. First, for access to Colmek’s customer base, both Government Agencies and the type of organization indicated above. We hope to realize synergies between Colmek’s customers and the customers of the Company. The second reason was for the intrinsic skills and knowledge that Colmek staff can bring to bear on the Coda Octopus business. Third, for the synergies with our prior acquisition, Martech Systems, in the UK, essentially, a buy and build strategy, with basic business synergies to be gained between the two companies.

Thus, Colmek provides a growing revenue stream in the defense sector, opportunities for cross-selling, raw skills that can be applied across the Group, and the operating synergies to be gained between Martech and Colmek.

Research and Development

The scientists and engineers who worked for OmniTech AS (now operating under the name of Coda Octopus Omnitech AS ) have become the nucleus for our research and development center, based in Bergen, Norway. They also benefit from strong and long lasting links with the University of Bergen. We have also developed close links to the Center for Ocean Technology (COT), formerly based within the University of South Florida (USF) in St Petersburg, Florida, now part of Stanford Research International (SRI) at St Petersburg. Our strategic relationship with these institutions has facilitated the development of our UIS™ system to meet key requirements of government agencies such as the US Coast Guard.

In Bergen, we have two chief engineers, who between them led the hardware and software development of the Echoscope™, and three other engineers who support this activity, covering mechanical design and engineering and software.

The key drivers for our research and development activities are the lead we believe we have in 3-D acoustic imaging and which we aim to maintain over the coming years. Our aim and strategy is to stay at the forefront of this technology, allowing us to generate strong earnings growth from regular new products.

We have recently been investing over $3 million annually in our research and development activities and expect to continue this level of investment during the current year in order to continue the current pace of research and development, as well as product and intellectual property rights development. Our products are developed in-house by our team of software design, hardware design and engineering, and support staff.

Production and Manufacturing

Our production process consists of supply chain management, product assembly, testing and calibration. We do not undertake any metal fabrication or electronic circuit board manufacture and all components are manufactured outside of the Company, bought in as raw materials and then assembled into finished goods.

Assembly of our products is carried out in three places at present. Our data acquisition products and motion sensors are produced in the UK in our production facility, and distributed from there. Our printers are currently outsourced and produced on contract for us in Weymouth, though we are currently reviewing this arrangement with a view to taking this in house in the near future.

Our Echoscope™ product is currently produced in Bergen, Norway, where the Echoscope™ was originally developed, though this is only for the short-term. We have recently established an assembly facility in St Petersburg, Florida, where our Echoscope™ product will be assembled, tested, calibrated and supported to replace any manufacturing and support which is currently provided from Bergen, Norway.

Marketing

We conduct worldwide sales and marketing through each company individually, with our Chief Commercial Officer coordinating sales and marketing efforts at Group level to gain synergies wherever possible, as well as national and international exposure for the Company and its capabilities. This structure provides dedicated sales effort in each of the Group companies. In each case each sales person is charged with selling that Company’s products alone. The companies are staffed as follows:

•     Coda Octopus Products - eight persons distributed between the UK and Florida, USA

•     Martech Systems (Weymouth) - two full time and one part time based in Weymouth, UK

•     Colmek Systems Engineering - one full time staff in Salt Lake City and one in Washington, DC

•     Innalogic Inc - one staff member based in New York City, USA

•     Port Security Group - currently being developed by Group-level staff

•     Group level - two members of staff, based in New York City, USA

We plan to add, into the current structure, at least five more staff members during the current year, and in addition, we are planning to open sales offices in the Middle East and Far East.

Generally, our focus is on widening our market reach and selling broader services, systems and solutions within our existing customer base. Specifically, we have a key focus on Port and Harbor Security, leading with our flagship 3-D sonar product Echoscope™, and its added value derivative, the UIS™. Our marketing effort is dedicated to enhancing, reinforcing, and protecting the value of our lead in this huge emerging market, broadening out our current product and systems-based offerings to be able to offer complete solutions. However within that we have the following supporting marketing sub-strategies:

•	Product: The extension of our product line (particularly Echoscope™) through adding value to produce higher added functionality products (eg. UIS™, the Company’s Underwater Inspection System).

•	Price: The maintenance and enhancement of profit margin through value add (as described above).

•
Place: The use of strategic partnerships, at the higher value end of the market, particularly to provide solutions rather than product (eg. the provision, through partnership, of a complete port security solution to a major port), and the use of existing and new sales agents to provide sales leads for lower value but very important “pure” product sales.

•	Promotion: The attendance and illustration of our capabilities at trade shows, use of customer mailing, advertising and trade public relations.

Each of the Group companies have a number of external agents and representatives, these are distributed globally for Coda Octopus Products, within the UK for Martech and within the USA for Colmek Systems Engineering, and Innalogic.

Suppliers

Most of the materials and components used in our products are readily available in the market place and are delivered pursuant to simple purchase orders. We do not have long term supply contracts with our suppliers with the exception of a three year agreement with Oxford Technical Solutions dated July 1, 2006, pursuant to which that entity delivers licensed technology for use in our F180 product line. Other than this specific technology we are not dependent on any materials that could not be obtained from alternative sources if our current suppliers would cease to make deliveries to us for any reason.

Government Regulation

Because of the nature of some of our products, they may be subject to United States and other export controls and may be exported outside the United States or the United Kingdom only with the required level of export license or through an export license exception.

In addition, as a provider for the U.S. Government we may be subject to numerous laws and regulations relating to the award, administration and performance of U.S. Government contracts, including the False Claims Act. Non-noncompliance found by any one agency could result in fines, penalties, debarment, or suspension from receiving additional contracts with all U.S. Government agencies. Given our dependence on U.S. Government business, suspension or debarment could have a material adverse effect on our business and results of operations.

Government Relations

As government has become a primary focus of our marketing of the Echoscope™, we have established an office in Washington so that we can reach the different levels of government and have employed a very experienced individual to develop this presence. In addition, we have engaged a number of lobbying firms to assist us with this task:

•	PMA Group, a lobbying firm based in Washington, DC, assists at a congressional level and has been employed by the Group for the past 18 months;

•	CJ Strategies, a lobbying firm based in Washington, DC, is assisting in reaching the US Navy and has strong connections with the state of California;

•	The Charles Group, a lobbying firm based in Washington, DC, is assisting in reaching the government agencies, such as the FBI, US Secret Service, DEA, etc.;

•	The Johnson Group, a company based in Washington, DC, is assisting in reaching individual ports and other end-users, as well as helping with funding for these end-users from Homeland Security.

Intellectual Property

The Coda Octopus technologies and products are underpinned by strong intellectual property rights including trademarks, copyrights and patents (“IPRS”). We are in the process of augmenting our IPRS portfolio, including rationalizing our brands, seeking to register in the US and other jurisdictions certain trademarks and the filing of a number of new patents in key areas of our business activities. We have a number of fundamental patents including a patent covering the stitching together of acoustic imagery (valid in the US, Europe, Australia and Norway). This covers the real time acoustic image generation element of what we do, and we believe it provides us with a competitive advantage.

Our patented inventions along with our strategy to enhance these are at the heart of the Company’s strategy for growth and development. In recognition of this, the Company’s Board has adopted for implementation by the Company a Corporate Patent Strategy. This provides for the effective management and organization of our patents and other intellectual property rights. The main goals of our Corporate Patent Strategy are to (i) protect value; (ii) create value and (iii) extract value. Protecting value entails implementing measures aimed at protecting the Company’s existing patents and other intellectual property rights. Creating Value aims at, working closely with our Research and Development Division to remain at the forefront of 3-D Sonar Technology by ensuring that we make the necessary technological advancement in the market spaces in which we operate and obtain the right legal protection by filing quality new patents. Extract value entails ensuring that our Patents and other Intellectual Property Rights work for us and generate premium revenues.

In order to ensure the full and effective implementation of our Corporate Patent Strategy, a Patent Committee has been established, and the Board has approved a budget for fiscal year 2006-2007 of $190,000 to fully support the strategy’s implementation.

Patents

We have been granted two patents:

•
Patent No. 6,438,071 concerns the “Method for Producing a 3-D Image” and is recorded in the European Patents Register File #SH-44923; Australia #55375/99; Norway #307014 and US Patent Office # 6,438,071. This patent relates to the method for producing an image of a submerged object (3), e.g. a shipwreck or the sea bottom, comprising the steps of emitting acoustic waves from a first transducer toward a first chosen volume.

•	Patent No. 6,532,192 concerns “Subsea Positioning System and Apparatus”, recorded in the US Patent Office. This patent relates to subsea positioning system and apparatus.

Trademarks

In marketing and branding our products and services we use the following registered and unregistered trademarks:

Coda ™
Octopus®
Octopus & Design ™
F-180 ™
Echoscope ™

In addition, we have registered the internet domain names “codaoctopus.com”, “theportsecuritygroup.com”, “3dsonar.com” and “portsecurity.com” with various ICANN-certified domain name registrars.

Competition

We compete with numerous companies, some of which are much larger than we are with much greater financial, technical and human resources.

Products

The sonar equipment industry is fragmented with several companies occupying niche areas, and we face specific competition from different competitors with respect to our different products. In the field of geophysical products Triton Imaging International, Inc., a California based company, and Oceanic Imaging Consultants, Hawaii, USA, dominate the market with an estimated 30% each of world sales, while we believe that we are just behind this with 25%.

In the field of motion sensing equipment, we believe that we have four principal competitors - TSS (International) Ltd in Watford, England which is focused on the mid-performance segments with about 30% of the world market; Ixsea, a French company which covers all segments, with about 25% of the market; Seatex, a Norwegian company, part of Kongsberg Simrad which has products across all segments, with about 20% of the market; and Applanix, a Canadian company, now part of Trimble which has one major product focused on the high end of the market, with about 15% of the market. We believe that our market share in the field of motion sensing equipment is only about 10% at present.

In the area of grayscale thermal printers, there are two companies besides us who compete in this small market. EPC Labs, Mass., USA, have around 40% of the market, mainly in the USA; iSys of Canada have around 20% of the market; we have around 40% of the market, mainly in Europe and Asia.

In the field of 3-D real time imaging, we believe that we have no direct competition at present since no other companies offer such a product. There is, however, no assurance that others will not enter this area with competing products.

We seek to compete on the basis of producing quality products employing cutting edge technology. We intend to continue our research and development activities to continually improve our products, seek new applications for our existing products and to develop new innovative products.

Services

We are involved in custom engineering for the defense industry in the US, and for the defense, nuclear and pharmaceutical industries in the UK. The size of these companies means that there is significant competition provided by other small engineering contracting firms, but the largest competition comes from the decision by larger companies to proceed with a project in-house instead of outsourcing to a sub-contractor like Martech or Colmek. In essence, the potential of each company is determined by their ability to be known and trusted by potential clients, and the make or buy decisions made by those potential clients.

Employees

As of the date hereof, we have 99 employees:

•	6 are employed in research and development in our Bergen facility

•	4 are employed in production, marketing and administration at our Oxford facility

•	21 are employed in software development, marketing and administration at our Edinburgh office

•	2 are employed in production at our Edinburgh facility

•	8 are employed in management and administration at our New York City office

•	6 are employed in product development, sales and support in New York City

•	3 are employed in sales and marketing at our Florida office

•	2 are employed in Government Relations at our Washington office

•	27 are employed in Martech in Weymouth, of which 24 are full time employees and 3 are part time (paid on an hourly basis)

•	20 are employed in Colmek in Salt Lake City, the main categories of employees being engineers and technician.

Seventy-Percent of our employees have a background in science, technology and engineering, with a substantial part being educated to degree and PhD level. We expect to relocate much of our senior management staff to the US over the next 6 -12 months. None of our employees are members of any union, and we have not experienced any labor difficulties in the past.

Description of Property

New York City, New York, USA. Our corporate offices are located at 164 West 25 th Street, 6 th (6F) Floor, New York, NY 10001. We lease premises comprising 1,000 sq. ft pursuant to a renewable lease which expires on November 30, 2007. The lease provides for a monthly rental of $2,500.

New York City, New York, USA. Our wholly owned subsidiary, Innalogic, Inc, has its business premises at 164 West 25 th Street, 6 th (6R) Floor, New York, NY 10001. It leases premises adjoining our corporate offices. These premises comprise 2,700 sq. ft. pursuant to a renewable lease which expires on November 30, 2007, at a rental of $ 7,250 per month.

St Petersburg, Florida, USA . We lease 3,200 sq. ft. of business premises (comprising assembly, testing facilities and office space) located at 100 14 th Avenue South, St Petersburg, Florida. The space houses our US Sales , Marketing and Production staff and is located close to the University of South Florida, which is convenient for conducting trials and demonstrations of our products. The lease , which is renewable at the option of the tenant, expires on March 31, 2008 and provides for a rental of $44,940 per annum (excluding utilities).

Washington, DC, USA. We lease office premises located at 700 13 th Street, N.W, Washington, D.C. 20005 (10 th Floor). This space comprises 186 square feet and houses our Government Relations operations. The lease provides for a rental of $854.37 per month and expires on January 31, 2012 but can be terminated by us with 30 days’ notice at any point.

Salt Lake City, Utah, US A. Our wholly owned subsidiary, Miller & Hilton d/b/a Colmek Systems Engineering, leases 6,500 sq. ft. of business premises at 2001 South 3400 West, Salt Lake City, Utah comprising both office space, manufacturing and testing facilities. The lease provides for a monthly rental of $3,795 (with an annual rental increase of 3%) . The lease expires in April 2012.

Edinburgh, Scotland, UK. Our wholly owned UK subsidiary, Coda Octopus Products Limited, leases business premises comprising 4,099 sq. ft. and located at First Floor, Anderson House, Breadalbane Street, Edinburgh. The space comprises a main floor which houses sales and support staff and our software product development team. The building is located close to the Port of Leith and Firth of Forth, which is convenient for conducting trials and demonstrations of our products. The lease provides for an annual rental of £65,583.96 (equivalent to $131,168 based on an exchange rate of $2.00) and expires on September 26, 2016. Pursuant to the provisions of the lease, we may terminate the lease without penalty on or after the fifth anniversary of the lease agreement, which is September 26, 2011.

Edinburgh, Scotland, UK. Our wholly owned UK Subsidiary, Coda Octopus Products Limited, leases workshop and manufacturing facilities at Unit 3, Corunna Place, Edinburgh comprising 1,000 square feet and used as workshop space. The lease provides for a rental of £7,100 per annum (£591.66 per month - equivalent to $ 1, 183 based on an exchange rate of $ 2.00) and expires on 31 July 2009.

Oxford, England, UK. Our UK wholly owned subsidiary, Coda Octopus Products Limited, also leases 2,500 sq. ft. of office and warehouse space in a small industrial park located in Suite 3, Business Centre, Castle Farm, Deddington, Oxfordshire. This space is all on one floor and houses production, inventory, marketing and administration. The location is convenient for access to the entire South of England and its transport connections. The lease provides for an annual rental of £26,000 (equivalent to $ 52,000 based on an exchange rate of $ 2.00 ) on a rolling monthly basis . Notice of surrender of the lease has been served and accepted by the landlord and we intend to vacate these premises by July 31, 2007.

Weymouth, England, UK. Our UK wholly owned Subsidiary, Martech Systems (Weymouth) Limited also leases business premises located at 14 Albany Road, Granby Industrial Estate, Weymouth, Dorset DT4 9TH comprising 5,000 sq. ft. This space comprises both office space and manufacturing and testing facilities. The lease provides for an annual rent of £29,984.74 (equivalent of $ 59,969 based on an exchange rate of $ 2.00 ) and expires on September 30, 2013. The lease provides for an annual rent increase of 3% of the last annual rent.

Bergen, Norway. Our Norwegian wholly owned Subsidiary, Coda Octopus Omnitech AS, leases an 800 sq. ft. of business premises directly on the waterway connected to Bergen harbor. These premises are located at Sandviksboder 77C, 5035 Bergen and house our research and development team. They are well located for developing and testing new products, and for transport links to the rest of Europe. The lease provides for a rental of NOK 165,295 per annum (equivalent of $27,808 based on an exchange rate of NOK 5.944 to $1) and expires on July 1, 2008. In light of the newly acquired lease premises, within 6 months we will terminate the lease on these premises.

Bergen, Norway. Our Norwegian subsidiary, Coda Octopus Omnitech AS, also recently leased 2,370 sq. ft. of business premises in a recently refurbished maritime business center directly on the waterway connected to Bergen harbor. This will serve as our new Research and Development center with purpose-built laboratories for electronic and mechanical development.. The lease provides for a rental of NOK 440,500 per annum (equivalent of $ 74,107 based on an exchange rate of NOK 5.944 to $1) and expires in May 31, 2012. We have the option to terminate this after 5 years without incurring any penalties.

Legal Proceedings

We are not currently subject to any legal proceedings that may have an adverse impact on our assets or results of operations.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following persons are our executive officers and directors as of the date hereof:

Name	Age	Position(s)
Jason Reid	41	President, Chief Executive Officer and Director
Paul Nussbaum	59	Chairman of the Board of Directors
Rodney Peacock	61	Director
Jody E. Frank	55	Chief Financial Officer
Blair Cunningham	38	Chief Technology Officer
Anthony Davis	41	Chief Commercial Officer
Frank B. Moore	72	Senior Vice President - Government Relations
Geoff Turner	54	Senior Vice President - Mergers and Acquisitions
Scott Debo	37	President and Chief Executive Officer , Colmek Systems Engineering

Jason Reid has served since June, 2004 as a director, President and Chief Executive Officer of Coda Octopus Group, Inc. Mr. Reid has been affiliated with Coda Octopus Products Ltd., the current key operating subsidiary, since 1994, initially as a founder and independent director and, since 2002, as Managing Director. Mr. Reid is a director of the Company’s subsidiaries, Coda Octopus Products Ltd., Coda Octopus Omnitech AS (Norway), Coda Octopus, Inc., Innalogic, Inc., Port Security Group, Inc. and Martech Systems (Weymouth) Limited. He is also a director of Fairwater Holdings Ltd. and Fairwater Technology Group Ltd, a principal stockholder of the Company. He was a founding partner, in 1984, of Weight Management Group Ltd, a $20m Scottish company which competes directly with Weight Watchers International, Inc., and which is market leader in Scotland. From 1992-2004, he was Managing Director of Weight Management Group Ltd, acquiring, in 2001, Green Meadow Foods Ltd, which distributed controlled dietary foods throughout Scotland to the major retail trade. In 2003, he oversaw the successful national UK launch of a new magazine title, published by Weight Management Group Ltd. He became a non-executive director of both companies when he assumed the role of President and CEO of Coda Octopus Group, Inc. in 2004. Between 1993 and 2004 he was also chairman of a software development company in Scotland, Softworks Business Systems Solutions Ltd., producing commercial software for public companies, including Bulthaup and Manchester Ship Canal, part of Peel Holdings plc. In 1997, he was a Director of William Grant Mining Ltd. In the past, he also served as a director of Slimmer Clubs Ltd.

Paul Nussbaum has served since January 2005 as Chairman of the Board of Directors of Coda Octopus Group, Inc. in a non-executive capacity. He is the chairman of the Waramaug Partners Group, a private real estate and special situations equity firm. He is the former Chairman Emeritus of Wyndham International, Inc., (NYSE:WYN), successor to Patriot American Hospitality, Inc. From 1991 to 1999 he served as Founder, Chairman & Chief Executive Officer for the Patriot American Group of Companies, including Patriot American Hospitality, Inc., a paired share real estate investment trust which owned the Wyndham, Grand Bay, Malmaison, Summerfield Suites, and Clubhouse Inn proprietary hotel brands. From 1979 to 1991, Mr. Nussbaum served as chairman of the real estate practice group of Schulte Roth & Zabel, a law firm in New York. From 1971 to 1979, he was an associate and later a partner in the Dreyer & Traub law firm in New York. Mr. Nussbaum earned his B.A. degree from the State University of New York at Buffalo and his J.D. degree from Georgetown University Law Center.

Rodney Peacock has served as a Director of Coda Octopus Group, Inc. since January 2005. He has been Managing Director of Axiom Marketing & Management Ltd, a consultancy firm , since November 1997. From 1990 to 1997, he served as Joint Managing Director of the Brand Development Company and from 1985-90, Managing Director of NPL, an Addison Group Subsidiary. He was, from 1981-85, head of the Marketing Group of Arthur Young Consultancy and from 1976-81 General Manager, Retail Products Division of Tate & Lyle. From 1970-76, he served as Brand Group Manager of United Biscuits and from 1964 to 1970, Research Chemist of Ilford Films. Mr. Peacock received his BSc (Hons) in Physics and Chemistry from London University.

Jody E. Frank became the Chief Financial Officer of Coda Octopus Group, Inc. on July 16, 2007. He served as Senior Vice President of Investments for UBS Wealth Management from January of 2003 through June 2007 and has 28 years of years of experience in the financial services industry. He began his career at Prescott Ball & Turben in 1979 and thereafter worked as a Financial Advisor at Shearson Lehman Brothers and CIBC Oppenheimer. He has served on the Board of Directors of two public companies and has been instrumental in formulating business plans for several private corporations and numerous business ventures. During 1985-1995 he served on the board of directors of publicly-held Peoples Telephone Inc. He received his BA degree from the University of Rochester, and his MBA in Finance from Rutgers University.

Blair Cunningham has served as Chief Technology Officer of Coda Octopus Group, Inc. since 2005 and Technical Manager of Coda Octopus Products Ltd between July 2004 and July 2005. Mr. Cunningham is also a Director of the Company’s subsidiaries, Martech and Coda Octopus (UK) Holdings Limited. From March 1992 to present he has served as a Director of Softworks Business Systems Solutions Ltd, an Aberdeen, Scotland based software company which developed turnkey software solutions for large public companies. From 1990-92, Mr. Cunningham was an Analyst/Programmer with Weight Management Group Ltd, Aberdeen. Mr. Cunningham received an HND in Computer Science in 1989 from Moray College of Further Education, Elgin, Scotland.

Anthony Davis has served as Chief Commercial Officer of Coda Octopus Group, Inc. since July 2005. Previously, he served as Business Development Manager of Coda Octopus Products Ltd from 2002-04, prior to which he was a Sales Manager between 1998 and 2002. Mr. Davis is also a Director of the Company’s subsidiaries, Martech and Coda Octopus (UK) Holdings Limited. He was a Project Manager from 1996 to 1998 at Cable & Wireless Marine, Chelmsford, England and Survey Manager in Abu Dhabi for NPCC from 1994 to 1996. He served as a Project Geophysicist in Singapore for Ocean Science International from 1992 to1994, as an Offshore Geophysicist for NESA in Delft from 1990-91 and as a Logging Engineer for Schlumberger in Aberdeen from 1987 to 1990. He earned his BSc Geology & Geophysics at Edinburgh University in 1987.

Frank B. Moore has served as Senior Vice President, Government Relations of Coda Octopus Group, Inc. since May 2006. Mr. Moore will also be a Director of our key subsidiary, Colmek. Since December, 2001, Mr. Moore has served as Chairman of Ulysses Financial, a company engaged in private equity financing. Between January 1977 and January 1981, Mr. Moore served as Assistant to the President of the United States. His chief responsibility was the Administration’s relations with Congress. Mr. Moore reported directly to the President and also worked on international matters such as the Panama Canal Treaty and the Strategic Arms Limitations Talks (S.A.L.T. II). Prior to his position in the White House, Mr. Moore served as Assistant, and later as Chief of Staff, to the Governor of Georgia, Jimmy Carter. Between July, 1982 and September, 1998, Mr. Moore was Vice President for Government Affairs and Public Policy for Waste Management. Mr. Moore earned his BBA from the University of Georgia and completed the Advanced Management Program at Harvard Business School.

Geoff Turner has served as Senior Vice President, Mergers and Acquisitions of Coda Octopus Group, Inc. since May 2006. Previously, he served as a consultant from November 2005 to April 2006 through his consultancy company Taktos Limited. Mr. Turner is also a Director of the Company’s subsidiaries, Martech and Coda Octopus (UK) Holdings Limited. He has been involved in the IT industry for over 30 years, in both technical and commercial roles. He spent the 13 years up to 1999 with GE Information Services (& International Network Services), the then global market leader in Electronic Commerce, where he was Director of Business Development for Europe, Middle East and Africa. During this time, in addition to his business development roles he held posts as Software Products Director, and in global channel sales management. Since leaving GE in 1999, Mr. Turner has been involved as a shareholder and a consultant through Taktos Limited in a number of businesses ranging from financial services businesses to a provider of supply chain management software.

Scott Debo who is employed by our key subsidiary Colmek Systems Engineering (“Colmek”), has been President and CEO of Colmek since June 2001. With a background in finance, marketing and management, Mr. DeBo has improved and created new opportunities for Colmek through the development of a focussed marketing effort combined with increased focus on reducing cost per job taken on by Colmek, creating an activity based costing system and guiding the Company through various quality improvements including ISO-9001; 2000 compliancy and Raytheon Six Sigma training. Prior to working for Colmek, Mr. Debo was Director of Government Relations for Arcanvs Inc. from March 2000 until March 2001, and he was Project Manager for Evergreen Development from January 1999 to March 2000. Mr. DeBo holds a Masters Degree in Business Administration in both private and public management from Williamette University as well as a Bachelor of Science Degree from Oregon State University. Prior to receiving his MBA, Mr. DeBo was Director of Operations for an adventure travel provider, and worked as a foreign market entry consultant for several firms. Mr. DeBo also works a NCAA Division 1 men’s basketball official.

All directors of the Company are elected at its annual meeting of stockholders to hold office until the next annual meeting of stockholders and until their successor is elected and qualified, or until such director’s earlier death, resignation or removal. All officers of the Company serve at the pleasure of the Board, subject to their contractual rights.

Removal of Directors

The Company’s Certificate of incorporation provides that any director or all the directors of a single class (but not the entire board of directors) of the Company may be removed, at any time, but only for cause and only by the affirmative vote of the holders of at least 2/3 of the voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors cast at a meeting of the stockholders called for that purpose. Notwithstanding the foregoing, whenever the holders of any one or more series of preferred stock of the Company shall have the right, voting separately as a class, to elect one or more directors of the Company, the preceding provisions shall not apply with respect to the director or directors elected by holders of preferred stock.

 Audit Committee

Our Audit Committee was established on May 31, 2006 pursuant to our Audit Committee Charter. The Audit Committee’s purpose is :

•
Being directly responsible for the appointment, compensation and oversight of the independent auditor, which shall report directly to the Audit Committee, including resolution of disagreements between management and auditors regarding financial reporting for the purpose of preparing or issuing an audit report or related work.

•	oversee management’s preparation of the Company’s financial statements and management’s conduct regarding the accounting and financial reporting processes;

•	oversee management’s maintenance of internal controls and procedures for financial reporting;

•	oversee the Company’s compliance with applicable legal and regulatory requirements, including without limitation, those requirements relating to financial controls and reporting;

•	oversee the independent auditor’s qualifications and independence;

•	oversee the performance of the independent auditors, including the annual independent audit of the Company’s financial statements;

•	prepare the report required by the rules of the SEC to be included in the Company’s proxy statement; and

•
discharge such duties and responsibilities as may be required of the Audit Committee by the provisions of applicable law or rule or regulation of the American Stock Exchange and the Sarbanes-Oxley Act of 2002.

The members of the Audit Committee are Paul Nussbaum, who serves as Chairman and Rodney Peacock, each of whom is an “independent director” under the standards of Item 7(d)(3)(iv) of Schedule 14A of the Securities Exchange Act of 1934, as amended. Mr. Nussbaum is our “audit committee financial expert” as defined by Section 407 of the Sarbanes-Oxley Act of 2002. We believe that the composition of our Audit Committee meets the requirements for independence under the current requirements of the Sarbanes-Oxley Act of 2002 and SEC rules and regulations. We believe that the functioning of the Audit Committee complies with the applicable requirements of the Sarbanes-Oxley Act of 2002, as well as SEC rules and regulations.

Compensation Committee

On October 19, 2004, we established a Compensation Committee. The Compensation Committee, which is made up of Messrs Nussbaum and Peacock, is responsible for, among other things, reviewing and evaluating all compensation arrangements for the executive officers of the Company and administrating the Company’s 2004 Employees, Directors, Officers and Consultants Stock Option and Stock Award Plan (the “2004 Plan”), as well as the Company’s fiscal 2006 Employees, Directors, Officers and Consultants Stock Option and Stock Award Plan (the “2006 Plan”).

EXECUTIVE COMPENSATION

The Summary Compensation Table shows certain compensation information for services rendered for the fiscal years ended October 31, 2006 and 2005 by our   executive officers. Other than as set forth herein, no executive officer’s salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred. Conversion rates for 2006, 2005 of one UK Pound were $1.7842, $1.8457, respectively. Other annual compensation consisted of car allowances, re-location expenses, disability payments, health insurance and/or pension benefits. Other annual compensation consisted of car allowances, re-location expenses, disability payments, health insurance and/or pension benefits.

Summary Compensation Table*

Name and Principal Position	Year	Salary (1)	Bonus	Restricted Stock Awards		Option Awards		All Other Compensation	Total
		($)	($)	($)		($) (2)		($)	($)

Jason Reid President and Chief Executive Officer	2006 2005	250,000 215,047	-0- -0-	$100,000 -0-	(8)	-0- $107,060	(3)	12,667 -0-	362,667 322,107
Blair Cunningham Chief Technology Officer	2006 2005	144,072 154,317	-0- -0-	$43,750 -0-	(9)	-0- $53,530	(4)	20,249 19,299	208,071 227,146
Anthony Davis Chief Commercial Officer	2006 2005	163,796 134,836	-0- -0-	$43,750 -0-	(10)	-0- $40,148	(5)	10,858 -0-	218,404 174,984
Geoff Turner (5) Senior Vice President , M & A	2006 2005	178,000 29,667	-0- -0-	-0- -0-		-0- $58,285	(6)	-0- -0-	178,000 87,952
Frank Moore (5) Senior VP Government Relations	2006	75,000	-0-	$31,250	(11)	$37,001	(7)-	2,500	145,751

* In accordance with the rules promulgated by the Securities and Exchange Commission, certain columns relating to information that is not applicable have been omitted from this table .

(1)	A portion of these amounts were paid in UK Pounds (the conversion rate used in this table for these amounts is $1.8457 per UK Pound).

(2)
Amount represents the aggregate grant date fair value computed in accordance with Statement of Financial Accounting Standards No. 123R, “ Share-Based Payment” (“SFAS 123R”). Information regarding the assumptions made in the valuation reported and material terms of each grant are incorporated herein by reference from “Note 4 Capital Stock” to our Consolidated Financial Statements for the Year Ended October 31, 2006.

(3)	Comprising 400,000 options valued based on the date of issue using Black Scholes method and booked in our accounts as an expense.

(4)	Comprising 200,000 options valued based on the date of issue using Black Scholes method and booked in our accounts as an expense.

(5)	Comprising 150,000 options valued based on the date of issue using Black Scholes method and booked in our accounts as an expense.

(6)	Comprising 150,000 options valued based on date of issue using Black Scholes method and booked in our accounts as an expense.

(7)	Comprising 150,000 options valued based on date of issue using Black Scholes method and booked in our accounts as an expense.

(8)	Comprising 140,000 shares valued at $100,000

(9)	Comprising 50,000 shares, half of which is valued at $0.50 and half at $1.25

(10)	Comprising 50,000 shares, half of which is valued at $0.50 and half at $1.25

(11)	Comprising 25,000 shares valued at $1.25

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2006*
Option Awards

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)
Jason Reid President and Chief Executive Officer	268,000	132,000	**	$1.00	May 2010
Blair Cunningham Chief Technology Officer	134,000	66,000	**	$1.00	May 2010
Anthony Davis Chief Commercial Officer	100,500	49,500	**	$1.00	May 2010
Geoff Turner Senior Vice President M & A	100,500	49,500	***	$1.00	November 2010
Frank Moore Senior VP Government Relations	100,500	49,500	****	$1.00	May 2011

* In accordance with the rules promulgated by the Securities and Exchange Commission, certain columns relating to information that is not applicable have been omitted from this table.

** All options disclosed in this column have since vested and are currently exercisable.

*** Options vest November 1, 2007.

**** Options vest May 1, 2008.

DIRECTOR COMPENSATION *
(During Last Completed Fiscal Year)

Name (a)	Fees Earned or Paid in Cash ($) (b)		Stock Awards ($) (c)		Option Awards ($) (d) (4)	Total ($) (j)
Paul Nussbaum	$25,000	(2)	$25,000	(5)	$75,000	$125,000
Rodney Peacock	15,000	(3)	$15,000	(6)	$50,000	$80,000
William Ahearn (1)	-0-		-0-		-0-

  * In accordance with the rules promulgated by the Securities and Exchange Commission, certain columns relating to information that is not applicable have been omitted from this table.

(1)
William Ahearn died on June 15, 2006 and all information is through that date. This table reflects his compensation as a director only. Mr. Ahearn received compensation in his capacity as SVP Research and Development.

(2)	Consists of an annual retainer in the amount of $40,000 and $2,500 per board meeting attended. Half of these amounts is payable in the Company’s Stock

(3)	Consists of an annual retainer in the amount of $20,000 and $2,500 per board meeting attended. Half of these amounts is payable in the Company’s Stock.

(4)	Options issued in 2006 have an exercise price of $1.50 per share.

(5)	Consist of 20,000 shares.

(6)	Consist of 12,000 shares.

Compensation of Directors

Pursuant to Agreements dated January 26, 2005 with our non-employee directors, Paul Nussbaum and Rodney Peacock, each receives a fee of $2,500 per board and committee meeting attended (which amount was increased to $3,750 per meeting starting November 1, 2006) and are reimbursed for expenses incurred in connection with attending board and committee meetings. Our board chairman receives an annual retainer of $40,000 and Mr. Peacock receives an annual retainer of $20,000. Messrs. Nussbaum and Peacock received 100,000 shares and 150,000 shares, respectively, on January 26, 2005. On the same date, each director also received five-year options to purchase 200,000 shares of our common stock, exercisable at $1.00 per share. Messrs. Nussbaum and Peacock will receive options to purchase 75,000 shares and 50,000 shares, respectively, at the first board meeting in each fiscal year, at an exercise price to be established by the Board. Each director is also entitled while serving as a director and for a period of three years thereafter, to participate in directors and officers liability insurance and to indemnification of all costs and expenses, including cost of legal counsel, selected and retained by the director, in connection with any action, suit or proceeding to which the director may be a party by reason of the director, acting in such capacity. All options granted to Messrs. Nussbaum and Peacock terminate at such time as the individual is no longer serving as a director.

The Compensation Committee awarded the following increases on November 1, 2006 (i) fees for each board and committee meeting to $3,750. Mr. Nussbaum was also awarded an increase on annual retainer of $5,000 making his current annual retainer $45,000 and similarly Mr. Peacock was awarded an increase on his annual retainer of $5,000 making his current annual retainer of $25,000. Both Mr. Nussbaum and Mr. Peacock payments made under the retainers are half cash and half common stock.

Employment Agreements

Jason Reid

On April 1, 2005, the Company entered into an Employment Agreement with Jason Reid. The Agreement commenced on April 1, 2005 and has an indefinite term until terminated pursuant to said Agreement. Mr. Reid agreed to serve as President and Chief Executive Officer. Pursuant to said Agreement, we are paying Mr. Reid a base annual salary of $250,000 from April 1, 2005 through October 31, 2006. Thereafter, Mr. Reid shall be entitled to receive an annual cash and stock incentive bonus for each fiscal year based upon a level of accomplishment of management and performance objectives as established by the Compensation Committee subject to a minimum bonus of $50,000 for the preceding year on the basis that the Employment Agreement is renewed after each one year term. At its meeting held in October 2006 and in accordance with its remit the Compensation Committee approved an increase in the base annual salary to $350,000 effective 1 November 2006. The bonus stipulated for 2005-06 was waived .

At the end of each quarter during the contract, Mr. Reid shall be entitled to receive a restricted stock grant of $25,000 paid in common stock. The value shall be calculated using the average closing price for each trading day in that quarter unless in the opinion of the Compensation Committee the market for the Company’s common Stock lacks sufficient liquidity to establish a market price in which event the value for the common stock for that quarter will be $1.00 per share. Mr. Reid is entitled to 40 business days vacation for each calendar year, reimbursement for business expenses, entitled to directors and officers liability insurance during his employment with the Company and for a period of three years after termination, is entitled to receive up to $15,000 for relocation expenses to New York and up to $850 per month in lieu of specific reimbursement expenses for use of a personal vehicle and indemnification to the maximum extent permitted by law against all costs and expenses incurred by him, including cost of his legal counsel. Mr. Reid is also entitled to participate in all Company life, health and disability insurance, pension, deferred compensation and incentive plans, options and awards, performance bonuses and other benefits extended by the Company as a matter of policy to its executive employees. He shall also be entitled to, at the Company’s cost, to the benefit of a disability insurance policy or plan during his employment.

Anthony Davis

On July 1, 2005, the Company entered into an Employment Agreement with Anthony Davis. The Agreement commenced on July 1, 2005 and has an indefinite term until terminated pursuant to said Agreement. Mr. Davis agreed to serve as Senior Vice-President, Commercial Division (now Chief Commercial Officer) . Pursuant to said Agreement, we are paying Mr. Davis a base annual salary of approximately $150,000, which is subject to increase at the discretion of the Compensation Committee. In addition, Mr. Davis is entitled to receive an annual cash and stock incentive bonus for each fiscal year based upon a level of accomplishment of management and performance objectives as established by the Compensation Committee. At its meeting held in October 2006 and in accordance with its remit the Compensation Committee approved an increase in the base annual salary to $175,000 effective 1 November 2006.

Mr. Davis is entitled to receive 50,000 shares of the Company’s common stock for services performed through October 31, 2006 and thereafter $12,500 of common stock paid quarterly. Mr. Davis is entitled to 35 business days vacation for each calendar year, reimbursed for business expenses, entitled to directors and officers liability insurance during his employment with the Company and for a period of three years after termination, shall receive a mutually agreed upon amount of relocation expenses to New York and either provided with a vehicle or up to $5,000 per annum in lieu of specific reimbursement expenses for use of a personal vehicle and indemnification to the maximum extent permitted by law against all costs and expenses incurred by him, including cost of his legal counsel. Mr. Davis is also entitled to participate in all Company life, health and disability insurance, pension, deferred compensation and incentive plans, options and awards, performance bonuses and other benefits extended by the Company as a matter of policy to its executive employees. He shall also be entitled to, at the Company’s cost, to the benefit of a disability insurance policy or plan during his employment.

Blair Cunningham

On July 1, 2005, the Company entered into an Employment Agreement with Blair Cunningham. The Agreement commenced on July 1, 2005 and has an indefinite term until terminated pursuant to said Agreement. Mr. Cunningham agreed to serve as Senior Vice-President, Products Division (now Chief Technology Officer) . Pursuant to said Agreement, we are paying Mr. Cunningham a base annual salary of approximately $150,000, which is subject to increase at the discretion of the Compensation Committee. Mr. Cunningham shall be entitled to receive an annual cash and stock incentive bonus for each fiscal year based upon a level of accomplishment of management and performance objectives as established by the Compensation Committee. At its meeting held in October 2006 and in accordance with its remit the Compensation Committee approved an increase in the base annual salary to $ 175,000 , effective 1 November 2006.

Mr. Cunningham is entitled to receive 50,000 shares of the Company’s common stock for services performed through October 31, 2006 and thereafter $12,500 of common stock paid quarterly. Mr. Cunningham is entitled to 40 business days vacation for each calendar year, reimbursed for business expenses, entitled to directors and officers liability insurance during his employment with the Company and for a period of three years after termination, shall receive a mutually agreed upon amount of relocation expenses to New York and either provided with a vehicle or up to $5,000 per annum in lieu of specific reimbursement expenses for use of a personal vehicle and indemnification to the maximum extent permitted by law against all costs and expenses incurred by him, including cost of his legal counsel. Mr. Cunningham is also entitled to participate in all Company life, health and disability insurance, pension, deferred compensation and incentive plans, options and awards, performance bonuses and other benefits extended by the Company as a matter of policy to its executive employees. He shall also be entitled to, at the Company’s cost, to the benefit of a disability insurance policy or plan during his employment.

Frank B. Moore

On May 1, 2006, the Company entered into an Employment Agreement with Frank B. Moore. The Agreement commenced on May 1, 2006 and has an indefinite term until terminated pursuant to said Agreement. Mr. Moore agreed to serve as Senor Vice-President, Government Relations. Pursuant to said Agreement, we are paying Mr. Moore a base annual salary of approximately $150,000, which is subject to increase at the discretion of the Compensation Committee. Mr. Moore shall be entitled to receive an annual cash and stock incentive bonus for each fiscal year based upon a level of accomplishment of management and performance objectives as established by the Compensation Committee. At its meeting held in October 2006 and in accordance with its remit the Compensation Committee approved an increase in the base annual salary to $ 175,000 effective 1 November 2006.

Mr. Moore is entitled to receive 25,000 shares of the Company’s common stock for services performed through October 31, 2006 and thereafter $12,500 of common stock paid quarterly. Mr. Moore is entitled to 30 business days vacation for each calendar year, reimbursed for business expenses, entitled to directors and officers liability insurance during his employment with the Company and for a period of three years after termination, shall be provided with either a vehicle or paid up to $5,000 per annum in lieu of specific reimbursement expenses for use of a personal vehicle and indemnification to the maximum extent permitted by law against all costs and expenses incurred by him, including cost of his legal counsel. Mr. Moore is also entitled to participate in all Company life, health and disability insurance, pension, deferred compensation and incentive plans, options and awards, performance bonuses and other benefits extended by the Company as a matter of policy to its executive employees. He shall also be entitled to, at the Company’s cost, to the benefit of a disability insurance policy or plan during his employment.

Geoff Turner

On November 1, 2006, the Company entered into a one year Consulting Agreement with Taktos Ltd., a United Kingdom corporation owned by Geoff Turner. The Agreement requires Taktos Ltd. to provide the services of Geoff Turner during the term of the Agreement to provide the following services:

•	assist management with the analysis and implementation of its business plan;

•	explore acquisitions, strategic alliances, partnering opportunities and other cooperative ventures within and without its present industry focus;

•	evaluate possible acquisition and strategic partnering candidates;

•	evaluate merger and acquisition strategies, including the evaluation of targets and the structuring of transactions; and

•	advise and consult with executive officers with respect to any of the above described matters.

The Company is paying approximately $178,000 per annum to the consultant for providing the services of Mr. Turner. Consultant is also entitled to reimbursement of travel and other expenses. Pursuant to a separate option agreement with Mr. Turner who serves as an executive officer, the Company has granted him five year options to purchase 150,000 shares of common stock with 34% having invested on November 1, 2005 and with 33% vesting on each on each of November 1, 2006 and 2007. He is also entitled to directors and officers liability insurance during his tenure as an executive officer with the Company and for a period of three years after termination. The Remuneration Committee approved in October 2006 the renewal of this contract and approved an increase in the compensation package paid for the services of Mr. Turner and with effect from 1 November 2006 we are paying Taktos Limited $175,000 for his services.

Scott DeBo

On April 6, 2007, our key subsidiary, Colmek Systems Engineering , entered into an Employment Agreement with Mr. Scott DeBo. The Agreement commenced on April 6, 2007 and has an indefinite term until terminated pursuant to said Agreement. Mr. DeBo agreed to serve as President and Chief Executive Officer of Colmek. Pursuant to said Agreement, we are paying Mr. DeBo a base annual salary of approximately $135,000 which is subject to increase at the discretion of the Compensation Committee. He is also entitled to certain incentive bonus for each fiscal year based upon certain performance related measures such as revenues and net profits achieved in the fiscal year by Colmek and ascertained from Colmek audited financials for the fiscal year in question.

Mr. DeBo is entitled to receive $40,000 shares of the Company’s common stock for services performed and a company car. He is entitled to 35 business days vacation for each calendar year, reimbursed for business expenses, entitled to directors and officers liability insurance during his employment with the Company and indemnification to the maximum extent permitted by law against all costs and expenses incurred by him, including cost of his legal counsel. Mr. DeBo is also entitled to participate in all Colmek’s life, health and disability insurance, pension, deferred compensation and incentive plans, options and awards, performance bonuses and other benefits extended by the Company as a matter of policy to its executive employees. He shall also be entitled to, at the Company’s cost, to the benefit of a disability insurance policy or plan during his employment.

Jody Frank

The Company has entered into an Employment Agreement with Jody Frank to act as our Chief Financial Officer. The term of the Agreement commenced on July 16, 2007 and has an indefinite term until terminated pursuant to the terms of the Agreement. During the first two years of the Agreement, either party may only terminate the Employment Agreement for cause. Mr. Frank agreed to serve as Chief Financial Officer. Pursuant to said Agreement, we will be paying Mr. Frank a base annual salary of approximately $350,000, which is subject to increase at the discretion of the Compensation Committee. Mr. Frank will also be entitled to receive annual cash and stock incentive bonus for each fiscal year based upon a level of accomplishment of management and performance objectives as established by the Compensation Committee.

During the term of the Employment Agreement, Mr. Frank is also entitled to receive annually 50,000 shares of the Company’s common stock for services rendered distributed quarterly. Mr. Frank is entitled to 30 days vacation for each calendar year, reimbursement for business expenses, and entitled to directors and officers liability insurance during his employment with the Company and for a period of three years after termination. The Company will also reimburse Mr. Frank for up to $5,000 per annum in lieu of specific reimbursement expenses for use of a personal vehicle. In addition, Mr. Frank is also entitled to participate in all Company life, health and disability insurance, pension, deferred compensation and incentive plans, options and awards, performance bonuses and other benefits extended by the Company as a matter of policy to its executive employees. He is also entitled, at the Company’s cost, to the benefit of a disability insurance policy or plan during his employment.

Termination provisions of the Employment Agreements of Messrs. Reid, Davis, Moor, Cunningham and DeBo

With the exception of the employment agreement between the Company and Mr. Jody Frank, under which neither party may terminate the agreement without cause for the first two years, the Company may terminate Executive’s employment at any time upon 90 days prior written notice, if such termination is for cause as defined in the Agreement. Executive may terminate his or her Employment Agreement without good reason upon giving the Company 90 days written notice or at the Company’s sole discretion, it may substitute 90 days salary in lieu of notice. Executive may also terminate his or her Employment Agreement upon written notice to the Company for good reason as defined in the Agreement. His or her Employment Agreement shall also terminate upon his or her death or, upon 30 days prior written notice of his or her disability, which lasts for a period of at least 90 days. In the event Executive’s employment is terminated for cause or without good reason, Executive shall be entitled to the following (“Minimum Termination Pay and Benefits”):

•	the unpaid portion of his or her base salary;

•	reimbursement for out-of-pocket expenses;

•	continued insurance benefits to the extent required by law;

•	payment of any vested but unpaid rights as required by any bonus or incentive pay or stock plan or any other employee benefit plan; and

•	any unpaid bonus or incentive compensation that was approved (except in the case of termination for cause).

In the event his or her termination is by the Company without cause or by Executive for good reason, he or she shall be entitled to the Minimum Termination Pay and Benefits in addition to the following:

•
a lump sum payment equal to one times the sum of (x) the Executive’s then current Base Salary and (y) the greater of (A) the average of the Executive’s bonuses (taking into account a payment of no bonus or a payment of a bonus of $0) with respect to the preceding three fiscal years (or the period of the Executive’s employment if shorter), (B) the Executive’s bonus with respect to the preceding fiscal year and (C) in the event that such termination of employment occurs before the first anniversary of the Commencement Date, the Executive’s annualized projected bonus for such year (the “Severance Payment”). The Severance Payment shall be paid to the Executive within 60 days following the Date of Termination;

•
continued payment by Coda Octopus for life, health and disability insurance coverage and salary and other benefits for the Executive and the Executive’s spouse and dependents for one year following the Date of Termination to the same extent that Coda Octopus paid for such coverage immediately prior to the termination of the Executive’s employment and subject to the eligibility requirements and other terms and conditions of such insurance coverage, provided that if any such insurance coverage shall become unavailable during the one year period, Coda Octopus thereafter shall be obliged only to pay to the Executive an amount which, after reduction for income and employment taxes, is equal to the employer premiums for such insurance for the remainder of such severance period; and

•
vesting as of the Date of Termination in any unvested portion of any stock option, restricted stock and any other long term incentive award previously issued to the Executive by Coda Octopus. Each such stock option must be exercised by the Executive within 180 days after the Date of Termination or the date of the remaining option term, if earlier.

Termination Following Change in Control

If during the employment period and within 12 months following a change in control as defined in the Employment Agreement, Coda Octopus (or its successor) terminates the Executive’s employment without cause or the Executive terminates his or her employment for Good Reason, or the Executive, by notice given during the 90 day period commencing on the three-month anniversary of the date of the Change in Control (the “Notice Period”), terminates his or her employment for any reason, which termination shall be effective on the last day of the Notice Period, the Executive shall be entitled to receive the same termination pay and benefits as if he or she were terminated by the Company without cause or by the Executive for good reason, plus a Tax Gross-up Payment. In the event that any termination payment or any insurance benefits, accelerated vesting, pro-rated bonus or other benefit payable to the Executive (under the Employment Agreement or otherwise), constitute “parachute payments” within the meaning of Section 280G (as it may be amended or replaced) of the Internal Revenue Code of 1986, as amended (the “Code”) and are subject to the excise tax imposed by Section 4999 (as it may be amended or replaced) of the Code (“the Excise Tax”), then Coda Octopus shall pay to the Executive an additional amount (the “Gross-Up Amount”) such that the net benefits retained by the Executive after the deduction of the Excise Tax (including interest and penalties) and any federal, or local income and employment taxes (including interest and penalties) upon the Gross-Up Amount shall be equal to the benefits that would have been delivered hereunder had the Excise Tax not been applicable and the Gross-Up Amount not been paid.

Termination Provisions of Consulting Agreement Geoff Turner

Consulting Agreement with Taktos Limited under which the services of Mr. Turner are provided stipulates that the agreement is for a fixed period of one year and, unless renewed by mutual consent, terminates thereafter.

Stock Option Plans

2004 Plan

In October 2004, the Board approved and on June 27, 2006, the stockholders ratified the Company’s 2004 Employees, Directors, Officers and Consultants Stock Option and Stock Award Plan(the “2004 Plan”), which provides for, among other things, the award of up to 2,500,000 shares of Common Stock.

Pursuant to the 2004 Plan, officers, employees, directors and consultants of the Company and certain of its subsidiaries are eligible to receive awards of stock options and restricted stock. Options granted under the 2004 Plan may be or non-qualified stock options (“NQSOs”). Restricted stock may be granted in addition to or in lieu of any other award made under the 2004 Plan.

The maximum number of shares of Common Stock reserved for the grant of awards under the 2004 Plan is 2,500,000. Such share reserves are subject to further adjustment in the event of specified changes to the capital structure of the Company. The shares may be made available either from the Company’s authorized but unissued capital stock or from capital stock reacquired by the Company.

The Compensation Committee of the Board of Directors administers the 2004 Plan. Subject to the provisions of the plan, the Compensation Committee will determine the type of awards, when and to which executives awards will be granted, the number of shares covered by each award and the terms, provisions and kind of consideration payable (if any), with respect to awards. The Compensation Committee may interpret the plan and may at any time adopt such rules and regulations for the plan as it deems advisable, including the delegation of certain of its authority. In determining the persons to whom awards shall be granted and the number of shares covered by each award, the Compensation Committee takes into account the duties of the respective persons, their present and potential contributions to the success of the Company and such other factors as the Compensation Committee deems relevant.

The Compensation Committee may provide for the payment of the option price in cash, by delivery of common stock having a fair market value equal to such option price, by delivery of options or warrants having an intrinsic value equal to such option price or by a combination thereof or by any other method. Options granted under the 2004 Plan will become exercisable at such times and under such conditions as the Compensation Committee shall determine.

The Board of Directors may at any time and from time to time suspend, amend, modify or terminate the 2005 Plan; provided, however, that, to the extent required by any other law, regulation or stock exchange rule, no such change shall be effective without the requisite approval of the Company’s stockholders. In addition, no such change may adversely affect an award previously granted, except with the written consent of the grantee.

The Company has issued all the options allowable under the 2004 Plan and all of said options are Non-qualified options. As stockholder approval of the 2004 Plan was not obtained within one year of Board approval, as required under the Internal Revenue Code of 1986, as amended, no stock options can be granted in the future under the 2004 Plan.

2006 Plan

On March 2, 2006,, the Board approved and on June 27, 2006, the stockholders ratified the Company’s 2006 Employees, Directors, Officers and Consultants Stock Option and Stock Award Plan (the “2006 Plan”), which provides for, among other things, the award of up to 2,500,000 shares of Common Stock.

Pursuant to the 2006 Plan, officers, employees, directors and consultants of the Company and certain of its subsidiaries are eligible to receive awards of stock options and restricted stock. Options granted under the 2006 Plan may be ISOs or non-qualified stock options (“NQSOs”). Restricted stock may be granted in addition to or in lieu of any other award made under the 2006 Plan.

The maximum number of shares of Common Stock reserved for the grant of awards under the 2006 Plan is 2,500,000. Such share reserves are subject to further adjustment in the event of specified changes to the capital structure of the Company. The shares may be made available either from the Company’s authorized but unissued capital stock or from capital stock reacquired by the Company.

The Compensation Committee of the Board of Directors administers the 2006 Plan. Subject to the provisions of the plan, the Compensation Committee will determine the type of awards, when and to which executives awards will be granted, the number of shares covered by each award and the terms, provisions and kind of consideration payable (if any), with respect to awards. The Compensation Committee may interpret the plan and may at any time adopt such rules and regulations for the plan as it deems advisable, including the delegation of certain of its authority. In determining the persons to whom awards shall be granted and the number of shares covered by each award, the Compensation Committee takes into account the duties of the respective persons, their present and potential contributions to the success of the Company and such other factors as the Compensation Committee deems relevant.

An option may be granted on such terms and conditions as the Compensation Committee may approve, and generally may be exercised for a period of up to ten years from the date of grant. Generally, ISOs will be granted with an exercise price at the minimum equal to the “Fair Market Value” on the date of grant. In the case of ISOs, certain limitations will apply with respect to the aggregate value of option shares which can become exercisable for the first time during any one calendar year, and certain additional limitations will apply to ISOs granted to “Ten Percent Stockholders” of the Company (as defined in the 2006 Plan). The Compensation Committee may provide for the payment of the option price in cash, by delivery of common stock having a fair market value equal to such option price, by delivery of options or warrants having an intrinsic value equal to such option price or by a combination thereof or by any other method. Options granted under the 2006 Plan will become exercisable at such times and under such conditions as the Compensation Committee shall determine.

The Board of Directors may at any time and from time to time suspend, amend, modify or terminate the 2006 Plan; provided, however, that, to the extent required by any other law, regulation or stock exchange rule, no such change shall be effective without the requisite approval of the Company’s stockholders. In addition, no such change may adversely affect an award previously granted, except with the written consent of the grantee.

As of May 1, 2007, we had granted non-qualified options to purchase an aggregate of 3,430,000 shares of its common stock at exercise prices ranging from $1.00 per share to $1.50 per share, of which 2,826,000 have vested.

Section 16(a) Beneficial Ownership Reporting Compliance

Our common stock is not registered under the 1934 Act. Therefore, none of our executive officers, directors and all persons who own more than ten percent of our common stock was required to comply with Section 16(a) filing requirements during the relevant time periods.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of August 15, 2007 regarding the beneficial ownership of our Common Stock, based on information provided by (i) each of our executive officers and directors; (ii) all executive officers and directors as a group; and (iii) each person who is known by us to beneficially own more than 5% of the outstanding shares of our Common Stock. The percentage ownership in this table is based on 48,183,756 shares issued and outstanding as of August 15, 2007.

Unless otherwise indicated, the address of each beneficial owner is in care of the Company, 164 West 25 th Street, 6 th Floor, New York, NY 10001. Unless otherwise indicated, we believe that all persons named in the following table have sole voting and investment power with respect to all shares of Common Stock that they beneficially own.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership of Common Stock (2)	Percent of Common Stock
Jason Reid (3)	23,695,112	49. 3%
Paul Nussbaum (4)	497,247	1.0%
Rodney Peacock (5)	459,165	*
Blair Cunningham (6)	472,412	*
Anthony Davis (7)	370,412	*
Frank B. Moore (8)	245,412	*
Geoff Turner (9)	170,412	*
Scott Debo (10)	139,358	*
Jody Frank (11)	175,000	*
Vision Opportunity Master Fund Limited (12) 317 Madison Avenue, Suite 1220 New York, NY 10017	4,762,855	9.9%

All Directors and Executive Officers as a Group (eight persons):	26,224,530	54. 3%

* Less than 1%.
(1)	Unless otherwise indicated, the address of all individual and entities listed below is c/o Coda Octopus Group, Inc.,164 West 25 th Street, 6 th Floor, New York NY10001.

(2)
The number of shares indicated includes (i) shares issuable upon the exercise of outstanding stock options or warrants held by each individual or group to the extent such options and warrants are exercisable within sixty days of July 20, 2007 and (ii) shares of restricted stock, including restricted stock awards issuable within 60 days of July 20, 2007.

(3)
Includes the following: (i) 400,000 shares issuable upon exercise of options, (ii) 19,515,084 shares and 2,746,418 shares issuable upon exercise of warrants held by Fairwater Technology Group Ltd., of which Mr. Reid may be deemed to be a control person, and (iii) 280,720 shares and 50,000 shares issuable upon exercise of warrants held by Softworks Business Systems Solutions Limited, of which Mr. Reid may be deemed to be a control person; includes 511,266 shares held by Mr. Jason Reid, and (iv) includes 172,540 held by Mr. Reid’s wife and (v) includes 19,084 shares earned during the quarter ended April 30, 2007 that have not been issued to date.

(4)	Includes 200,000 shares issuable upon exercise of options.

(5)	Includes 200,000 shares issuable upon exercise of options.

(6)	Includes 200,000 shares issuable upon exercise of options and 50,000 shares held by Softworks Limited of which Mr. Cunningham is a director.

(7)	Includes 150,000 shares issuable upon exercise of option.

(8)	Includes 150,000 shares issuable upon exercise of options and includes 11,927 shares earned during the quarter ended April 30, 2007 that have not been issued to date.

(9)	Includes 150,000 shares issuable upon exercise of options.

(10)	Includes 80,000 shares issuable upon exercise of options.

(11)	Consist of shares issuable upon exercise of options. Does not include 350,000 shares issuable upon options, 175,000 of which will vest in March 2008, and the balance of which will vest in March 2009.

(12)
Includes 397,955 shares issuable upon exercise of warrants. Does not include 8,802,045 additional shares issuable upon exercise of warrants that it is not permitted to exercise under the terms of the warrants. The warrants contain a provision that limits exercise of the warrants to the extent that its ownership percentage would exceed 9.9% of our issued and outstanding common stock of the Company. Adam Benowitz, portfolio manager, has investment and dispositive power of the shares held by this entity.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently traded in the pink sheets under the symbol CDOC. We intend to take the necessary steps to have our common stock included for quotation on the OTC Bulletin Board. However, there can be no assurance that our stock will be accepted for quotation.

The following table shows the reported high and low closing bid quotations per share for our common stock based on information provided by the Pink Sheets Quotation Service. Particularly since our common stock is traded infrequently, such over-the-counter market quotations reflect inter-dealer prices, without markup, markdown or commissions and may not necessarily represent actual transactions or a liquid trading market.

Year Ended October 31, 2005	HIGH	LOW
First Quarter	1.05	0.35
Second Quarter	1.01	0.30
Third Quarter	1.01	0.35
Fourth Quarter	0.75	0.30

Year Ended October 31, 2006	HIGH	LOW
First Quarter	0.65	0.45
Second Quarter	0.75	0.40
Third Quarter	1.40	0.65
Fourth Quarter	1.50	1.00

Year Ended October 31, 2007	HIGH	LOW
First Quarter	1.55	0.72
Second Quarter	1.70	1.05
Third Quarter	1.70	1.50

Number of Stockholders

As of August 10, 2007, there were approximately 569 holders of record of our common stock.

Dividend Policy

Historically, we have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders.

Selling Stockholder	Shares Benficially Owned Prior to Offering*	Shares to be Sold in Offering	Shares Beneficially Owned After Offering	Perecentage Beneficial Ownership After Offering
JMG Capital Partners, LP (1)	2,000,000	2,000,000	-0-	n/a
JMG Triton Offshore Fund, Ltd. (2)	2,000,000	2,000,000	-0-	n/a
MM & B Holdings, a California general partnership (3)	2,000,000	2,000,000	-0-	n/a
IRA FBO J. Steven Emerson Rollover II Pershing LLC as Custodian (4)	1,600,000	1,600,000	-0-	n/a
IRA FBO J. Steven Emerson Roth Pershing LLC as Custodian (4)	1,300,000	1,300,000	-0-	n/a
Emerson Partners (4)	400,000	400,000	-0-	n/a
J. Steven Emerson Investment Account (4)	500,000	500,000	-0-	n/a
JMB Capital Partners Master Fund , L.P. (5)	4,000,000	4,000,000	-0-	n/a
The Jay Goldman Master L.P. (6)	500,000	500,000	-0-	n/a
Woodmont Investments, Ltd. (6)	500,000	500,000	-0-	n/a
John B. Davies	200,000	200,000	-0-	n/a
Steven B. Dunn	500,000	500,000	-0-	n/a
The Muhl Family Trust, Phillip E. Muhl & Kristin A. Muhl TTEE DTD 10-11-95	200,000	200,000	-0-	n/a
Apex Investment Fund, Ltd. (7)	1,000,000	1,000,000	-0-	n/a
G. Tyler Runnels or Jasmine Niklas Runnels TTEES The Runnels Family Trust DTD 1-11-2000	300,000	300,000	-0-	n/a
TRW Capital Growth Fund, LP (8)	300,000	300,000	-0-	n/a
Joseph H. Merback & Tema N. Merback Co-TTEE FBO Merback Family Trust UTD 8-30-89	200,000	200,000	-0-	n/a
B & R Richie's (9)	100,000	100,000	-0-	n/a
Charles B. Runnels Family Trust DTD 10-14-93 Charles B. Runnels & Amy Jo Runnels TTEES	50,000	50,000	--0-	n/a
Karen Kang	20,000	20,000	-0-	n/a
Christopher G. Niklas	20,000	20,000	-0-	n/a
Newberg Family Trust UTD 12/18/90	800,000	800,000	-0-	n/a
John W. Galuchie, Jr. & Marianne C. Galuchie Trustees Galuchie Living Trust DTD 9/11/00	20,000	20,000	-0-	n/a
Rockmore Investment Master Fund Ltd. (10)	500,000	500,000	-0-	n/a
Bristol Investment Fund, Ltd. (11)	1,000,000	1,000,000	-0-	n/a
Whalehaven Capital Fund Limited (12)	800,000	800,000	-0-	n/a
Cranshire Capital, LP (13)	500,000	500,000	-0-	n/a
Scot Cohen	600,000	600,000	-0-	n/a
Iroquois Master Fund, Ltd. (14)	800,000	800,000	-0-	n/a
David Sidoo	200,000	200,000	-0-	n/a
Andrew Lessman	2,000,000	2,000,000	-0-	n/a
Arden Merback	100,000	100,000	-0-	n/a
Andrew C. Sankin	300,000	300,000	-0-	n/a
Matthew Weiss and Michele Weiss JT TEN	200,000	200,000	-0-	n/a
Epsom Investment Services, N.V. (15)	200,000	200,000	-0-	n/a
Asset Protection Fund Ltd. (16)	500,000	500,000	-0-	n/a
Lord Robin Russell	200,000	200,000	-0-	n/a
W Robert Ramsdell & Majorie F Ramsdell TTEE Ramsdell Family Trust DTD 77/94	200,000	200,000	-0-	n/a
Core Fund L.P. (17)	200,000	200,000	-0-	n/a
Ganesha Capital LLP (18)	300,000	300,000	-0-	n/a
Scot J Cohen	1,400,000	1,400,000	-0-	n/a
Philip Mirabelli	100,000	100,000	-0-	n/a
Andrew C Sankin	590,000	590,000	-0-	n/a
Joshua Silverman	100,000	100, 000	-0-	n/a
Richard K Abbe Custodian for Talia Abbe	66,668	66,668	-0-	n/a
Richard K Abbe Custodia for Samantha Abbe	66,666	66,666	-0-	n/a
Richard K Abbe Custodian for Bennett Abbe	66,666	66,666	-0-	n/a
T R Winston & Company (19)	2,400,000	2,400,000	-0-	n/a
Equity Communications, LLC (20)	775,000	400,000	375,000	**
Centrum Bank AG (21)	500,000	500,000
Total	33,175,000	32,800,000

*
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. Nevertheless, for purposes hereof, for each selling stockholder does not give effect to the 4.9% limitation on the number of shares that may be held by each stockholder as agreed to in the warrant held by each selling stockholder which limitation is subject to waiver by the holder upon 61 days prior written notice to us (subject to a further non-waivable limitation of 9.99%).   Unless otherwise indicated, for each selling stockholder, the number of shares beneficially owned prior to this offering consists of shares of common stock currently owned by the selling stockholder as well as an equal number of shares of common stock issuable upon the exercise of warrants.

**	Less than 1%.

(1)
JMG Capital Partners, LP (“JMG Partners”) is a California limited partnership. Its general partner is JMG Capital Management, LLC (the “Manager”), a Delaware limited liability company and an investment advisor that has voting and dispositive power over JMG Partners’ investments, including the securities included herein. The equity interests of the Manager are owned by JMG Capital Management, Inc., a California corporation and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the executive officer and director of JMG Capital and has sole investment discretion over JMG Partners’ portfolio holdings.

(2)
JMG Triton Offshore Fund, Ltd. (the “Fund”) is and international business company organized under the laws of the British Virgin Islands. The Fund’s investment manager is Pacific Assets Management LLC, a Delaware limited liability company (the “Manager”) that has voting and dispositive power over the Fund’s investments, including the securities included herein. The equity interests of the Manager are owned by Pacific Capital Management Inc., a California corporation (“Pacific”) and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific are owned by Roger Richter, Jonathan Glaser and Daniel David. Messrs. Glaser and Richter share investment and voting control over the Fund’s portfolio holdings.

(3)	Bryan Ezralow as trustee of the Bryan Ezralow 1994 Trust, general partner of MM & B Holdings has voting and dispositive power over the shares held by that entity.

(4)	J Steven Emerson has voting and dispositive control over the shares held by these selling stockholders.

(5)	Jon Brooks has voting and dispositive control over the shares held by JMB Capital Partners Master Fund .

(6)	Jay Goldman has voting and dispositive control over the shares held by The Jay Goldman Master L.P.

(7)	Susan Fairhurst voting and dispositive control over the shares held by Apex.

(8)	G. Tyler Runnels has voting and dispositive power over the shares held by TRW Capital Growth Fund, LP.

(9)	Bradley Ross has voting and dispositive control over the shares held by B&R Richies.

(10)
Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockrnore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of September 17 th, 2006 , Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(11)
Bristol Capital Advisers, LLC (“BCA”) is the investment advisor to Bristol Investment Fund, Ltd. (“Bristol”). Paul Kessler is the manager of BCA and as such has voting and investment control over the securities held by Bristol. Mr. Kessler disclaims beneficial ownership of these securities.

(12)	Michael Finkelstein (Investment Manager), Arthur Jones, Trevor Williams, and Marco Weisfeld (Directors) have voting and dispositive control over the shares held by Whalehaven Capital Fund Limited.

(13)	Mitchell P. Kopin, president of Downsview Capital, Inc., the general partner of Cranshire Capital, LP has sole voting and investment power of these securities.

(14)	Joshua Silverman has voting and investment control over the shares held by Iroquois Master Fund Ltd. Mr. Silverstein disclaims beneficial ownership of these shares.

(15)	Steven Drayton has sole voting and investment power of the securities held by Epsom.

(16)	Consists of shares of common stock. David Dawes and Christoph Langenauer share voting and dispositive control over the shares held by Asset Protection Fund Ltd.

(17)	Steven Shum has sole voting and investment power over the securities held by Core Fund, L.P.

(18)	Simon John Evans has sole voting and investment power over the securities held by Ganesha Capital.

(19)	G. Tyler Runnels, the firm’s Chairman and Chief Executive Officer has voting and investment power over the shares held by T.R. Winston.

(20)
Shares to be sold herewith consist of shares issuable upon exercise of warrants. Other shares held by this entity include shares held by Ira Weingarten, the firm’s president. Mr. Weingarten has voting and dispositive power over the securities held by this entity.

(21)	Consists of shares issuable upon exercise of warrants. Dr. Peter Marxer, Centrum Bank’s Chairman of the Board, has voting and dispositive power with respect to securities held by the bank.

RECENT FINANCING

Between April and May, 2007, we entered into and consummated a securities purchase agreement with a group of accredited investors providing for the sale and issuance of 15,000,000 shares of our common, five-year warrants to purchase 7,500,000 shares of common stock at $1.30 per share and five-year warrants to purchase 7,500,000 shares of common stock at $1.70 per share. Gross proceeds from the offering amounted to $15,000,000. We also issued five-year warrants to purchase 2,400,000 shares of our common stock at $1.00 per share as part of the placement agent fees.

We agreed to file the registration statement of which this prospectus forms a part for the registration of the shares as well as the issuable upon exercise of the warrants within 45 days after the closing date of each offering and cause it to be declared effective within 90 days after the closing date (135 days assuming a full review). Investors who participated in this financing and the placement agent for the offering are having shares included in this prospectus. In addition, we are including 400,000 shares issuable upon exercise of warrants that were issued for services rendered. If the registration statement is not declared effective within the time period required, we must pay liquidated damages of 1.5% of the purchase price per month or part thereof up to a maximum of 24% in the aggregate of the purchase price paid. Such damages are payable in cash.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since August 2004, our principal stockholder is Fairwater Technology Group Ltd. The voting shares of Fairwater Technology are controlled 54.8% by Jason Reid, who also beneficially owns 57.9% of the non-voting preferred shares of Fairwater Technology Group Limited. The balance of the voting and non-voting shares of Fairwater is principally owned by members of Mr. Reid’s family.

Between June 2006 and January 2007, we sold to Vision Opportunity Masters Fund, Ltd., 46,000 shares of Series B preferred Stock and 650,000 shares of common stock for a total of $4,600,000. We also granted five-year warrants to purchase an aggregate of 9,200,000 shares of Common Stock at an exercise price ranging from $1.30 to $1.70 per share. In accordance with Emerging Issues Task Force (“EITF”) No.00-27, a portion of the proceeds were allocated to the warrants based on their relative fair value, which totaled approximately $3,261,016, using the Black Scholes option pricing model. Further, we attributed a beneficial conversion feature of approximately $1,338,985 to the Series B preferred shares based upon the difference between the conversion price of those shares and the closing price of our common shares on the date of issuance, limited to the proceeds attributable to the sale of the preferred shares. The warrants contained cashless exercise provisions, anti-dilution provisions in the event of stock splits, stock dividends, combinations, reclassifications and the like and sales of stock below the exercise price. The cashless exercise provisions have now been amended by way of agreement between the parties in March 2007. The warrants are also redeemable on the fifth anniversary from the date of grant at an amount equal to three times the conversion price. We also granted Vision a nine month option to subscribe for and purchase up to 10,000 Units consisting of one share of Series B Preferred Stock, one Series A Warrant and one Series B Warrant at a purchase price of $100.00 per Unit. This option has now been exercised. At the time of Vision’s purchase of our securities, it also entered into a registration rights agreement for us to register the resale of Vision’s shares of Common Stock issuable upon conversion of the Series B Preferred Stock and upon exercise of the Series A and Series B Common Stock Warrants. The agreement had provided for this be filed within 75 days of the closing date and effective within 175 days after the closing date. The Unit Purchase Warrant also contains certain registration rights to file within 45 days after the Unit Purchase Warrant is exercised in whole or in part, but not more than two registration statements and to have the registration statement declared effective within 135 days after the Unit Purchase Warrant is partially or fully exercised. Contemporaneously with Vision’s purchase of securities, Mr. Jason Reid, Mr. Bill Ahearn (now deceased) and the Company entered into lock-up agreements to prohibit the resale of their Common Stock until six months after an effective registration statement (the “Lock-up Period”) registering the resale of Vision’s overlying Common Stock, except that the said named individuals may transfer a maximum of 200,000 shares every three months during the Lock-up Period.

In March 2007, the Company and Vision entered into an Amendment of the Securities Purchase Agreement whereby, amongst other things, the obligations of the Company to register the securities sold were waived and deemed to have effect from the inception of the parties’ agreement. Vision also entered into an agreement for the lock up of all its securities for a period of 12 months from March 21, 2007. Between March 2007 and May 2007, Vision exercised its rights to convert its preferred stock into the Company’s Common Stock and 27,819 shares of Series B Preferred Stock were converted into 2,781,900 shares of the Company’s Common Stock. Further, pursuant to the terms of the private offering of the Company that was completed in April 2007, the Company on May 10, 2007, repurchased 18,181 shares of Series B Preferred Stock from Vision at a purchase price of $110 per share. A total of $1,999,910 was paid for the repurchase of these shares. Vision paid an aggregate of $1,818,100 for these shares at the time of purchase, which included warrants, as discussed in the previous paragraph. As discussed further in the previous paragraph, these warrants were valued at $3,261,016 on the date of purchase by Vision. The repurchased shares of Series B Preferred Stock were cancelled by the Company. The repurchase was financed from the proceeds of the private offering completed in April 2007 and accords with the use of proceeds provision in the offering. The warrants that were issued still remain in Vision’s ownership.

In May 2006 we issued warrants to purchase 250,000 of our shares of common stock at a purchase price of $0.50 per share to Mr. Joel Pensley who was then an executive officer of the Company. These warrants were valued at approximately $122,228.

In April 2007 all officers and directors of the Company entered into lock-up agreements to prohibit the resale of the Common Stock until the 12 month anniversary after an effective registration statement for the offering which is the subject matter of this registration statement.

In April 2007, Fairwater Technology Group Limited exercised the option to convert 15,000 shares of its Series A Sterling Denominated Preferred stock, which Fairwater Technology had purchased from the Company in October 2005 for £1,500,000, equivalent to approximately $2,655,000, based upon a conversion ratio of $1.77 for each UK Pound at the time of the investment, and 914.8 Series A $ Denominated Preferred Stock purchased from the Company in April 2006 for a total consideration of $91,418. In consideration for early conversion, the Company granted Fairwater Technology Group Limited two five year warrants to purchase 1,373,209 of its shares of common stock at a purchase price of $1.30 and 1,373,209 at a purchase price of $1.70. These warrants were valued at approximately $2,991,099.

In April 2007, as consideration for two officers of the Company early conversion of 820 Series A Preferred Stock, we issued to them 5 year warrants to purchase 82,000 shares of our common stock at a purchase price ranging from $1.30 to $1.70 per share. The warrants were valued at $89,305.

Our wholly owned subsidiary Coda Octopus (UK) Holdings Limited (guaranteed by the Company) entered into an acquisition agreement on June 26, 2006 for the sale and purchase of the entire issued outstanding share capital of Martech Systems (Weymouth) Limited. Pursuant to this agreement certain parts of the purchase price remain outstanding and in this regard we are indebted to the sellers of Martech Systems (Weymouth) Limited: Mr. Colin Richard Pegrum, Mr. Barry Granville Brookes, Mr. Lawrence Lucian Short, Mrs. Elizabeth Short, Mrs. Janice Brookes and Mrs. Jennifer Pegrum for an amount of £200,000 or $392,000 (using an exchange rate of $1.96) which, under the terms of the acquisition agreement is due to be paid on June 26, 2007 (first anniversary of closing). This amount is guaranteed by Coda Octopus Group, Inc. The Dollar amount disclosed is subject to exchange rate fluctuations. Mr. Colin Richard Pegrum, Mr. Barry Granville Brookes and Mr. Lawrence Lucian Short each serve as Directors on the Board of Directors of Martech and are considered key employees of Martech. These outstanding amounts were paid by us on June 26, 2007 and as such the Company is released from the guarantee for these amounts.

Our wholly owned subsidiary Coda Octopus (US) Holdings Limited entered into an acquisition agreement on April 6, 2007 for the sale and purchase of the entire issued and outstanding share capital of Colmek Systems Engineering. Pursuant to this agreement certain parts of the purchase price remain outstanding and in this regard our wholly owned subsidiary is indebted to the sellers of Colmek Systems Engineering (now a wholly owned subsidiary of the Company) an amount of $700,000 which, under the terms of the acquisition agreement is due to be paid on April 6, 2008 (first anniversary of closing). We also are also under an obligation to issue up to another 42,910 shares as part of the purchase price. This is also subject to the pledge. This amount is guaranteed by the Company and is secured by a pledge in favour of the Colmek sellers, and is also guaranteed by Coda Octopus Group, Inc. Certain of the sellers to whom this amount is owed are key employees within Colmek.

Other Transactions with our President and Chief Executive Officer and his Affiliates.

Since the beginning of our last fiscal year we have been party to the following additional transactions involving Jason Reid, our President and Chief Executive Officer, and his affiliates:

•
At October 31, 2005 we owed $70,584 to Weight Management Group Limited, a UK Company, of which Mr. Reid is Director and Principal Stockholder, for certain services provided, including insurance, healthcare, recharged expenses, vehicle contract hire and administrative services. As of the date hereof, the balance, which increased by approximately $5,566 as a result of fluctuating exchange rates, remains outstanding.

•
As of October 31, 2005, we owed an amount of $351,302 to Softworks Limited, a Scottish company of which Mr. Reid is a Director and Principal Stockholder and of which Blair Cunningham, one of our executive officers, is a Director.   During the year ended October 31, 2005, Softworks Limited provided to us consultancy and programming services valued at $218,488, including services provided by Mr. Blair Cunningham and associated expenses for these services. Between November 2005 and July 2006, we provided Softworks Limited with technical support services valued at $85,056.  Softworks Limited also loaned us a cash sum of $19,667 over the course of that year. We also received cash totaling $69,108 in connection with receivables assigned to us by Softworks Limited. A total of $520,289 was repaid to Softworks Limited on our behalf by Dr R M Reid and Graham Reid, both family members of Jason Reid, in consideration for which we issued to these individuals 4,029.70 shares of Series A Preferred Stock. Of the remaining outstanding amount, $51,121 was converted into 500 shares of Series A Preferred Stock with an estimated fair value of $20,000, which has since been converted into 50,000 shares of our common stock.  In consideration for this early conversion, we also issued warrants to purchase 50,000 shares of common stock at a price ranging from $1.30 and $1.70. These warrants were valued at approximately $54,455. Allowing for a currency translation gain of $783, this left a balance due to Softworks of $1,316, which we repaid in cash on July 31, 2007. There is no balance outstanding between the two companies.

•
As a result of a series of loan transactions, at October 31, 2005, we owed an amount of $81,107 to Fairwater Technology Group Limited, a UK company, of which Mr. Reid is a Director and Principal Stockholder. A summary of material charges and payments between the two entities follows:

•
A dividend of $30,622 due to Fairwater for an earlier Series A preferred stock investment (since converted into shares of our common stock) was added to the amount owed by us in April 2006, which was paid in June 2006;

•	An additional $10,491 in cash was loaned to us by Fairwater Technology Group in April 2006; and

•
Of the balance outstanding, $91,418 was converted into Series A Preferred Stock at April 30, 2006 (which has since been converted into shares of our common stock). Allowing for a currency translation gain of $177, this left balance due to Fairwater of $878 which was repaid in cash on July 31, 2007.

There is now no balance outstanding between the two companies.

•
At October 31, 2005 we owed an amount of $67,435 to Weight Management (UK) Limited, an English company of which Mr. Reid is a Director and Principal Stockholder for services rendered, including administration, internet hosting, office facilities and health insurance. This amount was reduced as follows:

•
From November 2005 to June 2006, a variety of services were provided by Weight Management (UK) Limited, including health insurance, vehicles, internet hosting, administrative services, insurance, plus the recharge of telephone and travel costs incurred and paid for by Weight Management. These services and recharges totaled $128,159.

•	From July 2006 to October 2006, we supplied to Weight management software development and support services totaling $42,418.

•
We subsequently repaid $98,940 in cash, leaving $54,236 outstanding and due to Weight Management at the end of fiscal 2006. This amount has subsequently been further repaid through the provision of services by us to Weight Management.   As of the date hereof we are indebted to Weight Management in an amount of $12,966.

•
At October 31, 2005, owed $6,554 to Green Meadows Food Limited, a United Kingdom Company, of which Mr. Reid is a Director, in connection with the sub-lease of a photocopier to us.  Pursuant to this transaction a further $3,331 was invoiced to us during the year, and the whole amount outstanding was settled in cash in April 2006.

•
At October 31, 2005, we owed $170,297 to Mr. Reid and Mr. Ashley Reid (the latter being a family member of Mr. Reid) pursuant to a loan transaction.  This amount was repaid by the Company between January and April 2007.

All of the foregoing transactions were approved by our Board of Directors. Mr. Reid abstained from deliberations and voting on these transactions.

DESCRIPTION OF SECURITIES

Our authorized capital consists of 100,000,000 shares of common stock, $.001 par value per share, of which 48,183,756 shares were issued and outstanding as of August 15, 2007, and 5,000,000 shares of Preferred Stock, of which 50,000 shares have been designated as Series A Preferred Stock and 50,000 have been designated as Series B Convertible Preferred Stock.
As of July 17, 2007, 6,407 shares of Series A Preferred Stock were issued and outstanding

The following description is a summary and is qualified in its entirety by our Certificate of Incorporation and By-laws as currently in effect.

Common Stock

Each holder of common stock is entitled to receive ratable dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. As of the date of this prospectus, we have not paid any dividends on our common stock, and none are contemplated in the foreseeable future. We anticipate that all earnings that may be generated from our operations will be used to finance our growth.

Holders of common stock are entitled to one vote for each share held of record. There are no cumulative voting rights in the election of directors. Thus the holders of more than 50% of the outstanding shares of common stock can elect all of our directors if they choose to do so.

The holders of our common stock have no preemptive, subscription, conversion or redemption rights. Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to receive our assets pro rata.

Preferred Stock

Series A Preferred Stock

Each holder of our Series A Preferred Stock is entitled in preference to holders of our common stock to receive dividends in the amount of 12% per annum, payable semi-annually. Such dividends are payable, at the option of the holder, in cash or shares of common stock valued at the average closing price for the ten trading days preceding the dividend date. Each share of Series A Preferred entitled the holder to 100 votes on all matters submitted to a vote of the stockholders

Until the seventh anniversary of the date of issuance, each share of Series A Preferred is convertible at the option of the holder into 100 shares of common stock if the Series A Preferred was acquired in US dollars and 177 shares if the Series A Preferred Stock was acquired in pound sterling.

As amended, the certificate of designation for the Series A Preferred Stock provides that, at the option of the company, the Series A Preferred may be converted into such number of shares of common stock as is equal to their purchase price plus any accrued and unpaid dividends commencing one year after the date of issuance if the closing price of common stock is at least $3.00 for the twenty days prior to the receipt by the holders of a conversion notice.

Series B Preferred Stock

Currently, no Series B Preferred Stock are issued. With respect to dividends, a liquidation of the Company and the payment of consideration in the event of a merger or sale of the Company’s assets, the Series B Preferred Stock ranks junior to the Series A Preferred Stock and senior to all other classes of stock, including common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Olde Monmouth Stock Transfer Co., Inc with a mailing address of 200 Memorial Parkway, Atlantic Highlands, New Jersey 07716.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “ Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the common stock has been passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The Company's balance sheet as of October 31, 2006, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended October 31, 2006 and 2005 included in this Prospectus have been audited by Russell Bedford Stefanou Mirchandani LLP, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC, 100 F Street, Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 (“Section 145”) of the Delaware General Corporation Law, as amended (the “DGCL”), permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Our Amended and Restated Certificate of Incorporation, as amended (the “Charter”), provides that no current or former director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) for any transaction from which the director derived any improper personal benefit. The Registrant’s Charter also authorizes the Registrant, to the fullest extent permitted by applicable law, to provide indemnification of, and advanced expenses to, the Registrant’s agents and any other persons to which the DGCL permits.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO FINANCIAL STATEMENTS
CODA OCTOPUS GROUP, INC.

Coda Octopus Group, Inc.
Consolidated Financial Statements
October 31, 2006 and 2005

Miller and Hilton, Inc. Financial Statements October 31, 2006 and 2005

Contents	F- 47
Report of Independent Registered Certified Public Accounting Firm	F- 48
Balance Sheets	F- 49
Statements of Operations	F- 50
Statements of Stockholders’ Equity	F- 51
Statements of Cash Flows	F- 52
Notes to Financial Statements	F- 53
Miller and Hilton, Inc. Financial Statements January 31, 2007 and 2006 (Unaudited)

Condensed Balance Sheets	F-61
Condensed Statements of Operations	F-62
Condensed Statements of Stockholders’ Equity	F-63
Condensed Statements of Cash Flows	F-64
Notes to Condensed Financial Statements	F-65
Coda Octopus Group, Inc. Condensed Consolidated Pro Forma Financial Statements October 31, 2006 (Unaudited)

Condensed Consolidated Pro Forma Balance Sheet, January 31, 2007	F-73
Condensed Consolidated Pro Forma Statement of Operations for three months ended January 31, 2007	F-74
Condensed Consolidated Pro Forma Statement of Operations for year ended October 31, 2006	F-75
Notes to Condensed Consolidated Pro Forma Financial Statements	F-76

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

Board of Directors
Coda Octopus Group Inc.
New York, New York

We have audited the accompanying consolidated balance sheets of Coda Octopus Group Inc. and it’s wholly owned subsidiaries (the “Company”), as of October 31, 2006 and 2005, and the related consolidated statements of stockholder’s equity, operations and comprehensive loss and cash flows for each of the two years in the period ended October 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments”, effective January 1, 2006.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coda Octopus Group Inc. and it’s wholly owned subsidiaries as of October 31, 2006 and 2005, and the results of its operations and its cash flows for each of the two years in the period ended October 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

/S/ Russell Bedford Stefanou Mirchandani LLP
Russell Bedford Stefanou Mirchandani LLP
New York, New York
March 13, 2007

CODA OCTOPUS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
OCTOBER 31, 2006 and 2005

	October 31, 2006	October 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$1,377,972	$142,936
Accounts receivable, net of allowance for doubtful accounts	1,120,968	1,104,509
Inventory	1,951,392	1,044,051
Receivable on sale of preferred stock	-	2,655,000
Tax credit receivable	234,593	463,411
Due from MSGI Security Solutions, Inc. (Note 13 )	533,147	-
Due from related parties	104,720	-
Other current assets	103,296	93,837
Prepaid expenses	159,969	216,846

Total current assets	5,586,057	5,720,590

Property and equipment, net (Note 2)	155,730	32,828
Rental equipment, net (Note 2)	120,851	200,730
Goodwill and other intangible assets, net (Note 3)	1,071,700	71,480

Total assets	$6,934,338	$6,025,628

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable, trade	$1,997,817	$403,816
Accrued expenses and other current liabilities	2,542,918	1,412,159
Deferred payment related to acquisition of Martech Systems Ltd	381,680	-
Accrued dividends on Series A & B Preferred Stock	304,394	-
Due to related parties (Note 9)	302,877	576,981
Notes and Loans payable (Note 8)	1,119,496	3,029,015

Total current liabilities	6,649,182	5,421,971

Loans and notes payable, long term	-	114,990

Total liabilities	6,649,182	5,536,961

Stockholders' equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized, 23,641 and 15,000 shares Series A issued and outstanding, as of October 31st, 2006 and 2005 respectively (Note 4)	24	15
41,000 shares Series B issued and outstanding as of October 31, 2006 (Note 4)	41	-
Common stock, $.001 par value; 70,000,000 shares authorized, 24,301,980 and 23,667,656 shares issued and outstanding as of October 31, 2006 and 2005 respectively (Note 4)	24,302	23,668
Common Stock subscribed	153,750	-
Additional paid-in capital	25,858,307	13,837,534
Foreign currency translation adjustment	(292,821)	(10,117)
Accumulated deficit	(25,458,447)	(13,362,433)

Total stockholders' equity	285,156	488,667

Total liabilities and stockholders' equity	$6,934,338	$6,025,628

The accompanying notes are an integral part of these consolidated financial statements.

CODA OCTOPUS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE YEARS ENDED OCTOBER 31, 2006 and 2005
	October 31, 2006	October 31, 2005

Net revenue	$7,291,291	$4,288,416

Cost of revenue	2,611,590	2,464,800

Gross profit	4,679,701	1,823,616

Research and development	3,130,821	1,044,695
Selling, general and administrative expenses	7,453,946	4,349,674
Other operating expenses (Note 12)	447,750	-

Operating loss	(6,352,816)	(3,570,753)

Other income (expense)

Other income	3,012	1,319
Interest expense	(1,203,690)	(219,855)

Total other expense	(1,200,678)	(218,536)

Loss before income taxes	(7,553,494)	(3,789,289)

Provision for income taxes	5,676	17,766

Net loss	(7,559,170)	(3,807,055)

Preferred Stock Dividends:
Series A	(309,914)
Series B	(74,130)
Beneficial Conversion Feature	(4,152,800)	-

Net Loss Applicable to Common Shares	$(12,096,014)	$(3,807,055)

Loss per share, basic and diluted	(0.50)	(0.16)

Weighted average shares outstanding	24,030,423	23,103,396

Comprehensive loss:

Net loss	$(7,559,170)	$(3,807,055)

Foreign currency translation adjustment	(282,704)	341,390

Comprehensive loss	$(7,841,874)	$(3,465,665)

The accompanying notes are an integral part of these consolidated financial statements.

CODA OCTOPUS GROUP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE TWO YEARS ENDED OCTOBER 31, 2006

	Preferred Stock Series A		Preferred Stock Series B		Common Stock		Common Stock	Additional Paid-in	Foreign Currency Translation	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Subscribed	Capital	Adjustment	Deficit	Total
Balance, October 31, 2004	-	$-			22,172,656	$22,173	-	$9,682,541	$(351,507)	$(9,555,378)	$(202,171)

Sale of preferred stock	15,000	15						2,654,985			2,655,000

Sale of shares for cash					1,000,000	1,000		799,534			800,534

Shares issued for accrued compensation					495,000	495		49,005			49,500

Fair value of options and warrants issued as compensation								651,469			651,469

Foreign currency translation adjustment									341,390		341,390

Net loss										(3,807,055)	(3,807,055)

Balance, October 31, 2005	15,000	15	-	-	23,667,656	23,668	-	13,837,534	(10,117)	(13,362,433)	488,667

Sale of preferred stock	2,947	3	41,000	41				4,564,056			4,564,100

Preferred stock issued for debt	5,694	6						809,622			809,628

Sale of shares for cash					-	-	-	-			-

Shares issued for compensation					634,324	634	-	316,528			317,162

Common stock subscribed							153,750				153,750

Fair value of options and warrants issued as compensation and for financing								2,177,767			2,177,767

Beneficial conversion feature of preferred stock, Series A								52,800		(52,800)	-
preferred stock, Series B								4,100,000		(4,100,000)	-

Preferred dividend
Series A										(309,914)	(309,914)
Series B										(74,130)	(74,130)

Foreign currency translation adjustment									(282,704)		(282,704)

Net loss										(7,559,170)	(7,559,170)

Balance, October 31, 2006	23,641	$24	41,000	$41	24,301,980	$24,302	$153,750	$25,858,307	$(292,821)	$(25,458,447)	$285,156

  The accompanying notes are an integral part of these consolidated financial statements.

CODA OCTOPUS GROUP, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED OCTOBER 31, 2006 AND 2005

	October 31, 2006	October 31, 2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,559,170)	$(3,807,055)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	137,189	132,929
Stock based compensation	2,005,056	651,469
Financing costs	784,873	-
Bad debt expense	16,008	37,766
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	491,922	(234,725)
Inventory	(482,882)	447,203
Prepaid expenses	89,953	(45,859)
Other receivables	2,260,315	(567,950)
Increase (decrease) in:
Accounts payable and accrued expenses	1,855,467	(356,046)
Due to related parties	523,076	172,344

Net cash (used)/generated by operating activities	121,807	(3,569,924)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(138,172)	(272,157)
Purchases of intangible assets	(6,543)	-
Acquisition of Martech Systems Ltd	(1,154,590)	-
Cash acquired from Martech Systems Ltd	195,684	-

Net cash used by investing activities	(1,103,621)	(272,157)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from/(repayment of) loans	(2,106,342)	2,898,126
Proceeds from sale of stock	4,564,100	800,534
Preferred stock dividend	(79,650)	-

Net cash provided by financing activities	2,378,108	3,698,660

Effect of exchange rate changes on cash	(161,258)	244,503

Net increase in cash	1,235,036	101,082

Cash and cash equivalents, beginning of year	142,936	41,854

Cash and cash equivalents, end of year	$1,377,972	$142,936

Cash paid for:
Interest	$418,817	$144,185
Income taxes	-	-

Supplemental Disclosures:

During the year ended October 31, 2006, 634,324 shares of common stock were issued as payment of $317,162 of compensation that was earned for the year to October 31, 2006.

During the year ended October 31, 2006 5,694 shares of series A preferred stock were issued as payment for $809,628 of outstanding debt

During the year ended October 31, 2005, 495,000 shares of common stock were issued as payment of $49,500 of compensation that was accrued at October 31, 2004.

Acquisition of Martech:
Current assets acquired	798,133
Cash acquired	195,684
Equipment acquired	37,126
Goodwill and intangible assets	998,591
Liabilities assumed	(493,264)
Deferred note payable	(381,680)

Cash Paid for Acquisition	1,154,590

Exchange rate movements	25,535
Total Paid for Acquisition	1,180,125

The accompanying notes are an integral part of these consolidated financial statements.

CODA OCTOPUS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2006 AND 2005

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.

Business and Basis of Presentation

Coda Octopus Group, Inc. ( ”we” , “us”,“ our company” or “Coda” ), was formed under the laws of the State of Florida in 1992 as The Panda Project, Inc. (“Panda”). We changed our name in August, 2004, subsequent to the reverse acquisition described below. We are a developer of underwater technologies and equipment for imaging, mapping, defense and survey applications. We are based in New York, with research and development, sales and manufacturing facilities located in the United Kingdom and Norway, and additional sales locations in Florida and Washington, D.C.

Effective July 12, 2004, Panda acquired all of the issued and outstanding common stock of Coda Octopus Ltd, (“COL”) a U.K. operating company, which also owned United States and Norwegian subsidiaries. As a result of this transaction, COL’s former shareholders obtained control of Panda, a shell corporation with no operations. In accordance with SFAS No. 141, Coda was the acquiring entity, while the transaction was accounted for using the purchase method of accounting, in substance the acquisition was a recapitalization of Coda’s capital structure. For accounting purposes, this acquisition has been treated as a reverse acquisition of Panda. The Company did not recognize any goodwill or any intangible assets in connection with the transaction.

The consolidated financial statements include the accounts of Coda and our domestic and foreign subsidiaries that are more than 50% owned and controlled. All significant intercompany transactions and balances have been eliminated in the consolidated financial statement.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. Although these estimates are based on management's best knowledge of current events and actions that we may undertake in the future, actual results may differ from those estimates.

Revenue Recognition

We record revenue in accordance with the guidance of the SEC's Staff Accounting Bulletin  SAB No. 104 (SAB 104), which supersedes SAB No. 101 in order to encompass EITF No. 00-21 , Revenue Arrangements with Multiple Deliverables (EITF 00-21). Our revenue is derived from sales of underwater technologies and equipment for imaging, mapping, defense and survey applications. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the contract price is fixed or determinable, and collectibility is reasonably assured. No right of return privileges are granted to customers after shipment.

For arrangements with multiple deliverables, we recognize product revenue by allocating the revenue to each deliverable based on the fair value of each deliverable in accordance with EITF No. 00-21 and SAB No. 104 , and recognize revenue for equipment upon delivery and for installation and other services as performed. EITF No. 00-21 was effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003.

Our contracts typically require customer payments in advance of revenue recognition. These deposit amounts are reflected as liabilities and recognized as revenue when the Company has fulfilled its obligations under the respective contracts.

CODA OCTOPUS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2006 AND 2005

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Revenues derived from our software license sales are recognized in accordance with Statement of Position (SOP) SOP No. 97-2 , “Software Revenue Recognition,” and SOP No. 98-9 , “Modifications of SOP No. 97-2 , Software Revenue Recognition with Respect to Certain Transactions”. For software license sales for which any services rendered are not considered essential to the functionality of the software, we recognize revenue upon delivery of the software, provided (1) there is evidence of an arrangement, (2) collection of our fee is considered probable and (3) the fee is fixed and determinable.

Foreign Currency Translation

Coda translates the foreign currency financial statements of its foreign subsidiaries in accordance with the requirements of Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation". Assets and liabilities are translated at current exchange rates, and related revenue and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a separate component in stockholders' equity. Foreign currency transaction gains and losses are included in the statement of income.

Income Taxes

Deferred income taxes are provided using the asset and liability method for financial reporting purposes in accordance with the provisions of Statements of Financial Standards No. 109, "Accounting for Income Taxes". Under this method, deferred tax assets and liabilities are recognized for temporary differences between the tax bases of assets and liabilities and their carrying values for financial reporting purposes, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be removed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date.

Cash and Cash Equivalents

Cash equivalents are comprised of highly liquid investments with maturity of three months or less when purchased. We maintain our cash in bank deposit accounts, which at times, may exceed insured limits. We have not experienced any losses in such accounts.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject us to concentrations of credit risk, consist primarily of cash and cash equivalents and accounts receivable. We place our cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of applicable government mandated insurance limits. We periodically review our trade receivables in determining our allowance for doubtful accounts. Allowance for doubtful accounts was $79,177 and $74,447 for the years ended October 31, 2006 and 2005 respectively.

Fair Value of Financial Instruments

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts receivable, other receivables, accounts payable and short-term borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. Our long term debt has interest rates that approximate market and therefore the carrying amounts approximate their fair values.

CODA OCTOPUS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2006 AND 2005

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Inventory

Inventory is stated at the lower of cost or market using the first-in first-out method.   Inventory is comprised of the following components at October 31, 2006 and 2005:

	2006	2005
Raw materials	$1,064,655	$645,146
Work in process	389,042	73,497
Finished goods	497,695	325,408

	$1,951,392	$1,044,051

Property and Equipment

We record our equipment at historical cost. We expense maintenance and repairs as incurred. Depreciation is provided for by the straight-line method over three to four years, the estimated useful lives of the property and equipment.

Long-Lived Assets

We follow SFAS No. 144, "Accounting for Impairment of Disposal of Long-Lived Assets", which established a "primary asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. No impairment loss was recognized during the years ended October 31, 2006 and 2005 .

Research and Development

Research and development costs consist of expenditures for the present and future patents and technology, which are not capitalizable. We are eligible for United Kingdom tax credits related to our qualified research and development expenditures. Tax credits are classified as a reduction of research and development expense. During the year ended October 31, 2006, we recorded no tax credits. We recorded approximately $675,000 of tax credits during the year ended October 31, 2005.

Advertising

We charge the costs of advertising to expense as incurred. For the years ended October 31, 2006 and 2005, advertising costs were $275,285 and $234,768, respectively.

Stock Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation,” established and encouraged the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of the grant or the date at which the performance of the services is completed and is recognized over the periods in which the related services are rendered. The statement also permitted companies to elect to continue using the current intrinsic value accounting method specified in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for stock-based compensation to employees. Prior to the adoption of SFAS 123(R) we elected to use the intrinsic value based method for grants to our employees and directors and have disclosed the pro forma effect of using the fair value based method to account for our stock-based compensation to employees.

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R (revised 2004), “Share-Based Payment” (“Statement 123R”) which is a revision of SFAS No. 123.

Statement 123R supersedes APB opinion No. 25 and amends SFAS No. 95, “Statement of Cash Flows”. Generally, the approach in Statement 123R is similar to the approach described in Statement 123. However, Statement 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro-forma disclosure is no longer an alternative. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in SFAS No. 123(R). This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans.” On April 14, 2005, the SEC amended the effective date of the provisions of this statement. The effect of this amendment by the SEC is that the Company had to comply with Statement 123R and use the Fair Value based method of accounting no later than the first quarter of 2006. We implemented SFAS No. 123(R) on November 1, 2004 using the modified prospective method. The fair value of each option grant issued after November 1, 2004 will be determined as of grant date, utilizing the Black-Scholes option pricing model. The amortization of each option grant will be over the remainder of the vesting period of each option grant.  We use the fair value method for equity instruments granted to non-employees and use the Black Scholes model for measuring the fair value. The stock based fair value compensation is determined as of the date of the grant or the date at which the performance of the services is completed (measurement date) and is recognized over the periods in which the related services are rendered.

CODA OCTOPUS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2006 AND 2005

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Comprehensive Income

Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income," establishes standards for reporting and displaying of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes gains and losses on foreign currency translation adjustments and is included as a component of stockholders' equity.

Loss Per Share

We use SFAS No. 128, “Earnings Per Share” for calculating the basic and diluted loss per share. We compute basic loss per share by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional shares were dilutive. Common equivalent shares are excluded from the computation of net loss per share if their effect is anti-dilutive.

Per share basic and diluted net loss amounted to $0.50 and $0.16 for the years ended October 31, 2006 and 2005, respectively. For the years ended October 31, 2006 and 2005, 21,638,728 and 5,005,000 potential shares, respectively, were excluded from the shares used to calculate diluted earnings per share as their inclusion would reduce net loss per share.

Liquidity

As of October 31, 2006 we have cash and cash equivalents of $1,377,972 and negative working capital of $1,063,125. For the year ended October 31, 2006 we had a net loss of $7,559,170 and positive cash flow from operations of $121,807. We also have an accumulated deficit of $25,458,447 at October 31, 2006.

NOTE 2 - FIXED ASSETS

Property and equipment at October 31, 2006 and 2005 is summarized as follows:

	2006	2005
Machinery and Equipment	$619,432	$450,893
Accumulated Depreciation	(463,702)	(418,065)

	$155,730	$32,828

Depreciation expense recorded in the statement of operations for the years ended October 31, 2006 and 2005 is $52,396 and $86,749, respectively.

Rental equipment at October 31, 2006 and 2005 is summarized as follows:

	2006	2005
Rental Equipment	$240,876	240,876
Accumulated Depreciation	(120,025)	(40,146)

	$120,851	$200,730

Depreciation expense recorded in the statement of operations for the years ended October 31, 2006 and 2005 is $79,879 and $40,146, respectively.

CODA OCTOPUS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2006 AND 2005

NOTE 3 - INTANGIBLE ASSETS

The costs and accumulated amortization of intangible assets at October 31, 2006 and 2005 are summarized as follows:

	2006	2005
Goodwill	$1,060,906	$62,315
Patents	30,055	23,512
	1,090,961	85,827
Accumulated amortization of patents	19,261	14,347

	$1,071,700	$71,480

Amortization of patents included as a charge to income amounted to $4,914 and $6,034 for the years ended October 31, 2006 and 2005, respectively. Goodwill is not being amortized.

NOTE 4 - CAPITAL STOCK

The Company is authorized to issue 70,000,000 shares of common stock with a par value of $.001 per share. As of October 31, 2006, the Company has issued and outstanding 24,301,980 shares of common stock. The Company is also authorized to issue 5,000,000 shares of preferred stock with a par value of $.001 per share. We have designated 50,000 preferred shares as Series A preferred stock and have designated 50,000 preferred shares as Series B preferred stock. The remaining 4,900,000 shares of preferred stock is undesignated. There were 64,641 preferred shares outstanding at October 31, 2006 of which 23,641 shares were Series A and 41,000 shares were Series B.

During the year ended October 31, 2006 we issued 634,324 shares of common stock, valued at $317,160 to employees, directors and consultants for services.

Series A Preferred Stock

We designated 50,000 shares of our preferred stock, par value $.001, as Series A Preferred Stock. The Series A Preferred Stock ranks senior to all classes of common and preferred stock. The Series A Preferred Stock has a dividend rate of 12% per year. The Series A Preferred Stock and accrued dividends is convertible at the option of the holder into shares of our common stock at a conversion price of $1.00 per share.

During the year ended October 31, 2006 we sold 2,947 shares of our Series A Preferred Stock for cash proceeds of $464,100. We also issued 5,694 shares of our Series A Preferred Stock for debt outstanding to related and other parties aggregating $809,628. Of the debt converted, approximately $577,000 was outstanding at October 31, 2005 (see Notes 8 and 9). Each share of preferred stock is denominated either in Pounds Sterling or US Dollars, convertible into 177 shares or 100 shares of common stock respectively. We attributed a beneficial conversion feature of $52,800 to certain of the Series A preferred shares issued during the year ended October 31, 2006, based upon the difference between the conversion price of those shares and the closing price of our common shares on the date of issuance. The beneficial conversion feature were recorded as a dividend and is included in the accompanying financial statements. At October 31, 2006, the total of Series A Preferred Stock outstanding is 23,641 shares, convertible into 3,928,728 shares of common stock. During the year ended October 31, 2005 we sold 15,000 shares of preferred stock for proceeds of $2,655,000.

During the year ended October 31, 2006 we recorded $309,914 of dividends on the Series A preferred stock, of which $79,650 was paid during the year (by advances from our principal stockholder), with the balance of $230,264 accrued at October 31, 2006.

CODA OCTOPUS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2006 AND 2005

NOTE 4 - CAPITAL STOCK (CONTINUED)

Series B Preferred Stock

We designated 50,000 shares of our preferred stock, par value $.001, as Series B Preferred Stock. The Series B Preferred Stock ranks junior to our issued and outstanding Series A preferred Stock and senior to all classes of common stock. The Series B Preferred Stock has a dividend rate of 8% per year. The Series B Preferred Stock and accrued dividends is convertible at the option of the holder into shares of our common stock at a conversion price of $1.00 per share.

We sold 41,000 preferred Series B stock units, each unit consisting of one share of our Series B Preferred Stock, 100 Series A warrants and 100 Series B warrants. Each Series A warrant and Series B warrant is exercisable into shares of our common stock for a period of five years at exercise prices of $1.30 and $1.70 per share, respectively. Gross proceeds from the sale of the units were $4,100,000.

In accordance with Emerging Issues Task Force (“EITF”) No.00-27, “Application of EITF Issue No. 98-5, ‘Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Rates’, to Certain convertible Instruments”, a portion of the proceeds were allocated to the warrants based on their relative fair value, which totaled $2,919,412 using the Black Scholes option pricing model. Further, we attributed a beneficial conversion feature of $1,180,589 to the Series B preferred shares based upon the difference between the conversion price of those shares and the closing price of our common shares on the date of issuance, limited to the proceeds attributable to the sale of the preferred shares. The weighted average assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 367%, (3) weighted average risk-free interest rate of 4.86%, and (4) expected life of 2 years as the conversion feature and warrants are immediately exercisable. Both the fair value of the warrants and the beneficial conversion feature aggregating $4,100,000 were recorded as a dividend and are included in the accompanying financial statements.

During the year ended October 31, 2006 we accrued $74,130 of dividends on the Series B preferred stock, none of which was paid during the year.

Other Equity Transactions

During the year ended October 31, 2006 we issued 1,545,000 warrants for financial and other services. Of these warrants, 400,000 have an exercise price of $0.58, 750,000 have an exercise price of $0.50, 37,500 have an exercise price of $1.00, 160,000 have an exercise price of $1.30, 37,500 have an exercise price of $1.50 and 160,000 have an exercise of $1.70. All of these awards vested immediately. We have recorded an expense related to the fair value of these warrants at the date of grant of $690,847, determined using the Black Scholes method based on the following assumption ranges: (1) risk free interest rate of 4.6% to 4.9%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 328% to 440%; and (4) an expected life of the options of 2 years.

During the year ended October 31, 2006, we issued in the aggregate 1,315,000 common share purchase options to employees and consultants. The options were issued with exercise prices of $1.00 and $1.50. Of these awards, 616,000 vested immediately and the balance vests over various periods through July, 2008. The initial fair value of the options was $835,438 using the Black Scholes method at the date of grant of the options based on the following assumptions ranges: (1) risk free interest rate of 4.25% - 5.1%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 328% - 563%; and (4) an expected life of the options of 2 years. The fair value of the options is being expensed over the vesting period. In accordance with EITF 96-18, the fair value of consultant vesting options will be recomputed at each reporting period and any increase will be charged to expense. During the year ended October 31, 2006 $672,361 was charged to expense.

CODA OCTOPUS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2006 AND 2005

NOTE 4 - CAPITAL STOCK (CONTINUED)

During the year ended October 31, 2005, we issued in the aggregate 2,350,000 common share purchase options to employees and consultants. The options were issued with an exercise price of $1.00. Of these awards, 888,500 vested immediately and the balance vests over various periods through May, 2007. The initial fair value of the options was $1,221,497 using the Black Scholes method at the date of grant of the options based on the following assumptions ranges: (1) risk free interest rate of 4.5%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 679%; and (4) an expected life of the options of 2 years. The fair value of the options is being expensed over the vesting period. In accordance with EITF 96-18, the fair value of consultant vesting options will be recomputed at each reporting period and any increase will be charged to expense. During the years ended October 31, 2006 and 2005 $396,372 and $651,469, respectively, was charged to expense.
NOTE 5 - WARRANTS AND STOCK OPTIONS

Transactions involving stock options and warrants issued are summarized as follows:

	2006		2005
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
Outstanding at beginning of period	2,350,000	$1.00	—	$—
Granted during the period	11,060,000	1.35	2,350,000	1.00
Exercised during the period	—	—	—	—
Terminated during the period	—	—	—	1.00
Outstanding at end of the period	13,410,000	$1.29	2,350,000	$1.00
Exercisable at end of the period	12,084,000	$1.31	888,500	$1.00

The number and weighted average exercise prices of stock purchase options and warrants outstanding as of October 31, 2006 are as follows:

Range of Exercise Prices	Number Outstanding	Weighted Average Contractual Life (Yrs)	Weighted Average Exercise Price
0.50 - 0.58	1,150,000	4.47	$0.53
1.00	3,492,500	3.76	$1.00
1.30	4,260,000	4.77	1.30
1.50	247,500	4.65	1.50
1.70	4,260,000	4.77	1.70

CODA OCTOPUS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2006 AND 2005

NOTE 6 - INCOME TAXES

The Company has adopted Financial Accounting Standard No. 109 which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

For income tax reporting purposes, the Company's aggregate U.S. unused net operating losses approximate $7,145,000 which expire through 2026, subject to limitations of Section 382 of the Internal Revenue Code, as amended. The deferred tax asset related to the carry forward is approximately $2,429,000. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, because in the opinion of management based upon the earning history of the Company, it is more likely than not that the benefits will not be realized.

For income tax reporting purposes, the Company's aggregate UK unused net operating losses approximate $8,873,000, with no expiration. The deferred tax asset related to the carryforward is approximately $2,662,000. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, because in the opinion of management based upon the earning history of the Company, it is more likely than not that the benefits will not be realized.

Income tax expense for 2006 represents income taxes on our Norwegian and British subsidiary.

Components of deferred tax assets as of October 31, 2006 are as follows:

Non-Current:	Oct 31, 2006	Oct 31, 2005

Net Operating Loss Carry Forward	$2,429,000	$2,909,000
Valuation Allowance	(2,429,000)	(2,909,000)

Net Deferred Tax Asset	$-	$-

  NOTE 7 - CONTINGENCIES AND COMMITMENTS

Litigation

We may become subject to legal proceedings and claims, which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, we believe that the final disposition of any matters should not have a material adverse effect on our financial position, results of operations or liquidity.

Factoring Agreement

We factor certain of our receivables pursuant to a factoring agreement. Advances received pursuant to the agreement are secured by our accounts receivable.

This factoring agreement was entered into on August 17, 2005 with Faunus Group International, Inc. (“FGI”) for a maximum borrowing of up to $1 million. Over the course of the year, we factored invoices totaling $5,503,518 in receivables and we received $5,172,774 in proceeds from FGI. This compares with 2005, where, between the date of signing and the year end, we factored invoices totaling $791,016 in receivables and we received $571,376 in proceeds from FGI.

CODA OCTOPUS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2006 AND 2005

NOTE 7 - CONTINGENCIES AND COMMITMENTS (CONTINUED)

Under the arrangement, FGI typically advances to the Company 80% of the total amount of accounts receivable factored. FGI retains 20% of the outstanding factored accounts receivable as a reserve, which it holds until the customer pays the factored invoice to FGI. The cost of funds for the accounts receivable portion of the borrowings with FGI is 1.85% for the initial 30 day credit period, up to a maximum of 45 days; thereafter, an additional fee of 0.5% is charged for each 10 day period.

Operating Leases

We occupy our various office and warehouse facilities pursuant to both term and month-to-month leases. Our term leases expire at various times through September 2011. Future minimum lease obligations are approximately $797,092.

Concentrations

During the year ended October 31, 2006, we had no concentrations of sales or purchases of over 5%, compared with 2005 where we purchased approximately 11% of our raw materials from one supplier.

NOTE 8 - NOTES AND LOANS PAYABLE

At October 31, 2006 we had an outstanding balance under our UK bank revolving credit facility of $1,119,496. The advances bear interest at 2.0% over UK Bank Base Rate and are due on demand. The advances are secured by a bond and a security interest in the assets of our subsidiary, Coda Octopus Ltd, exclusive of accounts receivable.

At October 31, 2005 we had an outstanding liability to a Norwegian bank in the amount of $184,755. The loan bore interest at 10% and matured on November 22, 2005

During the year to October 31, 2005 we had received loans from other parties, which were unsecured, bore interest at the rate of 12% per year, and were payable 24 months after a demand for repayment was received. These loans totaled $134,335, including accrued interest, when they were converted into preferred stock during the year ended October 31, 2006.

NOTE 9 - DUE TO RELATED PARTIES

We are indebted to various related parties for advances for payments of operating expenses and dividends. These related parties include our parent and other entities controlled by our parent. Advances are non interest bearing and are due on demand. During the year ended October 31, 2005, approximately $432,000 of the $577,000 outstanding balance at October 31, 2005 was converted into shares of our Series A Preferred Stock, leaving an outstanding balance at October 31, 2006 of $302,877.

Part of this balance, a sum of $95,420, is owed to Jason Reid, President and CEO, by one of the Group's subsidiaries, Coda Octopus Ltd. Mr. Reid also owes a balance of $104,720 to Coda Octopus Group, Inc., leaving a net balance owed to the Group of $9,300.

NOTE 10 - ACQUISITION

On June 26, 2006, we acquired all of the issued and outstanding capital stock of Martech Systems (Weymouth) Limited, a UK company. This company specializes in engineering projects and sales to the UK Ministry of Defense, adding these capabilities to the Group. The purchase price was approximately $ 1,536,000. The purchase price is payable as follows: approximately $1,180,000 in cash at closing; approximately $364,000 in cash one year after closing, which is accrued as $382,000 as at October 31, 2006, due to exchange rate movements ; and up to $286,000 in the Company’s common stock but contingent upon Martech meeting the performance measures set forth in the Stock Purchase Agreement and up to another $859,500 payable in cash and stock and contingent upon Martech meeting the performance measures over 3 financial years starting from financial year October 31, 2006 and ending October 31, 2008. The results of operations of Martech have been included in the consolidated financial statements from the date of acquisition. The purchase price was allocated as follows:

Current assets	$993,817
Equipment	37,126
Goodwill	998,591
Current liabilities	(493,262)

Purchase price	$1,536,271

CODA OCTOPUS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2006 AND 2005

NOTE 10 - ACQUISITION (CONTINUED)

The total cost of the acquisition has been allocated to the assets acquired and the liabilities assumed based upon their respective fair values in accordance with SFAS No. 141, Business Combinations. Goodwill, none of which is deductible for tax purposes recorded in connection with the acquisition aggregates is $998,591. The goodwill recognized in the acquisition result primarily from the acquisition of the assembled workforce, including the management team with a proven track record of success in selling to the U K government Ministry of Defense.

The Company considered and evaluated whether the acquisition of Martech included identifiable intangible assets, as defined under SFAS No. 141, that would be subject to amortization recognized apart from goodwill , such as employment agreements, trade names, existing customer-related and supplier-related relationships and order backlogs, and concluded the value of these intangible assets were immaterial to the purchase price.

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized, but instead is tested annually for impairment, or more frequently, if circumstances indicate a possible impairment may exist.  The impairment test will be conducted in the fourth quarter.

The following unaudited pro forma results of operations for the years ended October 31, 2006 and 2005 assume that the acquisition of Martech occurred on November 1, 2004. These unaudited pro forma results are not necessarily indicative of the actual results of operations that would have been achieved nor are they necessarily indicative of future results of operations.

	Oct 31, 2006	Oct 31, 2005

Revenue	$8,656,396	$6,448,291
Net loss	(7,536,584)	(3,646,510)
Loss per common share	(0.50)	(0.16)

NOTE 11 - SEGMENT INFORMATION

Since the acquisition of Martech on June 26, 2006, we are operating in two reportable segments. Martech operates as an engineering contractor, and the balance of our operations are comprised of product sales. Segment information is as follows:

	Contracting	Product Sales	Corporate	Oct 31, 2006

Revenue	$661,589	$6,629,702	-	$7,291,291
Segment operating profit/(loss)	(120,532)	245,858	(6,478,142)	(6,352,816)
Identifiable assets	1,899,209	2,987,334	2,047,795	6,934,338
Capital expenditure	2,340	111,734	22,165	136,239
Selling, general & administrative	366,732	3,331,112	4,203,852	6,535,430
Depreciation and amortization	12,037	123,844	1,307	137,188
Interest expense	1,680	406,638	795,372	1,203,690

NOTE 12 - OTHER OPERATING EXPENSES

During the years ended October 31, 2006 and 2005, the Company incurred other operating expenses comprised of professional and legal fees incurred in connection with the acquisition of Martech and related financial advisory services.

CODA OCTOPUS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2006 AND 2005

NOTE 13 - SUBSEQUENT EVENTS

In November 2006, we entered into new agreements with our factor, with each of our corporate entities covered by its own agreement. The new agreements are secured by substantially all of our assets.

On January 31, 2007, we sold a further 8,000 preferred stock units, each unit consisting of one share of our Series B Preferred Stock, 100 Series A warrants and 100 Series B warrants. Each Series A warrant and Series B warrant is exercisable into shares of our common stock for a period of five years at exercise prices of $1.30 and $1.70 per share, respectively. Gross proceeds from the sale of the units were $800,000.

We issued 453,180 shares of common stock as compensation to employees, directors and consultants, for services.

We granted 125,000 common stock options to employees, directors and consultants for services.

During the year to October 31, 2006, we advanced a sum of $533,147 to MSGI Security Solutions, Inc. (OTC: MSGI.PK). This sum was repaid on March 6, 2007 through the issuance of 850,000 common shares in MSGI (approximate value on issuance of $697,000) and 425,000 warrants to purchase common shares with an exercise price of $1. A license was also granted on March 6, 2007 to utilize MSGI’s wireless video encryption capabilities within the company and its products.

  CODA OCTOPUS GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
APRIL 30, 2007 and 2006
(UNAUDITED)

	April 30,	April 30,
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$5,305,846	$2,782
Accounts receivable, net of allowance for doubtful accounts	1,517,239	3,176,984
Inventory (Note 1)	2,555,767	1,335,682
Tax credit receivable	-	466,843
Due from MSGI Security Solutions, Inc. (Note 11)	533,147	-
Due from related parties	176,433	622,231
Other current assets	440,631	315,860
Prepaid expenses	356,519	100,492

Total current assets	10,885,582	6,020,874

Property and equipment, net (Note 2)	244,170	33,727
Rental equipment, net (Note 2)	78,616	161,117
Goodwill and other intangible assets, net (Note 3)	3,832,985	75,851

Total assets	$15,041,353	$6,291,569

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable, trade	$2,037,333	$4,021,408
Accrued expenses and other current liabilities	1,608,424	1,719,506
Deferred payment related to acquisitions (Note 10)	1,163,936	-
Accrued dividends on Series A & B Preferred Stock	371,332	79,650
Due to related parties (Note 9)	106,875	523,810
Loans payable	32,393	969,935

Total current liabilities	5,320,293	7,314,309

Loans and notes payable, long term	86,104	-

Total liabilities	5,406,397	7,314,309

Stockholders' equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized,
6,407 and 22,321 shares Series A issued and outstanding, as of
April 30th , 2007 and 2006 respectively	6	22
1,819 shares Series B issued and outstanding as of April 30, 2007	2	-
Common stock, $.001 par value; 100,000,000 shares
authorized, 46,064,668 and 24,053,480 shares issued and outstanding
as of April 30, 2007 and 2006 respectively	46,065	24,053
Stock subscribed	114,000	-
Additional paid-in capital	46,099,436	15,990,117
Foreign currency translation adjustment	(197,572)	(332,171)
Accumulated deficit	(36,426,981)	(16,704,762)

Total stockholders' equity	9,634,956	(1,022,740)

Total liabilities and stockholders' equity	$15,041,353	$6,291,569

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CODA OCTOPUS GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE SIX MONTHS ENDED APRIL 30, 2007 and 2006
(UNAUDITED)

	April 30,	April 30,
	2007	2006

Net revenue	$4,934,714	$2,452,308

Cost of revenue	2,212,373	1,161,766

Gross profit	2,722,341	1,290,542

Research and development	1,101,758	1,097,070
Selling, general and administrative expenses	5,288,539	3,247,453
Other operating expenses	435,000	-

Operating income	(4,102,956)	(3,053,981)

Other income (expense)

Other income (expense)	37,795	504
Interest expense	(5,788,596)	(146,633)

Total other income (expense)	(5,750,801)	(146,129)

Loss before income taxes	(9,853,757)	(3,200,110)

Provision for income taxes	-	-

Net loss	(9,853,757)	(3,200,110)

Preferred Stock Dividends:
Series A	(207,099)	(79,650)
Series B	(107,679)	-
Beneficial Conversion Feature	(800,000)	-

Net Loss Applicable to Common Shares	$(10,968,535)	$(3,279,760)

Loss per share, basic and diluted	(0. 38)	(0. 14)

Weighted average shares outstanding	29,138,920	23,795,553

Comprehensive loss:

Net loss	$(9,853,757)	$(3,200,110)

Foreign currency translation adjustment	(197,572)	(421,013)

Comprehensive loss	$(10,051,329)	$(3,621,123)

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.

CODA OCTOPUS GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE SIX MONTHS ENDED APRIL 30, 2007 and 2006
(UNAUDITED)

	Preferred Stock Series A		Preferred Stock Series B		Common Stock		Common Stock	Additional Paid-in	Foreign Currency Translation	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Subscribed	Capital	Adjustment	Deficit	Total

Balance, October 31, 2005	15,000	$15	-	$-	23,667,656	$23,668	$-	$13,837,534	$(10,117)	$(13,362,433)	$488,667

Sale of shares for cash	-	-	-	-	-	-	-	-	-	-	-

Shares issued for compensation	-	-	-	-	-	-	-	-	-	-	-

Common stock subscribed	-	-	-	-	-	-	-	-	-	-	-

Fair value of options and warrants issued as compensation and for financing	-	-	-	-	-	-	-	147,693	-	-	147,693

Foreign currency translation adjustment	-	-	-	-	-	-	-	-	36,391	-	36,391

Net loss	-	-	-	-	-	-	-	-	-	(1,141,580)	(1,141,580)
Balance, January 31, 2006	15,000	$15	-	$-	23,667,656	$23,668	$-	$13,985,227	$26,274	$(14,504,013)	$(468,829)

Stock issued for compensaton	-	-	-	-	385,824	386	-	192,526	-	-	192,912

Sales of preferred stock for cash (Series A)	7,321	7	-	-	-	-	-	1,141,718	-	-	1,141,725

Fair value of options and warrants issued as compensation and for financing	-	-	-	-	-	-	-	670,646	-	-	670,646

Preferred stock dividend (Series A)	-	-	-	-	-	-	-	-	-	(79,650)	(79,650)

Foreign currency translation adjustment	-	-	-	-	-	-	-	-	(358,444)	-	(358,444)

Net loss	-	-	-	-	-	-	-	-	-	(2,121,100)	(2,121,100)

Balance, April 30, 2006	22,321	$22	-	$-	24,053,480	$24,054	$-	$15,990,117	$(332,170)	$(16,704,763)	$(1,022,740)

	Preferred Stock Series A		Preferred Stock Series B		Common Stock		Common Stock	Additional Paid-in	Foreign Currency Translation	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Subscribed	Capital	Adjustment	Deficit	Total
Balance, October 31, 2006	23,641	$24	41,000	$41	24,301,980	$24,302	$153,750	$25,858,307	$(292,821)	$(25,458,447)	$285,156

Sale of preferred stock	-	-	8,000	8	-	-	-	799,992	-	-	800,000

Sale of shares for cash	-	-	-	-	650,000	650	-	-	-	-	650

Shares issued for compensation	-	-	-	-	1,361,000	1,361	-	1,422,659	-	-	1,424,020

Common stock subscribed	-	-	-	-	-	-	(153,750)	153,750	-	-	-

Fair value of options and warrants issued as compensation and for financing	-		-	-	-	-	-	205,194	-	-	205,194

Beneficial conversion feature of preferred stock, Series A	-	-	-	-	-	-	-	-	-	-	-
preferred stock, Series B		-	-	-	-	-	-	799,350	-	(800,000)	(650)

Foreign currency translation adjustment	-	-	-	-	-	-	-	-	( 35, 488)	-	( 35, 488)

Net loss	-	-	-	-	-	-	-	-	-	(2,530,919)	(2,530,919)

Balance, January 31, 2007	23,641	$24	49,000	$49	26,312,980	$26,313	$-	$29,239,252	$ ( 328, 309)	$(28,789,366)	$147, 963
Conversion of preferred stock: Series A	(17,234)	(17)	-	-	2,878,418	2,878	-	(2,861)	-	-	-
Series B	-	-	(29,000)	(29)	2,900,000	2,900	-	(2,871)	-	-	-
Redemption of preferred stock	-	-	(18,181)	(18)	-	-	-	(1,818,082)	-	-	(1,818,100)

Sale of common stock for cash	-	-	-	-	13,280,000	13,280	-	12,153,585	-	-	12,166,865

Stock issued for compensation	-	-	-	-	161,180	161	-	186,369	-	-	186,530

Stock issued for acquisition	-	-	-	-	532,090	532	-	792,282	-	-	792,814

Stock subscribed:
Preferred stock	-	-	-	-	-	-	80,000	-	-	-	80,000
Common stock	-	-	-	-	-	-	34,000	-	-	-	34,000

Fair value of options and warrants issued as compensation and for financing	-	-	-	-	-	-	-	5,551,763	-	-	5,551,762

Preferred stock dividends: Series A	-	-	-	-	-	-	-	-	-	(207,099)	(207,099)
Series B	-	-	-	-	-	-	-	-	-	(107,678)	(107,678)

Foreign currency translation adjustment	-	-	-	-	-	-	-	-	130,737		130,737

Net loss	-	-	-	-	-	-	-	-	-	(7,322,838)	(7,322,838)

Balance, April 30, 2007	6,407	$6	1,819	$2	46,064,668	$46,065	$114,000	$46,099,436	$(197,572)	$(36,426,981)	$9,634,956

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CODA OCTOPUS GROUP, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED APRIL 30, 2007 and 2006
(UNAUDITED)

	April 30,	April 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (9,853,757)	$ (3,200,110)
Adjustments to reconcile net loss to net cash
used by operating activities:
Depreciation and amortization	87,273	71,922
Stock based compensation	1,788,541	340,605
Financing costs	5,544,445	-
Bad debt expense	130,309	79,650
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(263,127)	(2,073,183)
Inventory	(604,375)	(291,631)
Prepaid expenses	(196,603)	116,354
Other receivables	(112,018)	(847,686)
Increase (decrease) in:
Accounts payable and accrued expenses	(1,546,903)	3,924,939
Due to related parties	(119,253)	(53,171)

Net cash ( used ) by operating activities	(5,145,468)	(1,931,603)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(113,582)	(67,418)
Purchases of intangible assets	(1,000)	(4,930)
Acquisition of Miller & Hilton, Inc. d/b/a Colmek	(800,000)	-
Cash acquired from Colmek	35,515	-

Net cash used by investing activities	(879,067)	(72,348)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from/(repayment of) loans	(1,066,447)	(2,174,070)
Proceeds from sale of stock	13,080,865	3,796,725
Redemption of preferred stock	(1,818,082)	-
Preferred stock dividend	(247,841)	-

Net cash provided by financing activities	9,948,495	1,622,655

Effect of exchange rate changes on cash	3,914	241,141

Net (decrease) increase in cash	3,927,874	(140,155)

Cash and cash equivalents, beginning of period	1,377,972	142,936

Cash and cash equivalents, end of period	$5,305,846	$2,781

Cash paid for:
Interest	$243,600	$146,633
Income taxes	-	-

Supplemental Disclosures:

During the six months to April 30, 2007, 1,522,180 shares of common stock were issued as payment of $ 1, 662,817 of compensation that was earned.

Acquisition of Colmek:
Current assets acquired	195,528
Cash acquired	35,515
Equipment acquired	80,007
Goodwill and intangible assets	2,773,613
Liabilities assumed	(727,913)
Deferred note payable	(763,936)
Amount paid in common stock	(792,814)

Cash Paid for Acquisition	800,000

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CODA OCTOPUS GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Six Months ended April 30, 2007 and 2006
UNAUDITED

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying unaudited consolidated financial statements follows.

General

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and in accordance with Item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Accordingly, the results from operations for the six month period ended April 30, 2007, are not necessarily indicative of the results that may be expected for the year ended October 31, 2007. The unaudited condensed financial statements should be read in conjunction with the consolidated October 31, 2006 financial statements and footnotes thereto included in the Company’s SB-2 filed on May 22, 2007 with the Securities Exchange Commission (SEC).

Business and Basis of Presentation

Coda Octopus Group, Inc. ( “we” , “us”, “our company” or “Coda”  ), was formed under the laws of the State of Florida in 1992 as The Panda Project, Inc. (“Panda”). We changed our name in August, 2004, subsequent to the reverse acquisition described below. We are a developer of underwater technologies and equipment for imaging, mapping, defense and survey applications. We are based in New York, with research and development, sales and manufacturing facilities located in the United Kingdom and Norway, and additional sales locations in Florida and Washington, D.C.

  Effective July 12, 2004, Panda acquired all of the issued and outstanding common stock of Coda Octopus Ltd, now known as Coda Octopus products Ltd (“COPL ”) a U.K. operating company, which also owned United States and Norwegian subsidiaries. As a result of this transaction, COL’s former shareholders obtained control of Panda, a shell corporation with no operations. In accordance with SFAS No. 141, Coda was the acquiring entity, while the transaction was accounted for using the purchase method of accounting, in substance the acquisition was a recapitalization of Coda’s capital structure. For accounting purposes, this acquisition has been treated as a reverse acquisition of Panda. The Company did not recognize any goodwill or any intangible assets in connection with the transaction.

The unaudited consolidated financial statements include the accounts of Coda and our domestic and foreign subsidiaries that are more than 50% owned and controlled. All significant intercompany transactions and balances have been eliminated in the consolidated financial statement.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. Although these estimates are based on management's best knowledge of current events and actions that we may undertake in the future, actual results may differ from those estimates.

Revenue Recognition

We record revenue in accordance with the guidance of the SEC's Staff Accounting Bulletin  SAB No. 104 (SAB 104), which supersedes    SAB No. 101  in order to encompass    EITF No. 00- 21, Revenue Arrangements with Multiple Deliverables (EITF 00-21). Our revenue is derived from sales of underwater technologies and equipment for imaging, mapping, defense and survey applications. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the contract price is fixed or determinable, and collectibility is reasonably assured. No right of return privileges are granted to customers after shipment.

For arrangements with multiple deliverables, we recognize product revenue by allocating the revenue to each deliverable based on the fair value of each deliverable in accordance with EITF No. 00-21  and   SAB No. 104, and recognize revenue for equipment upon delivery and for installation and other services as performed.    EITF No. 00-21 was effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003.

Our contracts sometimes require customer payments in advance of revenue recognition. These deposit amounts are reflected as liabilities and recognized as revenue when the Company has fulfilled its obligations under the respective contracts.

CODA OCTOPUS GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Six Months ended April 30, 2007 and 2006
UNAUDITED

Revenues derived from our software license sales are recognized in accordance with Statement of Position (SOP) SOP No. 97- 2, “Software Revenue Recognition,” and   SOP No. 98- 9, “Modifications of    SOP No. 97- 2, Software Revenue Recognition with Respect to Certain Transactions”. For software license sales for which any services rendered are not considered essential to the functionality of the software, we recognize revenue upon delivery of the software, provided (1) there is evidence of an arrangement, (2) collection of our fee is considered probable and (3) the fee is fixed and determinable.

Foreign Currency Translation

Coda translates the foreign currency financial statements of its foreign subsidiaries in accordance with the requirements of Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation". Assets and liabilities are translated at current exchange rates, and related revenue and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a separate component in stockholders' equity. Foreign currency transaction gains and losses are included in the statement of income.

Income Taxes

Deferred income taxes are provided using the asset and liability method for financial reporting purposes in accordance with the provisions of Statements of Financial Standards No. 109, "Accounting for Income Taxes". Under this method, deferred tax assets and liabilities are recognized for temporary differences between the tax bases of assets and liabilities and their carrying values for financial reporting purposes, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be removed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date.

Cash and Cash Equivalents

Cash equivalents are comprised of highly liquid investments with maturity of three months or less when purchased. We maintain our cash in bank deposit accounts, which at times, may exceed insured limits. We have not experienced any losses in such accounts.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject us to concentrations of credit risk, consist primarily of cash and cash equivalents and accounts receivable. We place our cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of applicable government mandated insurance limits. We periodically review our trade receivables in determining our allowance for doubtful accounts.   Allowance for doubtful accounts was nil and $708 for the periods ended April 30, 2007 and 2006 respectively.

Fair Value of Financial Instruments

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts receivable, other receivables, accounts payable and short-term borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. Our long term debt has interest rates that approximate market and therefore the carrying amounts approximate their fair values.
Inventory

Inventory is stated at the lower of cost or market using the first-in first-out method.    Inventory is comprised of the following components at April 30, 2007 and 2006:

	2007	2006
Raw materials	$896,272	$912,049
Work in process	573,617	96,258
Finished goods	1,085,878	327,375
	$2,555,767	$1,335,682
 Property and Equipment

We record our equipment at historical cost. We expense maintenance and repairs as incurred. Depreciation is provided for by the straight-line method over three to four years, the estimated useful lives of the property and equipment.

CODA OCTOPUS GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Six Months ended April 30, 2007 and 2006
UNAUDITED

Long-Lived Assets

We follow SFAS No. 144, "Accounting for Impairment of Disposal of Long-Lived Assets", which established a "primary asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. No impairment loss was recognized during the periods ended April 30, 2007 and 2006.

Research and Development

Research and development costs consist of expenditures for the present and future patents and technology, which cannot be capitalized . We are eligible for United Kingdom tax credits related to our qualified research and development expenditures. Tax credits are classified as a reduction of research and development expense. We recorded no tax credits during either period .

Marketing

We charge the costs of marketing to expense as incurred. For the periods ended April 30, 2007 and 2006, marketing costs were $ 126,428 and $ 171,023, respectively.

Intangible Assets

Intangible assets consist principally of the excess of cost over the fair value of net assets acquired (or goodwill), customer relationships , and non-compete agreements . Goodwill was allocated to our reporting units based on the original purchase price allocation. Customer relationships and non-compete agreements are being amortized on a straight-line basis over periods of 5 to 10 years. The Company amortizes its intangible assets using the straight-line method over their estimated period of benefit. We periodically evaluate the recoverability of intangible assets and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists.

We test for impairment at the reporting unit level as defined in SFAS No. 142, “Goodwill and Other Intangible Assets.” This test is a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value, which is based on future cash flows, exceeds the carrying amount, goodwill is not considered impaired. If the carrying amount exceeds the fair value, the second step must be performed to measure the amount of the impairment loss, if any. The second step compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. In the fourth quarter of each year, we evaluate goodwill on a separate reporting unit basis to assess recoverability, and impairments, if any, are recognized in earnings. An impairment loss would be recognized in an amount equal to the excess of the carrying amount of the goodwill over the implied fair value of the goodwill. SFAS No. 142 also requires that intangible assets with determinable useful lives be amortized over their respective estimated useful lives and reviewed annually for impairment in accordance with SFAS No. 144.

Stock Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation,” established and encouraged the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of the grant or the date at which the performance of the services is completed and is recognized over the periods in which the related services are rendered. The statement also permitted companies to elect to continue using the current intrinsic value accounting method specified in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for stock-based compensation to employees. Prior to the adoption of SFAS 123(R) we elected to use the intrinsic value based method for grants to our employees and directors and have disclosed the pro forma effect of using the fair value based method to account for our stock-based compensation to employees.

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R (revised 2004), “Share-Based Payment” (“Statement 123R”) which is a revision of SFAS No. 123.

Statement 123R supersedes APB opinion No. 25 and amends SFAS No. 95, “Statement of Cash Flows”. Generally, the approach in Statement 123R is similar to the approach described in Statement 123. However, Statement 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro-forma disclosure is no longer an alternative. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in SFAS No. 123(R). This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans.” On April 14, 2005, the SEC amended the effective date of the provisions of this statement. The effect of this amendment by the SEC is that the Company had to comply with Statement 123R and use the Fair Value based method of accounting no later than the first quarter of 2006. We implemented SFAS No. 123(R) on November 1, 2004 using the modified prospective method. The fair value of each option grant issued after November 1, 2004 will be determined as of grant date, utilizing the Black-Scholes option pricing model. The amortization of each option grant will be over the remainder of the vesting period of each option grant.  We use the fair value method for equity instruments granted to non-employees and use the Black Scholes model for measuring the fair value. The stock based fair value compensation is determined as of the date of the grant or the date at which the performance of the services is completed (measurement date) and is recognized over the periods in which the related services are rendered.

CODA OCTOPUS GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Six Months ended April 30, 2007 and 2006
UNAUDITED

Comprehensive Income

Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income," establishes standards for reporting and displaying of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes gains and losses on foreign currency translation adjustments and is included as a component of stockholders' equity.

Loss Per Share

We use SFAS No. 128, “Earnings Per Share” for calculating the basic and diluted loss per share. We compute basic loss per share by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional shares were dilutive. Common equivalent shares are excluded from the computation of net loss per share if their effect is anti - dilutive.

Per share basic and diluted net loss amounted to $ 0.38 and $ 0. 13 for the periods ended April 30, 2007 and 2006, respectively. For the periods ended April 30, 2007 and 2006, 31,858,628 and 7,351,728 potential shares, respectively, were excluded from the shares used to calculate diluted earnings per share as their inclusion would reduce net loss per share.

Liquidity

As of April 30, 2007 we have cash and cash equivalents of $5,305,845 and positive working capital of $5,565,290. For the period ended April 30, 2007 we had a net loss of $9,853,757 and negative cash flow from operations of $5,145,468. We also have an accumulated deficit of $36,426,981 at April 30, 2007.

For the purpose of the accompanying financial statements, all highly liquid investments with a maturity of three months or less are considered to be cash equivalents.

The Company places its cash and temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit.

NOTE 2 - FIXED ASSETS

Property and equipment at April 30, 2007 and 2006 is summarized as follows:

	2007	2006
Machinery and Equipment	$739,907	$483,083
Accumulated Depreciation	(495,737)	(449,356)
	$244,170	$33,727

Depreciation expense recorded in the statement of operations for the six months ended April 30, 2007 and 2006 is $ 32,945 and $ 32,487, respectively.

Rental equipment at April 30, 2007 and 2006 is summarized as follows:

	2007	2006
Rental Equipment	$240,140	240,140
Accumulated Depreciation	(161,524)	(79,023)
	$78,616	$161,117

Depreciation expense recorded in the statement of operations for the six months ended April 30, 2007 and 2006 is $ 41,499 and 38,877, respectively.

CODA OCTOPUS GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Six Months ended April 30, 2007 and 2006
UNAUDITED

NOTE 3 - INTANGIBLE ASSETS AND GOODWILL

The Company has adopted SFAS No. 142, Goodwill and Other Intangible Assets, whereby the Company periodically test its intangible assets for impairment. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets are tested for impairment, and write-downs will be included in results from operations.

The identifiable intangible assets acquired and their carrying value at April 30, 2007 are:

April 30, 2007

Customer relationships (Weighted average life of 10 years)	$694,503
Non-compete agreements (Weighted average life of 3 years)	198,911
Patents	30,555

Total Amortized identifiable intangible assets-Gross carrying value:	923,969
Less Accumulated Amortization	(32,090)
Net:	891,879

Residual value:	891,879

Our acquisition of Colmek resulted in the valuation of Colmek’s customer relationships and covenants (see Note 10), which have an estimated useful life of 10 years and 3 years respectively, and as such are being amortized monthly over that period. Goodwill of $1,880,199 represented the excess of the purchase price over the fair value of the net tangible and intangible assets acquired.

As a result of the acquisitions of Martech and Colmek, the Company has goodwill in the amount of $2,941,105 as of April 30, 2007. The changes in the carrying amount of goodwill for the six months ended April 30, 2007 are recorded below.

April 30, 2007

Beginning goodwill balance at November 1, 2006	$1,060,906
Goodwill recorded upon acquisition of Colmek	1,880,199

Balance at April 30, 2007	$2,941,105

Considerable management judgment is necessary to estimate fair value. Based upon third party valuations, we have determined the values of our intangible assets and goodwill, both at the dates of acquisition and at specific dates annually. Based on various market factors and projections used by management, actual results could vary significantly from managements' estimates.

Amortization of patents, customer relationships, and non-compete agreements included as a charge to income amounted to $ 12,829 and $558 for the six months ended April 30, 2007 and 2006, respectively. Goodwill is not being amortized.

NOTE 4 - CAPITAL STOCK

The Company is authorized to issue 100,000,000 shares of common stock with a par value of $.001 per share. As of April 30, 2007, the Company has issued and outstanding 46,064,688 shares of common stock. The Company is also authorized to issue 5,000,000 shares of preferred stock with a par value of $.001 per share. We have designated 50,000 preferred shares as Series A preferred stock and have designated 50,000 preferred shares as Series B preferred stock. The remaining 4,900,000 shares of preferred stock is undesignated. There were 8,226 preferred shares outstanding at April 30, 2007, of which 6,407 shares were Series A and 1,819 shares were Series B.

CODA OCTOPUS GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Six Months ended April 30, 2007 and 2006
UNAUDITED

Series A Preferred Stock

We designated 50,000 shares of our preferred stock, par value $.001, as Series A Preferred Stock. The Series A Preferred Stock ranks senior to all classes of common and preferred stock. The Series A Preferred Stock has a dividend rate of 12% per year. The Series A Preferred Stock and accrued dividends is convertible at the option of the holder into shares of our common stock at a conversion price of $1.00 per share.

During the period ended April 30, 2007 we did not issue any further Series A Preferred Stock. At April 30, 2007, the total of Series A Preferred Stock outstanding is 6,407 shares, convertible into 1,050,310 shares of common stock. During the period ended April 30, 2006 we sold 7,321 shares, taking our total to 22,321.

During the period ended April 30, 2007, 17,234 shares were converted into common stock and were included in the numbers detailed above .

Series B Preferred Stock

We designated 50,000 shares of our preferred stock, par value $.001, as Series B Preferred Stock. The Series B Preferred Stock ranks junior to our issued and outstanding Series A preferred Stock and senior to all classes of common stock. The Series B Preferred Stock has a dividend rate of 8% per year. The Series B Preferred Stock and accrued dividends is convertible at the option of the holder into shares of our common stock at a conversion price of $1.00 per share.

During the period ended April 30, 2007, we sold 8,000 preferred Series B stock units, each unit consisting of one share of our Series B Preferred Stock, 100 Series A warrants, 100 Series B warrants, and   81.25 shares of common stock (650,000 shares of common stock in total). Each Series A warrant and Series B warrant is exercisable into shares of our common stock for a period of five years at exercise prices of $1.30 and $1.70 per share, respectively. Gross proceeds from the sale of the units were $800,000.

Also during the period, 29,000 shares of Series B Preferred Stock were converted into 2,900,000 shares of common stock.

In addition, 18,182 shares of Series B Preferred Stock were redeemed at a price of $110 per share, leaving 1,819 shares outstanding at April 30, 2007, which are convertible into 181,900 shares of common stock.

Common Stock

During the period ended April 30, 2007 we issued 1,522,180 shares of common stock, valued at $1,664,178 to employees, directors and consultants for services.

During the period ending April 30, 2007, we sold 13,280,000 shares of common stock which were issued alongside 6,640,000 Series A warrants and 6,640,000 Series B warrants. Each Series A warrant is convertible into common stock at a price of $1.30, and each Series B warrant is convertible into common stock at $1.70. Each warrant has a life of 5 years.

We issued 532,090 shares of common stock as part payment in our acquisition of Miller Hilton, Inc, d/b/a Colmek Systems Engineering, with a further 42,910 shares payable within 12 months.

In accordance with Emerging Issues Task Force (“EITF”) No.00 - 27, “Application of EITF Issue No. 98-5, ‘Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Rates’, to Certain convertible Instruments”, a portion of the proceeds of our stock sales were allocated to the warrants based on their relative fair value .

For the sale of Series B Preferred Stock, this totaled $546,566 using the Black Scholes option pricing model. Further, we attributed a beneficial conversion feature of $253,434 to the Series B preferred shares based upon the difference between the conversion price of those shares and the closing price of our common shares on the date of issuance, limited to the proceeds attributable to the sale of the preferred shares. The weighted average assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 304%, (3) risk - free interest rate of 4.90%, and (4) expected life of 2 years as the conversion feature and warrants are immediately exercisable. Both the fair value of the warrants and the beneficial conversion feature aggregating $800,000 were recorded as a dividend and are included in the accompanying financial statements .

Other Equity Transactions

During the period ended April 30, 2007, we issued in the aggregate 157,000 common share purchase options to employees and consultants. The options were issued with exercise prices of $1.50 The initial fair value of the options was $ 175,587.61 using the Black Scholes method at the date of grant of the options based on the following assumptions: (1) risk free interest rate of 4.90%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 328%; and (4) an expected life of the options of 2 years. The fair value of the options has been expensed in this period. In accordance with EITF 96-18, the fair value of consultant vesting options will be recomputed at each reporting period and any increase will be charged to expense. Due to staff departures, 77,000 options were cancelled, all of which had exercise prices of $1.

CODA OCTOPUS GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Six Months ended April 30, 2007 and 2006
UNAUDITED

During the year ended October 31, 2006, we issued in the aggregate 1,315,000 common share purchase options to employees and consultants. The options were issued with exercise prices of $1.00 and $1.50. Of these awards, 616,000 vested immediately and the balance vests over various periods through July, 2008. The initial fair value of the options was $835,438 using the Black Scholes method at the date of grant of the options based on the following assumptions ranges: (1) risk free interest rate of 4.25% - 5.1%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 328% - 563%; and (4) an expected life of the options of 2 years. The fair value of the options is being expensed over the vesting period. In accordance with EITF 96-18, the fair value of consultant vesting options will be recomputed at each reporting period and any increase will be charged to expense. During the period ended April 30, 2007, nil was charged to expense.

During the year ended October 31, 2005, we issued in the aggregate 2,350,000 common share purchase options to employees and consultants. The options were issued with an exercise price of $1.00. Of these awards, 888,500 vested immediately and the balance vests over various periods through May, 2007. The initial fair value of the options was $1,221,497 using the Black Scholes method at the date of grant of the options based on the following assumptions ranges: (1) risk free interest rate of 4.5%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 679%; and (4) an expected life of the options of 2 years. The fair value of the options is being expensed over the vesting period. In accordance with EITF 96-18, the fair value of consultant vesting options will be recomputed at each reporting period and any increase will be charged to expense. During the periods ending April 30, 2007 and 2006, nil and nil, respectively, was charged to expense.

NOTE 5 - WARRANTS AND STOCK OPTIONS

Transactions involving stock options and warrants issued are summarized as follows:

	2007		2006
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
Outstanding at beginning of period	13,410,000	$1.29	2,350,000	$1.00
Granted during the period	17,926,418	1.50	1,205,000	0.86
Exercised during the period	—	—	—	—
Terminated during the period	210,000	1. 24	—	—
Outstanding at end of the period	31,126,418	$1. 41	3,555,000	$0.95
Exercisable at end of the period	29,944,918	$1. 42	1,729,500	$0.90

The number and weighted average exercise prices of stock purchase options and warrants outstanding as of April 30, 2007 are as follows:

Range of Exercise Prices	Number Outstanding	Weighted Average Contractual Life (Yrs)	Weighted Average Exercise Price
0.50	750,000	4.00	$0.50
0.58	400,000	3.92	0.58
1.00	3,545,000	3.02	1.00
1.30	13,098,209	4.70	1.30
1.50	235,000	4.07	1.50
1.70	13,098,209	4.70	1.70

NOTE 6 - INCOME TAXES

The Company has adopted Financial Accounting Standard No. 109 which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

CODA OCTOPUS GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Six Months ended April 30, 2007 and 2006
UNAUDITED

For income tax reporting purposes, the Company ’s aggregate U.S. unused net operating losses approximate $ 15,840,000 which expire through 2027, subject to limitations of Section 382 of the Internal Revenue Code, as amended. The deferred tax asset related to the carry forward is approximately $ 5,386,000. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, because in the opinion of management based upon the earning history of the Company, it is more likely than not that the benefits will not be realized.

For income tax reporting purposes, the Company’s aggregate UK unused net operating losses approximate $ 9,608,000, with no expiration. The deferred tax asset related to the carryforward is approximately $ 2,888,000. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, because in the opinion of management based upon the earning history of the Company, it is more likely than not that the benefits will not be realized.

Components of deferred tax assets as of April 30, 2007 are as follows:

	April 30, 2007	April 30, 2006
Non-Current:
Net Operating Loss Carry Forward	$5,386,000	$3,518,000
Valuation Allowance	(5,386,000)	(3,518,000)

Net Deferred Tax Asset	$-	$-

NOTE 7 - CONTINGENCIES AND COMMITMENTS

Litigation

We may become subject to legal proceedings and claims, which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, we believe that the final disposition of any matters should not have a material adverse effect on our financial position, results of operations or liquidity.

Factoring Agreement

We factor certain of our receivables pursuant to a factoring agreement. Advances received pursuant to the agreement are secured by our accounts receivable.

This factoring agreement was entered into on August 17, 2005 with Faunus Group International, Inc. (“FGI”) for a maximum borrowing of up to $1 million. Over the course of the period, we factored invoices totaling $ 2,671,705 in receivables and we received $ 1,863,546 in proceeds from FGI. This compares with the 2006 period, where, we factored invoices totaling $ 2,395,163 in receivables and we received $ 2,467,805 in proceeds from FGI.

Under the arrangement, FGI typically advances to the Company 80% of the total amount of accounts receivable factored. FGI retains 20% of the outstanding factored accounts receivable as a reserve, which it holds until the customer pays the factored invoice to FGI. The cost of funds for the accounts receivable portion of the borrowings with FGI is 1.85% for the initial 30 day credit period, up to a maximum of 45 days; thereafter, an additional fee of 0.5% is charged for each 10 day period.

Operating Leases

We occupy our various office and warehouse facilities pursuant to both term and month-to-month leases. Our term leases expire at various times through September 2013. Future minimum lease obligations are approximately $ 1,858,054.

Concentrations

We had no concentrations of sales or purchases of over 5% during either of the periods ended 2007 and 2006.

NOTE 8 - NOTES AND LOANS PAYABLE

At April 30, 2007 we had no outstanding balance under our UK bank revolving credit facility , which was repaid in full during the period. The advances bear interest at 2.0% over UK Bank Base Rate and are due on demand. The advances are secured by a bond and a security interest in the assets of our subsidiary, Coda Octopus Products Ltd, exclusive of accounts receivable.

CODA OCTOPUS GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Six Months ended April 30, 2007 and 2006
UNAUDITED

NOTE 9 - DUE TO RELATED PARTIES

We are indebted to various related parties for advances for payments of operating expenses and dividends. These related parties include our parent and other entities controlled by our parent. Advances are non interest bearing and are due on demand. At the end of the period ending April 30, 2007, $ 106,875 was due to related parties , compared with $523,810 for the period ending April 30, 2006.

NOTE 10 - ACQUISITIONS

Acquisition of Martech Systems (Weymouth) Limited

On June 26, 2006, we acquired all of the issued and outstanding capital stock of Martech Systems (Weymouth) Limited, a UK company (“Martech”). Martech specializes in engineering projects and sales to the UK Ministry of Defense. The acquisition was made to expand our engineering and related services, along with the sale of products, to the U K government. The purchase price was approximately $1,536,000, payable as follows: approximately $1,180,000 in cash at closing; approximately $364,000 in cash one year after closing, which is accrued as $382,000 as at October 31, 2006, due to exchange rate movements. Approximately $286,000 in common stock could become due on October 31, 2007, though this dependent upon the performance of Martech, and is in no way guaranteed. The shares of common stock issued in conjunction with the merger were not registered under the Securities Act of 1933. The acquisition of Martech was accounted for using the purchase method in accordance with SFAS 141, “Business Combinations.” The results of operations for Martech have been included in the Consolidated Statements of Operations since the date of acquisition.

In accordance with Financial Accounting Standard (SFAS) No. 141, Business Combinations, the total purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed. The estimate of fair value of the assets acquired was based on management’s estimate. The total purchase price was allocated to the assets and liabilities acquired as follows:

Current assets acquired	$993,817
Equipment, net	37,126
Goodwill	998,591
Current liabilities assumed	$(493,262)

Purchase price	$1,536,271

The total cost of the acquisition has been allocated to the assets acquired and the liabilities assumed based upon their respective fair values in accordance with SFAS No. 141, Business Combinations. Goodwill of $998,591 represented the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. The goodwill recognized in the acquisition result primarily from the acquisition of the assembled workforce.

Acquisition of Colmek Systems Engineering

On April 6, 2007, we completed the acquisition of Miller & Hilton Inc. d/b/a Colmek Systems Engineering, a Utah corporation (“Colmek”). The total purchase price was $2,356,750 million, consisting of cash paid at the closing of the transaction in the amount of $800,000 and the issuance of 532,090 shares of our common stock, and $700,000 and 42,910 shares that are due and payable on the first anniversary of the closing date evidenced by secured promissory notes to the former Colmek shareholders. Under the terms of the stock purchase agreements, we have pledged the Colmek shares as collateral security for the performance of our deferred payment obligations under the notes. At the date of issuance of the 532,090 shares these were valued at $792,814. The shares of common stock issued in conjunction with the merger were not registered under the Securities Act of 1933. The acquisition of Colmek was accounted for using the purchase method in accordance with SFAS 141, “Business Combinations.” The results of operations for Colmek have been included in the Consolidated Statements of Operations since the date of acquisition.

In accordance with Financial Accounting Standard (SFAS) No. 141, Business Combinations, the total purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed. The estimate of fair value of the assets acquired was based on management’s and third party estimates. The total purchase price was allocated to the assets and liabilities acquired as follows:

CODA OCTOPUS GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Six Months ended April 30, 2007 and 2006
UNAUDITED

Current Assets	$231,043
Equipment	80,007
Current Liabilities	(727,913)
Customer Relationships	694,503
Non-Compete Agreements	198,911
Goodwill	1,880,199
Total Purchase Price	$2,356,750

The intangible asset of $893,414 at the date of acquisition consisted of customer relationships and non-compete agreements. The intangible assets acquired have an estimated useful life of 10 and 3 years , respectively, and as such will be amortized monthly over those periods. Goodwill of $1,880,199 represented the excess of the purchase price over the fair value of the net tangible and intangible assets acquired.

NOTE 11 - SUBSEQUENT EVENTS

During the year to October 31, 2006, we advanced a sum of $533,147 to MSGI Security Solutions, Inc. (OTC: MSGI. OB), with a further $100,000 advanced in early May 2007. The full sum of $633,147 was repaid on May 17, 2007 through the issuance of 850,000 common shares in MSGI . A license has also been granted to utilize MSGI’s wireless video encryption capabilities within the company and its products.

In May 2007, we sold 1,745,000 units comprising of one share of common stock, 0.5 warrants exercisable at $1.30, 0.5 warrants exercisable at a price of $1.70, and priced at $1 for the unit, for a total raise of $1,745,000 before expenses. This completed our raise of $15 million before expenses, adding to the $13,280,000 raised in the period to April, 30, 2007.

In June 2007, we issued 91,838 shares of common stock at a value of $1.31 per share for a total value of $120,308, as compensation to employees, directors and consultants, for services. This issue of shares relates to the period to April 30, 2007 and has already been accrued for within our accounts for this period.

F-31

MARTECH SYSTEMS (WEYMOUTH) LIMITED

*************************************

REPORT AND AUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED
31 OCTOBER 2005

*************************************

COYNE, BUTTERWORTH & CHALMERS
CHARTERED ACCOUNTANTS

LUPINS BUSINESS CENTRE
1-3 GREENHILL
WEYMOUTH
DORSET DT4 7SP

MARTECH SYSTEMS (WEYMOUTH) LIMITED

OFFICERS AND ADVISERS

DIRECTORS	B G BROOKES C R PEGRUM L L SHORT

SECRETARY	C R PEGRUM

REGISTERED OFFICE	14 ALBANY ROAD GRANBY INDUSTRIAL ESTATE WEYMOUTH DORSET DT4 9TH

REGISTERED NUMBER	2300406 (ENGLAND AND WALES )

BANKERS	NATIONAL WESTMINSTER BANK PLC 76 ST THOMAS STREET WEYMOUTH DORSET

AUDITORS	COYNE, BUTTERWORTH & CHALMERS CHARTERED ACCOUNTANTS WEYMOUTH AND DORCHESTER

MARTECH SYSTEMS (WEYMOUTH) LIMITED

DIRECTORS' REPORT

The directors present their annual report and the audited financial statements of the company for the year ended 31 October 2005 and 2004.

ACTIVITIES

The principal activity of the company is that of electronic and electrical designers and engineers.

DIRECTORS

The directors who served during the year and their interests in the share capital of the company were as follows:

	2005	2004
"A" Ordinary shares
Mr C R Pegrum	2500	2500

"B" Ordinary shares
Mr B G Brookes	2500	2500

"C" Ordinary shares
Mr L L Short	2500	2500

"D" Ordinary shares
Mr L L Short	2500	2500

"E" Ordinary shares
Mr B G Brookes	2500	2500

"F" Ordinary shares
Mr C R Pegrum	2500	2500

DIRECTORS' RESPONSIBILITIES

Company law requires the directors to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the company and of the profit or loss of the company for that year. In preparing those financials, the directors are required to:

Select suitable accounting policies and then apply them consistently;

Make judgments and estimates that are reasonable and prudent;

Prepare the financial statements on the going concern basis unless it is inappropriate to presume that the company will continue in business.

The directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the company and to enable them to ensure that the financial statements comply with the Companies Act 1985. They are also responsible for safeguarding the assets of the company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

This report has been prepared in accordance with the special provisions of Part VII of the Companies Act 1985 applicable to small companies.

C R PEGRUM

22 March 2006

INDEPENDENT AUDITORS' REPORT TO THE
SHAREHOLDERS OF MARTECH SYSTEMS (WEYMOUTH)
LIMITED

We have audited the financial statements of Martech Systems (Weymouth) Limited for the years ended 31 October 2005 and 2004, which comprise the Profit and Loss Account, Balance Sheet , Cash Flow Statement and the related notes.   These financial statements have been prepared under the historical cost convention and the accounting policies set out therein.

Respective responsibilities of directors and auditors
As described in the statement of Directors' Responsibilities the company's directors are responsible for the preparation of the financial statements in accordance with applicable law and United Kingdom Accounting Standards.

Our responsibility is to audit the financial statements in accordance with relevant legal and regulatory requirements and International standards on Auditing and auditing standards generally accepted in the United State of America .

We report to you our opinion as to whether the financial statements give a true and fair view and are properly prepared in accordance with the Companies Act 1985. We also report to you if, in our opinion, the Directors' Report is not consistent with the financial statements, if the company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law regarding directors' remuneration and transactions with the company is not disclosed.

We read the Directors' Report and consider the implications for our report if we become aware of any apparent misstatements within it.

Basis of audit opinion
We conducted our audit in accordance with International Standards on Auditing issued by the Auditing Practices Board and auditing standards generally accepted in the United State of America. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion
In our opinion the financial statements give a true and fair view of the state of the company's affairs at 31 October 2005 and 2004 and of its profit and cash flows for the two years in the period ended 31 October 2005 and have been properly prepared in accordance with the provisions of the Companies Act 1985.

Weymouth	COYNE, BUTTERWORTH & CHALMERS
5 December 2006	Registered Auditors
Chartered Accountants

MARTECH SYSTEMS (WEYMOUTH) LIMITED

PROFIT AND LOSS ACCOUNT FOR THE YEAR ENDED 31 OCTOBER 2005

		2005		2004
	Note	£	£	£	£
TURNOVER
Fees			1170220		1898763

COST OF SALES
Purchases		111245		274015
Consultancy		191324		563222
Production staff		426825		529686
			729394		1366923
GROSS PROFIT			440826		531840

ADMINISTRATIVE EXPENSES
Directors remuneration	2	115914		119221
Staff salaries		47050		63600
Rent		28360		26947
Business rates		6847		6856
Light heat and power		2614		2087
Water and effluent		458		467
Insurance		11276		12011
Repairs and renewals		7209		5870
Postage and stationery		6692		6402
Telephone and facsimile		2702		3180
Computer consumables		6210		5360
Travel and subsistence		8122		9694
Advertising		152		418
Entertaining		1564		3296
Legal fees		200		2390
Accountancy fees		8920		5450
Other professional fees		17926		40036
Equipment hire		87		346
Bank charges		1580		1918
Cleaning and laundry		2558		2489
Staff amenities		1323		1097
Staff training		5807		3559
Sundry		1517		598
Lease amortisation	3	383		383
Depreciation	3	11559		20911
			297030		344586
OPERATING PROFIT
carried forward			143796		187254

OPERATING PROFIT
brought forward			143796		187254

INTEREST RECEIVABLE
AND SIMILAR INCOME
Corporation tax		-		14
Bank		3892		3603
Overdrawn loan accounts		-		48
			3892		3665
PROFIT ON ORDINARY ACTIVITIES
BEFORE TAXATION			147688		190919

TAX ON PROFIT ON
ORDINARY ACTIVITIES
Corporation tax			29405		43852
PROFIT FOR FINANCIAL YEAR			118283		147067

Brought forward			286069		270724
DISTRIBUTABLE PROFIT			404352		417791

Dividends			31300		131722

Carried forward			373052		286069

The company has no recognized gains or losses other than the profit or loss for the above two financial years.

A separate statement of the movement of shareholders funds is not provided as there are no changes for the current or previous year other than those shown in the profit and loss account.

MARTECH SYSTEMS (WEYMOUTH) LIMITED
CASHFLOW STATEMENT FOR THE YEAR ENDED 31 OCTOBER 2005

		2005	2004
	Note	£	£
NET CASH INFLOW/(OUTLOW)
FROM OPERATING ACTIVITIES	11	190998	128148

RETURNS ON INVESTMENTS AND
SERVICING OF FINANCE
Interest Received		3892	3665
		194890	131813

TAXATION
Corporation tax paid		(43852)	(59777)
		151038	72036

CAPITAL EXPENDITURE AND
FINANCIAL INVESTMENT
Payments to acquire tangible fixed assets		(6099)	(8714)

EQUITY DIVIDENDS PAID		(31300)	(131722)

CASH INFLOW/(OUTFLOW)		113639	(68400)

Debt due within one year
Increase/(Decrease) in directors loans		(31866)	36914
INCREASE/(DECREASE) IN CASH IN YEAR		81773	(31486)
RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET DEBT
Increase/(Decrease) in cash in year		81773	(31486)
Cash outflow/(inflow) from increase in funds/(decrease in debt)		31866	(36914)
CHANGE IN NET FUNDS/(DEBT)		113639	(68400)
NET DEBT AT 1 NOVEMBER 2004		92145	160545
NET DEBT AT 31 OCTOBER 2005	12	205784	92145

MARTECH SYSTEMS (WEYMOUTH) LIMITED
  BALANCE SHEET AS AT 31 OCTOBER 2005

		2005		2004
	Note	£	£	£	£
FIXED ASSETS
Tangible assets	3		24646		30489

CURRENT ASSETS
Work in progress		50753		37374
Debtors	4	220313		402638
Cash at bank and in hand	5	224156		142383
		495222		582395

CREDITORS: Amounts falling
due within one year
Directors		18372		50238
Other creditors	6	113444		261577
		131816		311815

NET CURRENT ASSETS			363406		270580

TOTAL ASSETS LESS LIABILITIES			388052		301069

CAPITAL AND RESERVES
Called up share capital	7		15000		15000
Profit and loss account			373052		286069
SHAREHOLDERS FUNDS			388052		301069

The financial statements have been prepared in accordance with the special provisions of Part VII of the Companies Act 1985 applicable to small companies and in accordance with the Financial Reporting Standard for Smaller Entities (effective June 2002).

The financial statements were approved by the board of directors on 22 March 2006.

B G BROOKES

L L SHORT

C R PEGRUM

MARTECH SYSTEMS (WEYMOUTH) LIMITED
  NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 OCTOBER 2005

1.	ACCOUNTING POLICIES

Accounting convention
The financial statements are prepared under the historical cost convention and in accordance with the Financial Reporting Standard for Smaller Entities (effective June 2002).

Tangible assets
Depreciation is provided on assets so as to write off their cost during the expected useful life of the asset.

The rates of depreciation are as follows:
Leasehold improvements	Over the term of the lease
Equipment	15% of written down value
Computer equipment	3 years straight line

Work in progress
Work in progress is stated at the lower of cost and net realisable value. Cost represents materials, direct labour and where appropriate, production overheads.

Leasing
Rental costs under operating leases are charged to the Profit and Loss Account as incurred.

Turnover
Turnover represents amounts derived from the provision of goods and services falling within the company's ordinary activities, net of value added tax and discounts.

Sales are recorded only when contracts are completed. Contracts are completed when persuasive evidence of delivery and acceptance exists, the invoice has been issued and collectibility is reasonably assured and the services rendered or the products have been shipped and risk of loss has transferred to the customer.

Warranty provision
Warranty services are provided on a requested basis. There is no Provision for the cost of warranty services.

Taxation
United Kingdom corporation tax is provided for at the small companies rate of 19%.
Deferred taxation arises when items are recognized for tax purposes in periods that differ from the periods in which the items are recognized for accounting purposes. The company does not make provision for deferred taxation as any potential liability is immaterial.

Employee Benefits
The company operates a defined contribution scheme and the pension charge represents the amounts payable by the company to the fund in respect of the year. The company operates non-statutory holiday and sick pay schemes, the holiday pay accrued at the year end was £4,736 (2004 £10,305)

	2005	2004
	£	£
2. DIRECTORS REMUNERATION
Salary	69143	69143
Social security costs	6971	7028
Other pension costs	39800	43050
	115914	119221

3. TANGIBLE FIXED ASSETS
	Leasehold
	Improvements	Equipment	Total
	£	£	£
Cost:
Brought forward	5641	128477	134118
Additions	-	6099	6099
Carried forward	5641	134576	140217

Depreciation:
Brought forward	2193	101436	103629
Provision	383	11559	11942
Carried forward	2576	112995	115571

Net book value	3065	21581	24646

	2005	2004
4. DEBTORS:	£	£
Amounts due within one year
Trade debtors	216784	398914
Other	1385	1257
Prepayments	2144	2467
	220313	402638

5. CASH AT BANK AND IN HAND
Business reserve	214385	56574
Current account	9655	85729
Cash in hand	116	80
	224156	142383

6. OTHER CREDITORS:
Amounts falling due within one year
Corporation tax	29405	43852
Other taxation and social security	59405	85682
Trade creditors	11652	68744
Accruals	12982	63299
	113444	261577

	2005	2004
	£	£
7. SHARE CAPITAL:
Authorised
1000000 Ordinary "A" shares of £1 each	1000000	1000000
1000000 Ordinary "B" shares of £1 each	1000000	1000000
1000000 Ordinary "C" shares of £1 each	1000000	1000000
1000000 Ordinary "D" shares of £1 each	1000000	1000000
1000000 Ordinary "E" shares of £1 each	1000000	1000000
1000000 Ordinary "F" shares of £1 each	1000000	1000000
1000000 Redeemable Non Preferred Equity shares of £1 each	1000000	1000000
1000000 Redeemable Non Preferred Voting shares of £1 each	1000000	1000000
1000000 Redeemable Non Preferred Non Voting shares of £1 each	1000000	1000000
1000000 Redeemable Preference shares of £1 each	1000000	1000000
1000000 Convertible Deferred shares of £1 each	1000000	1000000
1000000 Deferred Founder shares of £1 each	1000000	1000000
	12000000	12000000
Called up, allotted and fully paid
2500 Ordinary "A" shares of £1 each	2500	2500
2500 Ordinary "B" shares of £1 each	2500	2500
2500 Ordinary "C" shares of £1 each	2500	2500
2500 Ordinary "D" shares of £1 each	2500	2500
2500 Ordinary "E" shares of £1 each	2500	2500
2500 Ordinary "F" shares of £1 each	2500	2500
	15000	15000

8. LEASING COMMITMENTS

At the year end the Company had annual commitments under non-cancellable operating leases as detailed below
Operating leases which expire:
After more than five years	26860	26131

9.
CONTINGENT LIABILITIES

The ultimate legal and financial liability of the Company is respect of all claims, lawsuits and proceedings cannot be estimated with any certainty. However in the opinion of management, based on examination of these matters, it’s experience to date and discussions with advisors, the ultimate outcome of any legal proceedings, net of liabilities already accrued in the Company’s Balance Sheet, is not expected to have a material adverse effect on the Company’s financial position, although an unexpected resolution in any reporting period of one or more of these matters could have a significant impact on the Company’s results of operations for that period.

10.  RELATED PARTIES

There were no transactions with related parties during the year.

	2005	2004
	£	£
11. RECONCILATION OF OPERTING PROFIT TO NET CASH
INFLOW FROM OPERATING ACTIVITES

Operating Profit	143796	187254
Increase/(Decrease) in lease amortisation provision	383	383
Increase/(Decrease) in depreciation provision	11559	20911
	155738	208548
(Increase)/Decrease in stocks	(13379)	55740
(Increase)/Decrease in trade debtors	182325	(13336)
Increase/(Decrease) in trade creditors	(133686)	(122804)
	190998	128148

12 ANALYSIS OF CHANGES IN NET DEBT
	Cashflows	2005	2004
	£	£	£
Cash at bank and in hand	81773	224156	142383
Debt due to directors	31866	(18372)	(50238)
	113639	205784	92145

13. RECONCILIATION OF UK GENERALLY ACCEPTED ACCOUNTING PRINCIPLES TO US GENERALLY ACCEPTED PRINCIPLES

The company's financial statements have been prepared under United Kingdom Generally Accepted Accounting Principles (“UK GAAP”), which differs in certain significant respects from the United States Generally Accepted Accounting Principles ("US GAAP"). The principal differences between the Company's accounting policies under UK GAAP and US GAAP are set out below:

1. Reconciliation of net loss and net assets between UK GAAP and US GAAP.

There are no significant differences between the net loss and stockholders' equity as reported under UK GAAP and as reported under US GAAP.

2. Loss per share.

There are no significant differences between the loss per share as reported under UK GAAP and as reported under US GAAP.

3. Statements of cash flows.

There are no significant differences between the statement of cash flows as reported under UK GAAP and as reported under US GAAP.

Martech Systems (Weymouth) Limited
30 April 2005
Condensed Balance sheet
(unaudited)

	2005
	£	£
Tangible fixed assets		24,518

Current assets
Work in progress	45,474
Trade debtors	213,152
Other debtors	1,257
Prepayments	2,467
Cash at bank	231,181

	493,531

Current liabilities
Directors	1,913
Corporation tax	57,882
Other taxation and social security	31,489
Trade creditors	55,397
Accruals	10,485

	157,166

Net current assets		336,365

Total assets less liabilities		360,883

Capital and reserves
Share capital		15,000
Profit and loss account		345,883

		360,883

Martech Systems (Weymouth) Limited
30 April 2005
Condensed Profit and loss account
(unaudited)

	2005
		£
Turnover		589,377

Cost of sales
Purchases	43,553
Consultancy	120,083
Production staff	215,020
		(378,656)

Gross profit		210,721

Administrative expenses
Indirect wages	76,881
Rent	14,922
Depreciation	5,971
Other expenses	41,127
		(138,901)

Operating profit		71,820

Interest receivable		2,024

Pre tax profit		73,844

Corporation tax		(14,030)

Dividends		0

Profit brought forward		286,069

Profit carried forward		345,883

Martech Systems (Weymouth) Limited
30 April 2006
Condensed Balance sheet
  (unaudited)

	2006
	£	£

Tangible fixed assets		22,039

Current assets
Work in progress	70,160
Trade debtors	189,805
Other debtors	1,385
Prepayments	2,145
Cash at bank	242,839

	506,334

Current liabilities
Directors	3,978
Corporation tax	33,759
Other taxation and social security	46,560
Trade creditors	53,562
Accruals	12,982

	150,841

Net current assets		355,493

Total assets less liabilities		377,532

Capital and reserves
Share capital		15,000
Profit and loss account		362,532

		377,532

Martech Systems (Weymouth) Limited
30 April 2006
Condensed Profit and loss account
  (unaudited)

	2006
		£
Turnover		484,005

Cost of sales
Purchases	58,146
Consultancy	49,642
Production staff	222,836
		(330,624)

Gross profit		153,381

Administrative expenses
Indirect wages	80,961
Rent	14,718
Depreciation	2,607
Other expenses	34,735
		(133,021)

Operating profit		20,360

Interest receivable		2,554

Pre tax profit		22,914

Corporation tax		(4,354)

Dividends		0

Profit brought forward		343,972

Profit carried forward		362,532

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying unaudited financial statements follows.

General

The accompanying unaudited condensed financial statements have been prepared in accordance with United Kingdom accounting standardsf Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The unaudited condensed financial statements should be read in conjunction with the October 31, 2005 financial statements and footnotes thereto included in the Coda Octopus Group, Inc. SB-2 filed on May 22, 2007 with the Securities Exchange Commission (SEC).

The company's financial statements have been prepared under United Kingdom Generally Accepted Accounting Principles (“UK GAAP”), which differs in certain significant respects from the United States Generally Accepted Accounting Principles ("US GAAP"). The principal differences between the Company's accounting policies under UK GAAP and US GAAP are set out below:

1. Reconciliation of net loss and net assets between UK GAAP and US GAAP.

There are no significant differences between the net loss and stockholders' equity as reported under UK GAAP and as reported under US GAAP.

2. Loss per share.

There are no significant differences between the loss per share as reported under UK GAAP and as reported under US GAAP.

3. Statements of cash flows.

There are no significant differences between the statement of cash flows as reported under UK GAAP and as reported under US GAAP.

MILLER AND HILTON, INC.
d/b/a COLMEK SYSTEMS ENGINEERING
FINANCIAL STATEMENTS
OCTOBER 31, 2006 and 2005

RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

Board of Directors
Miller & Hilton Inc.
Salt Lake City, Utah

We have audited the accompanying balance sheets of Miller & Hilton Inc. (the “Company”), as of October 31, 2006 and 2005, and the related statements of stockholder’s equity, operations and cash flows for each of the two years in the period ended October 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments”, effective January 1, 2006.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Miller & Hilton Inc. as of October 31, 2006 and 2005, and the results of its operations and its cash flows for each of the two years in the period ended October 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 16, the Company has restated the consolidated balance sheet as of October 31, 2006 and the related consolidated statements of losses, deficiency in stockholders' equity, and cash flows for the year ended October 31, 2006.

/S/ Russell Bedford Stefanou Mirchandani LLP
New York, New York April 23, 2007 except for Note 16, as to which the date is August 9, 2007	Russell Bedford Stefanou Mirchandani LLP

MILLER AND HILTON, INC
BALANCE SHEETS
OCTOBER 31, 2006 and 2005

	2006 (Restated-See Note 16)	2005
ASSETS
Current assets:
Cash and cash equivalents	$23,161	$210,311
Accounts receivable, Net (Note 2)	448,356	301,045
Unbilled receivables (Note 3)	26,372	211,163
Other current assets	-	53

Total current assets	497,889	722,572

Property and equipment, net (Note 4)	86,635	58,305

Total assets	$584,524	$780,877

LIABILITIES AND DEFICIENCY IN STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$336,242	$89,497
Deferred revenue (Note 3)	110,145	535,135
Accrued expenses (Note 7)	150,702	192,838
Line of credit (Note 8)	34,375	45,411
Notes payable -related party-short term (Note 9)	44,129	44,130
Notes payable-autos-short term (Note 11)	12,797	11,190
Deferred compensation-short term (Note 10)	21,850	21,850

Total current liabilities	710,240	940,051

NON-CURRENT LIABILITIES
Notes payable -related party- long term	44,130	88,259
Notes payable-autos- long term	42,075	26,899
Deferred compensation- long term	69,191	91,041

Total liabilities	865,636	1,146,250

Deficiency in Stockholders' equity: (Notes 12, and 13)
Common stock- $1 par value, 1000 shares authorized; 402 shares issued at as of October 31, 2006 and 2005	402	402
Retained earnings	125,626	133,165
Additional paid-in capital	79,965	-
Less: Cost of treasury stock	(244,611)	(284,604)
Less: Cost of stock subscribed	(147,994)	(214,336)
Less: Stock subscription receivable (Note 5)	(94,500)	-

Total deficiency in stockholders' equity	(281,112)	(365,373)

Total liabilities and deficiency in stockholders' equity	$584,524	$780,877

 The accompanying notes are an integral part of these financial statements.

MILLER AND HILTON , INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED OCTOBER 31, 2006 and 2005

	2006 (RESTATED-See Note 16)	2005
Net revenue	$2,969,164	$1,595,468

Cost of revenue	1,515,785	773,065

Gross profit	1,453,379	822,403

Selling, general and administrative expenses	1,277,908	1,005,235
Non-cash officers’ compensation	199,800	—

Operating loss	(24,329)	(182,832)

Other income (expense)	16,790	(11,744)

Net loss before income taxes	(7,539)	(194,576)

Provision for income taxes	-	-

New loss	$(7,539)	$(194,576)

The accompanying notes are an integral part of these financial statements.

MILLER AND HILTON , INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE TWO YEARS ENDED OCTOBER 31, 2006

					Common	Stock	Additional
	Common Stock		Treasury Stock		Stock	Subscription	Paid-in	Retained
	Shares	Amount	Shares	Amount	Subscribed	Receivable	Capital	Earnings	Total
Balance, October 31, 2004	402	$402.00	(25)	$(110,262)	$(280,678)	$-	$-	$327,741	$(62,797)

Stock buy-back from the Hilton Estate			(13)	(66,342)	66,342				$-

Stock buy-back from Brent Miller			(24)	(108,000)					$(108,000)

Net loss								(194,576)	$(194,576)

Balance, October 31, 2005	402	402	(62)	(284,604)	(214,336)	-	-	133,165	(365,373)

Stock buy-back from the Hilton Estate			(13)	(66,342)	66,342				-

Stock buy-back from Brent Miller			(20)	(108,000)					(108,000)

Fair value of options issued to employees and and officers as compensation							67,500		67,500

Treasury stock issued to officers in exchange for note receivables			42	214,335		(94,500)	12,465		132,300

Net loss								(7,539)	(7,539)

Balance, October 31, 2006	402	$402	(53)	$(244,611)	$(147,994)	$(94,500)	$79,965	$125,626	$(281,112)

The accompanying notes are an integral part of these financial statements.

MILLER AND HILTON, INC.
STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED OCTOBER 31, 2006 and 2005

	2006 (RESTATED-See Note 16)	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Loss from operations	$(7,539)	$(194,576)

Adjustments to reconcile income to net cash provided by operating activities:
Depreciation	15,295	15,885
Non-cash officers’ compensation	199,800	-
Gain on sale of asset	(17,534)	-
Changes in operating assets and liabilities:
Accounts receivable	(147,311)	(52,104)
Unbilled receivables	184,791	(149,232)
Inventories	-	46,934
Other current assets	53	47
Accounts payable	246,745	17,568
Accrued expenses	(424,990)	55,106
Deferred compensation	(21,850)	(21,350)
Deferred revenue	(42,136)	531,066
Net cash provided by operating activities	(14,676)	249,344

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	-	(11,105)
Proceeds from sale of equipment	17,000	-
Net cash provided by (used in) investing activities	17,000	(11,105)

CASH FLOWS FROM FINANCING ACTIVITIES:
(Payments to) proceeds from line of credit	(11,036)	29,821
Payments on note payable - related party	(44,130)	(44,129)
Payments for repurchase of treasury stock	(108,000)	(108,000)
Note payable - autos	(26,308)	(11,448)
Net cash (used in) provided by financing activities	(189,474)	(133,756)

Net (decrease) increase in cash and cash equivalents	(187,150)	104,483

Cash and cash equivalents, beginning of year	210,311	105,828

Cash and cash equivalents, end of year	$23,161	$210,311

Cash paid during the year for:
Income taxes	$100	$2,900
Interest	$9,566	$6,190

The accompanying notes are an integral part of these financial statements.

MILLER AND HILTON, INC.
NOTES TO THE FINANCIAL STATEMENTS
OCTOBER 31, 2006 AND 2005

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Business and Basis of Presentation

Miller & Hilton, Inc, DBA Colmek Systems Engineering (“The Company” or “Colmek”) was formed under the laws of the State of Utah in 1977. The Company provides services to address critical design and manufacturing problems for defense, research and exploration companies. The Company’s designs and systems are used in military and commercials applications where rigged-reliability under extreme operational conditions is paramount and lives depend on accurate and precise information. We are based out of Salt Lake City, Utah where our research and development, sales and manufacturing facilities are also located.

Cash and Cash Equivalents

Cash equivalents are comprised of highly liquid investments with maturity of three months or less when purchased. We maintain our cash in an operating and payroll accounts.

Trade Receivables, Net

Customer account balances are monitored through a review of account balances, an assessment of customer financial condition and interactions with the customers. Allowances for doubtful accounts are established through a specific identification of problem accounts. There was no allowance for doubtful accounts at October 31, 2006 and 2005.

Inventories

Inventories are stated at the lower of cost or market and are valued primarily on a first-in, first-out (“FIFO”) basis.

Property, Plant and Equipment, Net

Colmek uses a straight-line method for its remaining assets over the estimated useful lives of such assets as follows: land improvements, 20 years; buildings and improvements, 20 to 40 years; and machinery and equipment, 2 to 12 years. Repairs and maintenance are charged to operations as incurred, and expenditures for additions and improvements are capitalized at cost.

Revenue Recognition

Sales are recorded on a percentage of completion of signed contract. Contracts are completed when persuasive evidence of delivery and acceptance exists. In the contracts the selling price is fixed or determinable, collectibility is reasonably assured and the services have been rendered or the products have been shipped and risk of loss has transferred to the customer.

MILLER AND HILTON, INC.
NOTES TO THE FINANCIAL STATEMENTS
OCTOBER 31, 2006 AND 2005

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

For contracts that include multiple deliverables, such as installation, repair, training, aftermarket supplies or service, Colmek applies the guidance in Emerging Issues Task Force (“EITF”) 00-21 “Revenue Arrangements with Multiple Deliverables” to determine whether the contract or arrangement contains more than one unit of accounting. An arrangement is separated if: (1) the delivered element(s) has value to the customer on a stand-alone basis; (2) there is objective and reliable evidence of the fair value of the undelivered element(s); and (3) the arrangement includes a general right of return relative to the delivered element(s), delivery or performance of the undelivered element(s) is considered probable and is substantially in the control of Colmek. If all three criteria are met, the appropriate revenue recognition convention is then applied to each separate unit of accounting. The total arrangement consideration is allocated to the separate units of accounting based on each component’s objectively determined fair value, such as sales prices for the component when it is regularly sold on a stand-alone basis or third-party prices for similar components. If all three criteria are not met, revenue is deferred until such criteria are met or until the period in which the last undelivered element is delivered. The amount allocable to the delivered elements is limited to the amount that is not contingent upon delivery of additional elements or meeting other specified performance conditions.

Warranty services are provided on an as requested basis. There is no provision for the cost of warranty services.

Advertising Cost

Advertising costs are expensed as incurred. The Company did not incur any material advertising costs during the years ended October 31, 2006 and 2005.

Income Taxes

Income taxes are recognized during the year in which transactions enter into the determination of financial statement income, with deferred taxes provided for temporary differences between amounts of assets and liabilities recorded for tax and financial reporting purposes. Deferred tax assets include the tax benefits for losses and credit carry-forwards that will result in the reduction of taxes payable in future years.

Stock Based Compensation

Effective November 1, 2005, the beginning of the Company’s first fiscal quarter of 2006, the Company adopted the fair value recognition provisions of SFAS 123R, using the modified-prospective transition method. Under this transition method, stock-based compensation expense was recognized in the financial statements for granted, modified, or settled stock options. Compensation expense recognized included the estimated expense for stock options granted on and subsequent to November 1, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R, and the estimated expense for the portion vesting in the period for options granted prior to, but not vested as of November 1, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123. Results for prior periods have not been restated, as provided for under the modified-prospective method.

SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the Company’s pro forma information required under SFAS 123 for the periods prior to fiscal 2006, the Company accounted for forfeitures as they occurred.

Upon adoption of SFAS 123(R), the Company is using the Black-Scholes option-pricing model as its method of valuation for share-based awards granted beginning in fiscal 2006, which was also previously used for the Company’s pro forma information required under SFAS 123. The Company’s determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to the Company’s expected stock price volatility over the term of the awards, and certain other market variables such as the risk free interest rate.

NOTE 2 ACCOUNTS RECEIVABLE

Trade receivables at October 31, 2006 and 2005 were $448,356 and $301,045, respectively.

MILLER AND HILTON, INC.
NOTES TO THE FINANCIAL STATEMENTS
OCTOBER 31, 2006 AND 2005

NOTE 3 CONTRACTS IN PROGRESS

Costs and estimated earnings in excess of billings on uncompleted contracts represent accumulated project expenses and fees which have not been invoiced to customers as of the date of the balance sheet. These amounts are stated on the balance sheet as Unbilled Receivables of $ 26,372 and $ 211,163 as of October 31, 2006 and 2005 respectively.

Billings in excess of cost and estimated earnings on uncompleted contracts represent project invoices billed to customers that have not been earned as of the date of the balance sheet. These amounts are stated on the balance sheet as Deferred Revenue of $ 110,145 and $ 535,135 as of October 31, 2006 and 2005 respectively.

NOTE 4 PROPERTY, PLANT, AND EQUIPMENT, NET

Colmek uses a straight-line method for its remaining assets over the estimated useful lives of such assets as follows: land improvements, 20 years; buildings and improvements, 20 to 40 years; and machinery and equipment, 2 to 12 years. Repairs and maintenance are charged to operations as incurred, and expenditures for additions and improvements are capitalized at cost.

Property, plant and equipment, net consist of the following:

	At October 31,
	2006	2005
Buildings and improvements	$44,966	$44,966
Trucks and Autos	80,718	76,647
Machinery and equipment	210,760	247,440
	336,444	369,053
Less: Accumulated depreciation	249,809	310,748
	$86,635	$58,305

Depreciation expense for the years ended October 31, 2006 and 2005, was $15,295 and $15,885 respectively.

NOTE 5 STOCK SUBSCRIPTION NOTE RECEIVABLE - RELATED PARTY

On November 16, 2005 the Company issued 42 shares of treasury stock having a cost basis of $214,336 to officers in the Company in exchange for notes receivable of $ 94,500 due on November 15, 2010 and services. Interest on the unpaid balance of the notes is at one percent higher then the prime rate. Subsequent to the year end, the $ 94,500 notes receivable were forgiven by the Company.

While transactions involving treasury shares are capital transactions, the Company has accounted for the issuance of the shares to its officers and stockholders as compensatory. The Company valued the 42 shares of common stock issued at $ 5,400 per share, which approximated the fair value of the common shares, aggregating $226,800.

The services rendered were valued and charged to operations based upon the fair value of the shares issued, of $226,800, less the $94,500 notes tendered to the Company by the officers or $132,300. The valuation of common stock issued for services were based upon the value of the services rendered, which did not differ materially from the fair value of the Company's common stock during the period the services were rendered.

The shareholders, the number of shares conveyed to each, and their related receivables are as follows:

	Shares	Note Receivable
Scott DeBo	32	$72,000
Craig Adamson	5	$11,250
James Adamson	5	$11,250
		$94,500

MILLER AND HILTON, INC.
NOTES TO THE FINANCIAL STATEMENTS
OCTOBER 31, 2006 AND 2005

NOTE 6 INCOME TAXES

The Company has adopted Financial Accounting Standard No. 109 which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

For income tax reporting purposes, the Company’s aggregate U.S. unused net operating losses approximate $445,863 which expire through 2026, subject to limitations of Section 384 of the Internal Revenue Code, as amended. The deferred tax asset related to the carry forward is approximately $156,052. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, because in the opinion of management based upon the earning history of the Company, it is more likely than not that the benefits will not be realized.

Components of deferred tax assets as of October, 31 are as follows:

Non-current:	2006	2005
Net operating loss carry forward	$445,863	$-
Valuation allowance	(445,863)	-
Net deferred tax asset	$-	$-

NOTE 7 ACCRUED EXPENSES

Accrued expenses as of October 31, are as follows:

	At October 31,
	2006	2005
Accrued wages and payroll taxes	$66,445	$83,532
Accrued vacation	50,644	47,022
State income tax payable	100	2,678
Retirement plan contributions	33,513	59,606
	$150,702	$192,838

MILLER AND HILTON, INC.
NOTES TO THE FINANCIAL STATEMENTS
OCTOBER 31, 2006 AND 2005

NOTE 8 LINE OF CREDIT

The Company has an unsecured line of credit with Wells Fargo Bank in March 2005 which provided for a credit ceiling of $50,000 and an interest rate of 13 percent annually. The line is personally guaranteed by an officer of the Company. As of the years ended October 31, 2006 and 2005 the balance outstanding are $34,375 and $45,411 respectively.

NOTE 9 NOTE PAYABLE - RELATED PARTY

The Company entered into a stock buy-back agreement with the Estate of Thomas Hilton, a former officer of the Company in 2002 to buy back the stock of the Company owned by the Estate. The Company paid the Estate a $675,000 initial payment in 2002, a second payment of $125,000 in 2003 and was scheduled to make additional payments of $44,129 over the next five years. Balance owed to the Estate as of the year ended October 31, is as follows:

	At October 31,
	2006	2005
Note payable- related party	$88,259	$132,389
Less: short term portion	44,129	44,130
Long term note payable - related party	$44,130	$88,259

NOTE 10 DEFERRED COMPENSATION

In January of 2001 the Company began retirement payments, as previously agreed upon, to Dale Kendall, a retired employee. Payments began at $1,820.83 per month over a ten year period. The final payment is due in December 2010. The balance outstanding as of the year ended October 31, is as follows:

	At October 31,
	2006	2005
Deferred compensation	$91,041	$112,891
Less: short term portion	21,850	21,850
Long term deferred compensation	$69,191	$91,041

MILLER AND HILTON, INC.
NOTES TO THE FINANCIAL STATEMENTS
OCTOBER 31, 2006 AND 2005

NOTE 11 NOTE PAYABLE - AUTOS

As of the years ended October 31, the Company had the following outstanding notes payable related to car financing:

	At October 31,
	2006	2005
Note payable of $ 31,520 for the financing of a truck for 60 monthly payments of $525.33. As of October 31, 2006 the truck was sold to an officer of the Company and the related debt settled	$-	$18,379

Note payable of $ 30,127 for the financing of a truck for 66 monthly payments of $4,782.69 and annual interest of 5.34%	14,814	19,710

Note payable of $ 41,091.09 for the financing of a truck for 60 monthly payments of $897.18 and annual interest of 10.99%	$40,058	$-

Note payable - autos	54,872	38,089
Less: short term portion	12,797	11,190
Long term note payable-autos	$42,075	$26,899

NOTE 12 CAPITAL STOCK

The Company is authorized to issue 1000 shares of common stock with a par value of $1 per share. As of October 31, 2006 and 2005 the Company had issued 402 shares of common stock.

Treasury Stock

During the fiscal year 2004 the Company began to buy back shares of stock from its primary shareholder Brent Miller. During the years ended October 31, 2006 and 2005 the Company bought back 20 and 24 respectively for a total cost of $ 108,000 each.

MILLER AND HILTON, INC.
NOTES TO THE FINANCIAL STATEMENTS
OCTOBER 31, 2006 AND 2005

NOTE 13 STOCK OPTIONS

During the year ended October 31, 2006 we issued 30 common share purchase options to employees and officers of the Company. The options were issued with an exercise price of $500. All options vested over a one year period. The initial fair value of the options was $67,500 using the Black Scholes method at the date of grant of the options based on the following assumptions (1) risk free rate of 6% (2) dividend yield of 0%. (3) volatily factor of expected market price of our common stock of 200% (4) an expected life of the options of ten years. The fair value of options is being expensed over the vesting period. During the years ended October 31, 2006 and 2005 $67,500 and $0 was charged to expense.

Transactions involving stock options and warrants issued are summarized as follows:
	2006		2005
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
Outstanding at beginning of year	-	$-	-	$-

Granted during the period	30	500	-	-

Exercised during the period	-	-	-	-

Terminated during the period	-	-	-	-

Outstanding at end of the year	30	500	-	$-

Exercisable at end of the year	30	500	-	$-

The number and weighted average exercise prices of stock purchase options and warrants outstanding as of October 31, 2006 are as follows:

Range of Exercise Prices	Number Outstanding	Weighted Average Contractual Life (Yrs)	Weighted Average Exercise Price
500	30	9.00	500

MILLER AND HILTON, INC.
NOTES TO THE FINANCIAL STATEMENTS
OCTOBER 31, 2006 AND 2005

NOTE 14 CONTINGENCIES AND COMMITMENTS

Litigation

The ultimate legal and financial liability of Colmek in respect to all claims, lawsuits and proceedings referred to above cannot be estimated with any certainty. However, in the opinion of management, based on its examination of these matters, its experience to date and discussions with counsel, the ultimate outcome of these legal proceedings, net of liabilities already accrued in Colmek's Balance Sheet, is not expected to have a material adverse effect on Colmek's financial position, although an unexpected resolution in any reporting period of one or more of these matters could have a significant impact on Colmek's results of operations for that period.

Operating Leases

The Company has a current 5 year operating lease for their office and warehouse space expiring on March 31, 2010. Future minimum lease obligations are approximately $136,800.

Concentrations

During the year ended October 31, 2006 we had no significant concentration of business dependant on any one supplier.

NOTE 15 SUBSEQUENT EVENTS

Subsequent to the year end on April 9, 2007 the Company was acquired by Coda Octopus Group, Inc. (“Coda”) a Delaware corporation. The total purchase price was approximately $2.075 million, consisting of cash paid at the closing of the transaction of $ 800,000 and the issuance of 532,090 shares of Coda common stock. Approximately $700,000 is also due and payable on the first anniversary of the closing date evidenced by secured promissory notes to the Company’s shareholders. Under the terms of the agreement the Company’s shares have been pledged as collateral security for the performance of the deferred payment obligations under the notes.

NOTE 16 - RESTATEMENT OF FINANCIAL STATEMENTS

The accompanying financial statements for the year ended October 31, 2006 has been restated to present the effects of accounting for and disclosing the issuance of common stock previously held in treasury issued to Company officers as stock-based compensation during the year ended October 31, 2006.

The Company erroneously recorded issuance of the shares common stock previously held in treasury to officers as a capital transaction.

Accordingly, the Company has restated the financial statements as of and for the year ended October 31, 2006 by disclosing the effect of these errors in the accompanying financial statements. The net effect of the correction of this error was to:

Increase the operating loss for the fair value of the shares issued to the officers as additional compensation during the year ended October 31, 2006 by $ 132,300 from a gain on operations of $ 107,971 to a loss from operations of $ 24,329 (see Note 5).

Following are reconciliations of the Company’s restatement of the Statement of Operations for the period year ended October 31, 2006:

	Year Ended October 31, 2006
	(As Restated)	(As Reported)
Net Revenues	$2,969,164	$2,969,164
Cost of revenue	1,515,785	1,515,785
Gross Profit	1,453,379	1,453,379
Operating Expenses:
Selling, General & Administrative	1,277,908	1,345,408
Non-cash compensation	199,800	-
Operating Income (loss)	(24,329)	107,971
Other income (expense)	16,790	16,790
Net Income (Loss) before taxes	(7,539)	124,761
Provision for Income taxes	-	_____-__
Net income (loss)	$(7539)	$124,761

The result of the Consolidated Balance Sheet restatement is to increase additional paid-in capital and accumulated deficit by $ 12,465, representing the value of the common shares issued of $132,300, less $119,835 previously accounted for as the issuance of treasury stock.

Following are reconciliations of the Company’s restatement of the Consolidated Balance Sheet as of October 31, 2006:

	(As Restated)	(As Reported)
ASSETS	$584,424	$584,424
LIABILITIES AND DEFICIENCY IN STOCKHOLDERS' EQUITY
Total Current Liabilities	710,240	710,240
Other liabilities	155,396	155,396

Deficiency in Stockholders' Equity:
Common Stock	402	402
Additional Paid-In-Capital	79,965	67,500
Treasury stock	(244,611)	(244,611)
Stock subscribed	(147,994)	(147,994)
Stock subscription receivable	(94,500)	(94,500)
Retained earnings	125,626	138,091

Total Deficiency in Stockholders' Equity	(281,112)	(281,112)
Total Liabilities and Deficiency in Stockholders' Equity	$584,424	$584,424

The correction of the error has resulted in no change in the Company’s reported components of cash flows (operating, investing and financing activities) in the Statement of Cash Flows for the year ended October 31, 2006.

MILLER AND HILTON, INC
CONDENSED BALANCE SHEET
JANUARY 31, 2007 and 2006
(Unaudited)

	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$276,359	$259,963
Accounts receivable, Net (Note 2)	75,278	65,378
Unbilled receivables (Note 3)	105,456	310,127
Other current assets	-	8,305

Total current assets	457,093	643,773

Property and equipment, net (Note 4)	83,455	56,510

Total assets	$540,548	$700,283

LIABILITIES AND DEFICIENCY IN STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$346,838	$263,089
Deferred revenue (Note 3)	4,733	249,286
Accrued expenses (Note 7)	115,154	137,201
Line of credit (Note 8)	33,393	37,912
Notes payable -related party-short term (Note 9)	44,130	44,130
Notes payable-autos-short term (Note 11)	11,990	11,795
Deferred compensation-short term (Note 10)	21,850	21,850

Total current liabilities	578,088	765,263

NON-CURRENT LIABILITIES
Notes payable -related party-long term	44,129	88,259
Notes payable-autos-long term	37,518	23,389
Deferred compensation-long term	64,913	85,579

Total liabilities	724,648	962,490

Deficiency in Stockholders' equity: (Notes 12, and 13)
Common stock- $1 par value, 1000 shares authorized; 402 shares issued at as of January 31, 2007 and 2006	402	402

Retained earnings	128,138	112,079
Additional paid-in capital	79,965	29,340
Less: Cost of treasury stock	(244,611)	(95,192)
Less: Cost of stock subscribed	(147,994)	(214,336)
Less: Stock subscription receivable (Note 5)	-	(94,500)

Total deficiency in stockholders' equity	(184,100)	(262,207)

Total liabilities and deficiency in stockholders' equity	$540,548	$700,283

The accompanying notes are an integral part of these unaudited financial statements.

  MILLER AND HILTON INC.
CONDENSED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED JANUARY 31, 2007 and 2006
(Unaudited)

	2007	2006
Net revenue	$672,688	$897,180

Cost of revenue	132,420	490,374

Gross profit	540,268	406,806

Selling, general and administrative expenses	445,027	279,867
Non-cash officers’ compensation	94,500	149,175

Operating income (loss)	741	(22,236)

Other income (expense)	1,871	1,150

Net income before income taxes	2,612	(21,086)

Provision for income taxes	(100)	-

Net income	$2,512	$(21,086)

The accompanying notes are an integral part of these unaudited financial statements.

MILLER AND HILTON INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE THREE MONTHS ENDED JANUARY 31, 2007 AND 2006

					Common	Stock	Additional
	Common Stock		Treasury Stock		Stock	Subscription	Paid-in	Retained
	Shares	Amount	Shares	Amount	Subscribed	Receivable	Capital	Earnings	Total
Balance, October 31, 2005	402	402	(62)	(284,604)	(214,336)	-	-	133,165	(365,373)

Stock buy-back from Brent Miller			(5)	(24,923)					(24,923)

Fair value of options issued to employees and and officers as compensation							16,875		16,875

Treasury stock issued to officers in exchange for note receivables			42	214,335		(94,500)	12,465		132,300

Net loss								(21,086)	(21,086)

Balance, January 31, 2006	402	$402	(25)	$(95,192)	$(214,336)	$(94,500)	$29,340	$112,079	$(262,207)

Balance, October 31, 2006	402	$402	(53)	$(244,611)	$(147,994)	$(94,500)	$79,965	$125,626	$(281,112)

Stock subscription receivable forgiven						94,500			94,500

Net Income								2,512	2,512
Balance, January 31, 2007	402	$402	(53)	$(244,611)	$(147,994)	$-	$79,965	$128,138	$(184,100)

The accompanying notes are an integral part of these financial statements.

MILLER AND HILTON, INC.
STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED JANUARY 31, 2007 and 2006
(Unaudited)

	January 31,	January 31,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) from operations	$2,512	$(21,086)

Adjustments to reconcile income to net cash provided by operating activities:
Depreciation	3,180	1,795
Non-cash officers’ compensation	94,500	149,175
Changes in operating assets and liabilities:
Accounts receivable	373,079	235,667
Unbilled receivables	(79,084)	(98,964)
Inventories	-	-
Other current assets	-	(8,252)
Accounts payable	10,595	173,592
Accrued expenses	(35,548)	(55,637)
Deferred compensation	-	-
Deferred revenue	(105,412)	(285,849)
Net cash provided by operating activities	263,822	90,441

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	-	-
Proceeds from sale of equipment	-	-
Net cash provided by (used in) investing activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for line of credit	(982)	(7,499)
Payments on notes payable	(9,642)	(8,367)
Payments for repurchase of treasury stock	-	(24,923)
Net cash (used in) provided by financing activities	(10,624)	(40,789)

Net (decrease) increase in cash and cash equivalents	253,198	49,652

Cash and cash equivalents, beginning of period	23,161	210,311

Cash and cash equivalents, end of period	$276,359	$259,963

Cash paid during the period for:
Income taxes	$100	$-
Interest	$1,871	$1,150

The accompanying notes are an integral part of these financial statements.

MILLER AND HILTON, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
THREE MONTHS ENDED JANUARY 31, 2007 AND 2006
(UNAUDITED)

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying unaudited financial statements follows.

General

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and in accordance with Item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Accordingly, the results from operations for the three month period ended January 31, 2007 are not necessarily indicative of the results that may be expected for the year ended October 31, 2007. The unaudited condensed financial statements should be read in conjunction with the October 31, 2006 financial statements and footnotes thereto included in the Coda Octopus Group, Inc. SB-2 filed on May 22, 2007 with the Securities Exchange Commission (SEC).

Business and Basis of Presentation

Miller & Hilton, Inc, d/b/a Colmek Systems Engineering (“the Company” or “Colmek”) was formed under the laws of the State of Utah in 1977. The Company provides services to address critical design and manufacturing problems for defense, research and exploration companies. The Company's designs and systems are used in military and commercials applications where rugged reliability under extreme operational conditions is paramount and lives depend on accurate and precise information. We are based out of Salt Lake City, Utah where our research and development, sales and manufacturing facilities are also located.

Cash and Cash Equivalents
Cash equivalents are comprised of highly liquid investments with maturity of three months or less when purchased. We maintain our cash in an operating and payroll accounts.

Trade Receivables, Net

Customer account balances are monitored through a review of account balances, an assessment of customer financial condition and interactions with the customers. Allowances for doubtful accounts are established through a specific identification of problem accounts. There was no allowance for doubtful accounts at January 31, 2007 and 2006.

Inventories

Inventories are stated at the lower of cost or market and are valued primarily on a first-in, first-out (“FIFO”) basis.

Property, Plant and Equipment, Net

Colmek uses a straight-line method for its remaining assets over the estimated useful lives of such assets as follows: land improvements, 20 years; buildings and improvements, 20 to 40 years; and machinery and equipment, 2 to 12 years. Repairs and maintenance are charged to operations as incurred, and expenditures for additions and improvements are capitalized at cost.

Revenue Recognition

Sales are recorded on a percentage of completion of signed contract. Contracts are completed when persuasive evidence of delivery and acceptance exists. In these contracts the selling price is fixed or determinable, collectibility is reasonably assured and the services have been rendered or the products have been shipped and risk of loss has transferred to the customer.

MILLER AND HILTON, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
THREE MONTHS ENDED JANUARY 31, 2007 AND 2006
(UNAUDITED)

For contracts that include multiple deliverables, such as installation, repair, training, aftermarket supplies or service, Colmek applies the guidance in Emerging Issues Task Force (“EITF”) 00-21 “ Revenue Arrangements with Multiple Deliverables” to determine whether the contract or arrangement contains more than one unit of accounting. An arrangement is separated if: (1) the delivered element(s) has value to the customer on a stand-alone basis; (2) there is objective and reliable evidence of the fair value of the undelivered element(s); and (3) the arrangement includes a general right of return relative to the delivered element(s), delivery or performance of the undelivered element(s) is considered probable and is substantially in the control of Colmek. If all three criteria are met, the appropriate revenue recognition convention is then applied to each separate unit of accounting. The total arrangement consideration is allocated to the separate units of accounting based on each component's objectively determined fair value, such as sales prices for the component when it is regularly sold on a stand-alone basis or third-party prices for similar components. If all three criteria are not met, revenue is deferred until such criteria are met or until the period in which the last undelivered element is delivered. The amount allocable to the delivered elements is limited to the amount that is not contingent upon delivery of additional elements or meeting other specified performance conditions.

Warranty services are provided on an as requested basis. There is no provision for the cost of warranty services.

Advertising Cost

Advertising costs are expensed as incurred. The Company did not incur any material advertising costs during the quarters ended January 31, 2007 and 2006.

Income Taxes

Income taxes are recognized during the year in which transactions enter into the determination of financial statement income, with deferred taxes provided for temporary differences between amounts of assets and liabilities recorded for tax and financial reporting purposes. Deferred tax assets include the tax benefits for losses and credit carry-forwards that will result in the reduction of taxes payable in future years.

Stock Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation”, established and encouraged the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of the grant or the date at which the performance of the services is completed and is recognized over the periods in which the related services are rendered. The statement also permitted companies to elect to continue using the current intrinsic value accounting method specified in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for stock-based compensation to employees. Prior to the adoption of SFAS 123(R) we elected to use the intrinsic value based method for grants to our employees and directors and have disclosed the pro forma effect of using the fair value based method to account for our stock-based compensation to employees.

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R (revised 2004), “Share-Based Payment” (“Statement 123R”) which is a revision of SFAS No. 123. Statement 123R supersedes APB opinion No. 25 and amends SFAS No. 95, “Statement of Cash Flows”. Generally, the approach in Statement 123R is similar to the approach described in Statement 123. However, Statement 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro-forma disclosure is no longer an alternative. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in SFAS No. 123(R). This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers' Accounting for Employee Stock Ownership Plans.” On April 14, 2005, the SEC amended the effective date of the provisions of this statement. The effect of this amendment by the SEC is that the Company had to comply with Statement 123R and use the Fair Value based method of accounting no later than the first quarter of 2006. We implemented SFAS No. 123(R) on November 1, 2005 using the modified prospective method. The fair value of each option grant issued after November 1, 2005 will be determined as of grant date, utilizing the Black-Scholes option pricing model. The amortization of each option grant will be over the remainder of the vesting period of each option grant.

We use the fair value method for equity instruments granted to non-employees and use the Black Scholes model for measuring the fair value. The stock based fair value compensation is determined as of the date of the grant or the date at which the performance of the services is completed (measurement date) and is recognized over the periods in which the related services are rendered.

MILLER AND HILTON, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
THREE MONTHS ENDED JANUARY 31, 2007 AND 2006
(UNAUDITED)

NOTE 2 - ACCOUNTS RECEIVALBE

Trade receivables at January 31, 2007 and 2006 were $75,278 and $65,378, respectively.

NOTE 3 - CONTRACTS IN PROGRESS

Costs and estimated earnings in excess of billings on uncompleted contracts represent accumulated project expenses and fees which have not been invoiced to customers as of the date of the balance sheet. These amounts are stated on the balance sheet as Unbilled Receivables of $105,456 and $310,127 as of January 31, 2007 and 2006 respectively.

Billings in excess of cost and estimated earnings on uncompleted contracts represent project invoices billed to customers that have not been earned as of the date of the balance sheet. These amounts are stated on the balance sheet as Deferred Revenue of $4,733 and $249,286 as of January 31, 2007 and 2006 respectively.

NOTE 4 - PROPERTY, PLANT AND EQUIPMENT, NET

Colmek uses a straight-line method for its remaining assets over the estimated useful lives of such assets as follows: land improvements, 20 years; buildings and improvements, 20 to 40 years; and machinery and equipment, 2 to 12 years. Repairs and maintenance are charged to operations as incurred, and expenditures for additions and improvements are capitalized at cost.

Property, plant and equipment, net consist of the following:

	At January 31,
	2007	2006
Buildings and improvements	$44,966	$44,966
Trucks and Autos	80,718	76,647
Machinery and equipment	210,579	207,619
	336,263	329,232
Less: Accumulated depreciation	252,808	272,722
	$83,455	$56,510

Depreciation expense for the quarters ended January 31, 2007 and 2006, was $3,000 and $3,000 respectively.

NOTE 5 - STOCK SUBSCRIPTION NOTE RECEIVABLE - RELATED PARTY

On November 16, 2005 the Company sold 42 shares of treasury stock to officers in the Company in exchange for notes receivable of $94,500 due on November 15, 2010. Interest on the unpaid balance of the notes is at one percent higher then the prime rate. During the three months ended January 31, 2007, the notes receivable, along with accrued and unpaid interest aggregating $94,500 were forgiven by the Company and charged to operations as non cash officers’ compensation.

NOTE 6 - INCOME TAXES

The Company has adopted Financial Accounting Standard No. 109 which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

For income tax reporting purposes, the Company’s aggregate U.S. unused net operating losses approximate $445,863 which expire through 2026, subject to limitations of Section 382 of the Internal Revenue Code, as amended. The deferred tax asset related to the carry forward is approximately $156,052. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, because in the opinion of management based upon the earning history of the Company, it is more likely than not that the benefits will not be realized.

MILLER AND HILTON, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
THREE MONTHS ENDED JANUARY 31, 2007 AND 2006
(UNAUDITED)

Components of deferred tax assets as of January, 31 2007 and 2006 are as follows:

Non-current:	2007	2006
Net operating loss carry forward	$445,863	$-
Valuation allowance	(445,863)	-
Net deferred tax asset	$-	$-

NOTE 7 - ACCRUED EXPENSES

Accrued expenses as of January 31, 2007 and 2006 are as follows:

	At January 31,
	2007	2006
Accrued wages and payroll taxes	$50,436	$82,809
Accrued vacation	58,384	49,236
State income tax payable	100	2,678
Retirement plan contributions	6,234	2,478
	$115,154	$137,201

NOTE 8 - LINE OF CREDIT

The Company has an unsecured line of credit with Wells Fargo Bank which provides for a credit ceiling of $50,000 and an interest rate of 13 percent annually. The line is personally guaranteed by an officer of the Company. As of January 31, 2007 and 2006 the balances outstanding are $33,393 and $37,912 respectively.

NOTE 9 - NOTE PAYABLE - RELATED PARTY

The Company entered into a stock buy-back agreement with the Estate of Thomas Hilton, a former officer of the Company in 2002 to buy back the stock of the Company owned by the Estate. The Company paid the Estate a $675,000 initial payment in 2002, a second payment of $125,000 in 2003 and was scheduled to make additional payments of $44,129 over the next five years. Balances owed to the Estate as of January 31, 2007 and 2006 were as follows:

	At January 31,
	2007	2006
Note payable- related party	$88,259	$132,389
Less: short term portion	44,130	44,130
Long term note payable - related party	$44,129	$88,259

NOTE 10 - DEFERRED COMPENSATION

In January of 2001 the Company began retirement payments, as previously agreed upon, to Dale Kendall, a retired employee. Payments began at $1,820.83 per month over a ten year period. The final payment is due in December 2010. The balance outstanding as of January 31, 2007 and 2006 is as follows:
(UNAUDITED)

	At January 31,
	2007	2006
Deferred compensation	$86,763	$107,429
Less: short term portion	21,850	21,850
Long term deferred compensation	$64,913	$85,579

MILLER AND HILTON, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
THREE MONTHS ENDED JANUARY 31, 2007 AND 2006
(UNAUDITED)

NOTE 11 - NOTE PAYABLE - AUTOS

As of January 31, 2007 and 2006 , the Company had the following outstanding notes payable related to car financing:

	2007	2006
At January 31,
Note payable of $31,520 for the financing of a truck for 60 monthly payments of $525.33. As of October 31, 2006 the truck was sold to an officer of the Company and the related debt settled	$-	$16,803
Note payable of $ 30,127 for the financing of a truck for 66 monthly payments of $528.34 and annual interest of 5.34%	13,228	18,381
Note payable of $ 41,091 for the financing of a truck for 60 monthly payments of $897.18 and annual interest of 10.99%	$36,280	$-
Note payable - autos	49,508	35,184
Less: short term portion	11,990	11,795
Long term note payable-autos	$37,518	$23,389

NOTE 12 - CAPITAL STOCK

The Company is authorized to issue 1000 shares of common stock with a par value of $1 per share. As of January 31, 2007 and 2006 the Company had issued 402 shares of common stock.

NOTE 13 - STOCK OPTIONS

During the year ended October 31, 2006 we issued 30 common share purchase options to employees and officers of the Company. The options were issued with an exercise price of $500. All options vested over a one year period. The initial fair value of the options was $67,500 using the Black Scholes method at the date of grant of the options based on the following assumptions (1) risk free rate of 6% (2) dividend yield of 0% (3) volatility factor of expected market price of our common stock of 200% (4) an expected life of the options of ten years. The fair value of options is being expensed over the vesting period. During the quarters ended January 31, 2007 and 2006 $0 and $ 16,875 was charged to operations .

MILLER AND HILTON, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
THREE MONTHS ENDED JANUARY 31, 2007 AND 2006
(UNAUDITED)

Transactions involving stock options and warrants issued as of January 31, are summarized as follows:

	2007		2006
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
Outstanding at beginning of period	30	$500	-	$-
Granted during the period	-	-	30	500
Exercised during the period	-	-	-	-
Terminated during the period	-	-	-	-
Outstanding at end of the period	30	$500	30	$500
Exercisable at end of the period	30	$500	8	$500

The number and weighted average exercise prices of stock purchase options and warrants outstanding as of January 31, 2007 are as follows:

		Weighted Average	Weighted
Range of		Contractual	Average
Exercise Prices	Number Outstanding	Life (Yrs)	Exercise Price
500	30	8.75	500

NOTE 14 - CONTINGENCIES AND COMMITMENTS

Litigation

The ultimate legal and financial liability of Colmek in respect to all claims, lawsuits and proceedings referred to above cannot be estimated with any certainty. However, in the opinion of management, based on its examination of these matters, its experience to date and discussions with counsel, the ultimate outcome of these legal proceedings, net of liabilities already accrued in Colmek's Balance Sheet, is not expected to have a material adverse effect on Colmek's financial position, although an unexpected resolution in any reporting period of one or more of these matters could have a significant impact on Colmek's results of operations for that period.

Operating Leases

The Company has a current 5 year operating lease for their office and warehouse space expiring on March 31, 2010. Future minimum lease obligations are approximately $136,800.

NOTE 15 - SUBSEQUENT EVENTS

Subsequent to the year end on April 6, 2007 the Company was acquired by Coda Octopus Group, Inc. (“Coda”) a Delaware corporation. The total purchase price was approximately $2.3 million, consisting of cash paid at the closing of the transaction of $800,000 and the issuance of 532,090 shares of Coda common stock. A further $700,000 and 42,910 shares are also due and payable on the first anniversary of the closing date evidenced by secured promissory notes to the Company’s shareholders. Under the terms of the agreement the Company’s shares have been pledged as collateral security for the performance of the deferred payment obligations under the notes.

Pro Forma Financial Information.

Condensed Combined Pro Forma Unaudited Balance Sheet as of April 30, 2007	F-70
Condensed Combined Pro Forma Unaudited Statement of Operations for the Six Months Ended April 30, 2007	F-71
Condensed Combined Pro Forma Unaudited Statement of Operations for the Year Ended October 31, 2006	F-72
Notes to Condensed Consolidated Pro Forma Unaudited Financial Statements	F-73

 Unaudited Pro Forma Condensed Combined Financial Information

On June 26, 2006, Coda Octopus Group, Inc. ( the Company, “ Coda” , or ‘COGI”) acquired all of the issued and outstanding capital stock of Martech Systems (Weymouth) Limited, a UK company (“Martech”). The purchase price was approximately $1,536,000, payable as follows: approximately $1,180,000 in cash at closing; approximately $356,000 in cash one year after closing, which is accrued as $392,220 at January 31, 2007, due to exchange rate movements. The purchase price was allocated as follows:

Current assets	$993,817
Equipment	37,126
Goodwill	998,591
Current liabilities	(493,262)
Purchase price	$1,536,271

The total cost of the acquisition has been allocated to the assets acquired and the liabilities assumed based upon their respective fair values in accordance with SFAS No. 141, Business Combinations. Goodwill, none of which is deductible for tax purposes recorded in connection with the acquisition aggregates is $998,591. The goodwill recognized in the acquisition results primarily from the acquisition of the assembled workforce, including the management team with knowledge of the UK government Ministry of Defense procurement marketplace. The transaction is accounted for using the purchase method of accounting.

On April 6, 2007, Coda entered into a Stock Purchase Agreement (“Agreement”) with the stockholders of Miller and Hilton, Inc. d/b/a Colmek Systems Engineering (“Colmek”), a company formed under the laws of the state of Utah (“Colmek”). The total purchase price was approximately $2.36 million in cash and securities, plus assumption of $416,863 of net liabilities, for a total of $2.77 million. Cash was paid at the closing of the transaction in the amount of $800,000, along with the issuance of 532,090 shares of our common stock. Deferred payments of $700,000 cash and 42,910 shares due and payable on the first anniversary of the closing date evidenced by secured promissory notes to the former Colmek shareholders. Under the terms of the stock purchase agreements, we have pledged the Colmek shares as collateral security for the performance of our deferred payment obligations under the notes. At the date of issuance of the 532,090 shares these were valued at $1.49 each, or $792,814. The transaction is accounted for using the purchase method of accounting and the purchase price was paid and allocated as follows:

Cash	$800,000
Deferred promissory note	700,000
Common stock issued	792,814
Deferred common stock	63,936
Purchase Price	$2,356,750

Allocation:
Customer relationships	694,503
Non-compete agreements	198,911
Goodwill	1,880,199
Net liabilities	(416,863)
Total	$2,356,750

The total cost of the acquisition has been allocated to the assets acquired and the liabilities assumed based upon their respective fair values in accordance with SFAS No. 141, Business Combinations. Goodwill, none of which is deductible for tax purposes recorded in connection with the acquisition aggregates is $1,880,199. The goodwill recognized in the acquisition results primarily from the acquisition of the assembled workforce, including the management team with a proven track record of success in selling to the US government Department of Defense. The transaction is accounted for using the purchase method of accounting.

As part of the Colmek acquisition, there were deferred promissory notes of $700,000. The interest on the notes is calculated as follows:

Colmek $700,000 at 6% payable April 6, 2008	$42,000
Colmek deferred and convertible at sellers option $42,910 at 5% payable April 6, 2008	2,145
Total	$44,145

During the period subsequent to April 30, 2007, the Company entered into the following equity transactions (“Security Transactions”):

In May 2007, we sold 1,745,000 units comprising of one share of common stock and 5 year warrants to purchase 1,745,000 shares of our common stock at a purchase price ranging from $1.30 to $1.70 priced at $1 for the unit, for a total gross consideration of $1,745,000, leaving net consideration of $1,605,400.

In May 2007, we converted the remaining 1,819 shares of Series B preferred stock into 181,900 shares of common stock.

The Proforma Unaudited Financial Statements have been prepared by management of the Company in order to present consolidated financial position as if the acquisition of Colmek and completion of the May 2007 Security Transactions had occurred as of April 30, 2007 for the pro forma condensed balance sheet and to give effect to the acquisition of Colmek and Martech and the completion of the Security Transactions as if the transactions had taken place at November 1, 2005 for the pro forma condensed consolidated statement of operations for the year ended October 31, 2006 and the six months ended April 30, 2007, respectively.

The pro forma information is based on historical financial statements giving effect to the proposed transactions using the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma financial statements. The unaudited pro forma financial information is not necessarily indicative of the actual results of operations or the financial position which would have been attained had the acquisitions been consummated at either of the foregoing dates or which may be attained in the future. The pro forma financial information should be read in conjunction with the historical financial statements of the Company, Martech and Colmek (including notes thereto) included in this Registration Statement.

Pro Forma
Condensed Combined Balance Sheet
April 30, 2007
(Unaudited)

	COGI	May 2007			Pro Forma
	April 30, 2007	Security Transactions	Reference		Balances (Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,305,846	$1,605,400	Note 3(c	)	$6,911,246
Accounts receivable, net of allowance for doubtful accounts	1,517,239				1,517,239
Inventory	2,555,767				2,555,767
Due from MSGI Security Solutions, Inc.	533,147				533,147
Due from related parties	176,433				176,433
Other current assets	440,631				440,631
Prepaid expenses	356,519				356,519
Total current assets	10,885,582	1,605,400			12,490,982
Property and equipment, net	244,170				244,170
Rental equipment, net	78,616				78,616
Goodwill and other intangible assets, net	3,832,985				3,832,985
Total assets	$15,041,353	$1,605,400			$16,646,753
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable, trade	$2,037,333				$2,037,333
Accrued expenses/other current liabilities	1,608,424				1,608,424
Deferred payment related to acquisitions	1,163,936				1,163,936
Accrued dividends preferred stock	371,332				371,332
Due to related parties	106,875				106,875
Loans payable/line of credit	32,393				32,393
Total current liabilities	5,320,293				5,320,293

Loans and notes payable, long term	86,104				86,104
Total liabilities	$5,406,397				$5,406,397
Stockholders' equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized, 6,407 shares Series A issued and outstanding, as of April 30, 2007	6				6
1,819 shares Series B issued and outstanding as of April 30, 2007	2	(2)	Note 3(c	)	-
Common stock, $.001 par value; 100,000,000 shares authorized, 46,064,668 shares issued and outstanding as of April 30, 2007	46,065	1,927	Note 3(c	)	47,992
Stock subscribed	114,000				114,000
		445,043
Additional paid-in capital	46,099,436	1,603,475	Note 3(c	)	48,147,954
Foreign currency translation adjustment	(197,572)				(197,572)
Retained earnings /(deficit)	(36,426,981)	(445,043)	Note 3 (c	)	(36,872,024)
Total stockholders' equity	9,634,956	1,605,400			11,240,356
Total liabilities and stockholders' equity	$15,041,353	$1,605,400			$16,646,753

The accompanying notes are an integral part of these combined pro-forma financial statements.

CODA OCTOPUS GROUP, INC.
Pro Forma
Condensed Combined Statement of Operations
For the Six Months Ended April 30, 2007
(Unaudited)

	COGI	Colmek- Pre Acquisition (November 1, 2006 to April 6, 2007)-	Pro Forma Adjustments	Security Transactions	Reference	Pro Forma Consolidated (Unaudited)
Net revenue	$4,934,714	$904,563	$(24,777)	-	Note 2	$5,814,500
Cost of revenue	2,212,373	334,952	(24,777)	-	Note 2	2,522,548
Gross profit	2,722,341	569,611	-	-		3,291,952
Research and development	1,101,758	-	-	-		1,101,758
Selling, general and administrative expenses	5,288,539	790,558	-	-		6,079,097
Other operating expenses	435,000	-	-	-		435,000
Operating income	(4,102,956)	(220,947)	-	-		(4,323,903)
Other income/(expense):
Other income	37,795	11,565	-	-		49,360
Financing and Interest expense	(5,788,596)	-	(19,130)	(445,043)	Note 2, 3	(6,252,769)
Total other income (expense)	(5,750,801)	11,565	(19,130)	(445,043)	Note 2, 3	(6,203,409)
Income/(loss) before income taxes	$(9,853,757)	$(209,382)	(19,130)	(445,043)	Note 2, 3	$(10,527,312)
Provision for income taxes	-	(100)	-	-		(100)
Net income/(loss)	(9,853,757)	(209,482)	(19,130)	(445,043)	Note 2, 3	(10,527,412)
Preferred stock dividends:
Series A	(207,099)					(207,099)
Series B	(107,679)	-	-	-		(107,679)
Beneficial conversion feature	(800,000)	-	-	-		(800,000)
Net income/(loss) applied to common shares	$(10,968,535)	$(209,482)	$(19,130)	$(445,043)	Note 2, 3	$(11,642,190)
Loss per share, basic and diluted	(0.38)					(0.29)
Weighted average shares outstanding	29,138,920	-	-	10,829,888	Note 2, 3	39,968,808
Comprehensive loss:
Net income/(loss)	$(9,853,757)	$(209,482)	$(19,130)	$(445,043)	Note 2, 3	$(10,527,412)
Foreign currency translation adjustment	(197,572)	-	-	-		(197,572)
Comprehensive loss	$(10,051,329)	$(209,482)	$(19,130)	$(445,043)		$(10,724,984)

The accompanying notes are an integral part of these condensed combined pro forma financial statements.

CODA OCTOPUS GROUP, INC.
Pro Forma
Condensed Consolidated Statement of Operations
For the Year Ended October 31, 2006
(Unaudited)

	COGI	Martech- Pre Acquisition (November 1, 2005 to June 25, 2006 - See Note 5)	Colmek	Pro Forma Adjustments	Security Transactions	Reference	Pro Forma Consolidated (Unaudited)
Net revenue	$7,291,291	$1,327,068	$2,969,164	$-	-		$11,587,523
Cost of revenue	2,611,590	957,647	1,515,785	-	-		5,085,022
Gross profit	4,679,701	369,421	1,453,379	-	-		6,502,501
Research and development	3,130,821	-	-	-	-		3,130,821
Selling, general and administrative exp	7,453,946	349,177	1,277,908	-	-		9,081,031
Other operating expenses	447,750	-	199,800	-	-		647,550
Operating income/(loss)	(6,352,816)	20,244	(24,329)	-	-		(6,356,901)
Other income/(expense):
Other income/(expense)	3,012	11,520	16,790	-	-		31,322
Financing and Interest expense	(1,203,690)	(4,731)	-	(56,560)	(5,889,488)	Notes 2, 3	(7,154,469)
Total other income/(expense)	(1,200,678)	6,789	16,790	(56,560)	(5.989,488)	Notes 2, 3	(7,123,147)
Income/(loss) before income taxes	$(7,553,494)	$27,032	$(7,539)	(56,560)	$(5,989,488)		$(13,580,049)
Provision for income taxes	5,676	(5,676)	-	-	-		-
Net income/(loss)	(7,559,170)	32,708	(7,539)	(56,560)	(5,989,488)		(13,580,049)
Preferred stock dividends:
Series A	(309,914)	-	-	-	-		(309,914)
Series B	(74,130)	-	-	-	(181,810)	Note 3	(255,940)
Beneficial conversion feature	(4,152,800)	-	-	-	-		(4,152,800)
Net (loss) applied to common shares	$(12,096,014)	$32,708	$(7,539)	$(56,560)	$(6,171,298)		$(18,298,703)
Loss per share, basic and diluted	(0.50)						(0.40)
Weighted average shares outstanding	24,030,423	-	-	575,000	20,985,318	Note 2, 3	45,590,741
Comprehensive loss:
Net Income (loss)	$(7,559,170)	$32,708	$(7,539)	$(56,560)	$(5,989,488)	Note 2, 3	$(13,580,049)
Foreign currency translation adjustment	(282,704)	(421)	-	-	-		(283,125)
Comprehensive loss	$(7,841,874)	$32,287	$(7,539)	$(56,560)	$(5,989,488)		$(13,863,174)

The accompanying notes are an integral part of these condensed combined pro forma financial statements.

CODA OCTOPUS GROUP, INC.
NOTES TO CONDENSED PRO FORMA UNAUDITED FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Financial Information

The Pro forma Unaudited Condensed Financial Statements have been prepared in order to present consolidated financial position and results of operations of the Coda as if the completion of the May, 2007 Security Transactions described below had occurred as of April 30, 2007 for the pro forma condensed combined balance sheet and to give effect to the acquisition of Colmek and Martech and the completion of the March, 2007, April 2007 and May 2007 Security Transactions, as described below, had taken place at November 1, 2005 for the pro forma condensed combined statement of operations for the year ended October 31, 2006 and the six months ended April 30, 2007, respectively.

The following pro forma adjustments are incorporated into the pro forma condensed combined balance sheet as of April 30, 2007 and the pro forma condensed combined statement of operations for the year and six months ended October 31, 2006 and April 30, 2007, respectively.

Note 1 - Basis of Presentation

The purchase method of accounting has been used in the preparation of the accompanying unaudited pro forma combined financial statements. Under this method of accounting, the purchase consideration is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed according to their respective fair values, with the excess purchase consideration being recorded as goodwill. For the purposes of pro forma adjustments, Coda Octopus has followed Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Intangible Assets.”

The unaudited pro forma condensed combined statements of operations are presented combining Coda Octopus’s consolidated statement of operations for the year ended October 31, 2006 and six months ended April 30, 2007, Martech’s audited statement of operations for the period November 1, 2005 to the date of acquisition of June 26, 2006, and Colmek’s audited statement of operations for the year ended October 31, 2006 and the period November 1, 2006 to the date of acquisition of April 6, 2007. These pro forma statements are based on such financial statements after giving effect to the transaction under the purchase method of accounting and the assumptions and adjustments described below. The pro forma information does not purport to be indicative of the results, which would have been reported if the purchase had been in effect for the periods presented or which may result in the future.

Note 2 - Pro forma purchase price adjustments

Martech - Pursuant to the acquisition agreement, a deferred promissory note was payable 12 months after completion of the acquisition (ie. on June 26th, 2008) for £200,000, valued at $392,220 based on the exchange rate on January 31, 2007. For the purposes of our pro forma financial statements, the transaction is assumed to have occurred on November 1, 2005. The interest accrued under the loan note at 6% and has been calculated based on being outstanding for 12 months. This gives total interest due of £12,000, or $21,813 using the average exchange rate over the year of $1.8097 to £1, and this amount has been charged to our statements of operations.

Colmek - Pursuant to the Share Purchase Agreement the selling shareholders of Colmek, in total received 532,090 shares of Coda Octopus common stock as part of the purchase price under acquisition agreement. For purposes of the unaudited pro forma combined financial statements, the fair value of the Company’s common stock issued as a part of the acquisition was determined based on the price of the Company’s common stock on the day of the acquisition of Colmek on April 6, 2007.

The components of the purchase price were as follows:

Cash	$800,000
Deferred promissory note	700,000
Common stock issued	792,814
Deferred common stock	63,936
Purchase price	$2,356,750
Allocation:
Customer relationships	694,503
Non-compete agreements	198,911
Goodwill	1,880,199
Net Liabilities	416,863
Total	$2,356,750

 Interest is due on the loan notes as follows:

Colmek $700,000 at 6% payable April 6, 2008	$42,000
Colmek deferred and convertible at sellers option $42,910 at 5% payable April 6, 2008	2,145
$44,145

Adjustments were made to our pro forma financial statements on the basis that the transaction happened on November 1, 2005, which resulted in the following:

•
For the six months ended April 30, 2007, there were intercompany sales between Coda Octopus Group, Inc. and Colmek totaling $24,777. This has been removed from sales, direct purchases, accounts payable, and accounts receivable.

•	$ 19,130 of interest expense in connection with the notes payable issued to the former owners of Colmek for the period November 1, 2006 through April 6, 2007 (date of acquisition)

•
$ 56,560 of aggregate interest expense in connection with the notes payable issued to the former owners of Colmek for the year ended October 31, 2006 and Martech for the period November 1, 2005 through June 25, 2006 (date of Martech acquisition)

Note 3 - Security Transactions

(a) March 2007 Security Transactions

In March 2007, we converted 17,234 shares of series A preferred stock into 2,878,418 shares of common stock and 5 year warrants to purchase 2,878,418 shares of our common stock at a purchase price ranging from $1.30 to $1.70. For the purposes of our pro forma statements, this resulted in a reduction of $(17) in preferred stock account, an increase in our common stock account of $2,878, and a decrease in our additional paid-in capital of $(2,861), with a financing charge of $3,134,859.

In March 2007, we converted 29,000 shares of Series B preferred stock into 2,900,000 shares of common stock. For the purposes of our pro forma statements, this resulted in a reduction of $(29) in our preferred stock account, an increase in our common stock account of $2,900, and a decrease in additional paid-in capital of $(2,871).

(b) April 2007 Security Transactions

In April 2007, we sold 13,280,000 units comprising of one share of common stock and 5 year warrants to purchase 13,280,000 shares of our common stock at a purchase price ranging from $1.30 to $1.70 priced at $1 for the unit, for a total gross consideration of $13,280,000, leaving net consideration of $12,166,865. For the purposes of our pro forma statements, this increased cash by $12,166,865, increased our common stock account by $13,280 and increased our additional paid-in capital by $12,153,585.Financing warrants issued increased financing charges by $2,409,586.

In April 2007, we redeemed 18,181 shares of Series B preferred stock at a price of $110 per unit, giving a premium on redemption of $181,810, for a total cash outlay of $1,999,910. For the purposes of our pro forma statements, this resulted in a reduction in cash of $(1,999,910), a reduction in our preferred stock of account $(18), a reduction in additional paid-in capital of $(1,818,082) and a reduction in retained earnings of $181,810.

(c) May 2007 Security Transactions

In May 2007, we sold 1,745,000 units comprising of one share of common stock and 5 year warrants to purchase 1,745,000 shares of our common stock at a purchase price ranging from $1.30 to $1.70 priced at $1 for the unit, for a total gross consideration of $1,745,000, leaving net consideration of $1,605,400. For the purposes of our pro forma statements, this increased cash by $1,605,400, increased our common stock account by $1,745 and increased our additional paid-in capital by $1,603,655.

In May 2007, we converted the remaining 1,819 shares of Series B preferred stock into 181,900 shares of common stock. For the purposes of our pro forma statements, this reduced our preferred stock account by $(2), increased our common stock account by $182 and reduced our additional paid-in capital by $(180). In connection with our financing, we issued warrants to consultants having a fair value of $445,043, which will be charged to operations.

Note 4 - Tax effects of the pro forma adjustments

The Company has not adjusted the pro forma financial information to reflect a tax benefit or provision for the periods presented because in the opinion of management and based upon the earnings histories of the Company, Martech and Colmek, management believes it is more likely than not that tax benefits will not be realized and a tax provision is not required. In addition, significant changes in ownership may limit the Company's future use of existing net operating losses.

Note 5 - Martech’s Results of Operations - Pre Acquisition (November 1, 2005 through June 25, 2006)

The Martech financial information for the period November 1, 2005 through June 25, 2006 (date of acquisition) used in the accompanying condensed pro forma statements of operations for the year ended October 31, 2006 has been derived from Martech’s historical financial information which was prepared in accordance with UK Generally Accepted Accounting Principles is in presented in British Pound Sterling (“GBP”). While UK Generally Accepted Accounting Principles differ in certain significant respects from the United States Generally Accepted Accounting Principles, there are no significant differences between the net income (loss) as reported under UK GAAP and as reported under US GAAP.The Company used the average GBP/US Dollar exchange rate during the period November 1, 2005 through June 25, 2006 of $1.80974/ GBP in connection with translating the Martech financial information as presented below.

	Martech November 1, 2005 through October 31, 2006 05 - Oct 06 £	Martech Nov 1, 2005 through October 31, 2006 $	Martech June 26, ’06 - Oct 06 (post acquisition) $	Martech November 1, 2005 through June 25, 2006 (Pre Acquisition)
Net revenue	£1,098,866	$1,988,662	$661,594	$1,327,068

Cost of revenue	758,694	1,373,039	415,392	957,647
Gross profit	340,172	615,623	246,202	369,421
Selling, general and admin exp	395,588	715,911	366,734	349,177
Operating income (loss)	(55,416)	(100,288)	(120,532)	20,244
Other income (expense)	250	452	-	11,520
Other income	7,484	13,399	1,879	-
Interest Expense	(1,686)	(3,051)	(1,680)	(4,731)
Total other income (expense)	6,048	10,800	199	6,789
Income/(loss) before income taxes	£(49,368)	$(89,488)	$(120,333)	27,032
Provision for income taxes	-	-	-	(5,676)
Net income/(loss)	£(49,368)	$(89,488)	$(120,333)	$32,708
Comprehensive Income(loss)
Net Income (loss)				32,708
Foreign currency translation adjustment				(421)
Comprehensive income ( Loss)				$32,287

[Back Cover of Prospectus]

32,800,000 Shares

Common Stock

PROSPECTUS

________________, 2007

Until ____________, 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is set forth in this prospectus. We are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. Our business, financial condition, results of operation and prospects may have changed after the date of this prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Certificate of Incorporation, as amended, provide to the fullest extent permitted by Delaware law, our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate our rights and our stockholders (through stockholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Certificate of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses payable by Registrant in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission Registration Fee	$5,270
Accounting Fees and Expenses	$25,000	*
Legal Fees and Expenses	$75,000	*
Total	$105,270

* Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On August 13, 2004, pursuant to the terms of the Share Exchange between Panda Project and Fairwater Technologies Limited the Company issued 20,050,000 shares of common stock to the former shareholders of Coda Octopus Limited.

Between February and March 2005 the Company sold to an individual investor 1,000,000 shares of common stock for a total purchase price of $800,534.

On October 31, 2005, we issued 15,000 shares of our Series A Preferred Stock to one investor for total cash consideration of $2,655,000.

On April 30, 2006, we issued a total of 7,320.88 shares of our Series A Preferred Stock to a group of investors for total cash consideration of $1,211,755.

In April 2006, we issued to a public relations consultant for services rendered, a 5 year warrant to purchase 400,000 shares of our common stock at a price of $0.58 per share of common stock.

In May 2006, we issued to two consultants for services rendered, 5 year warrants to purchase 750,000 shares of our common stock at a purchase price of $0.50.

In June 2006, we issued to one institutional investor, Units consisting of 23,000 shares of our Series B Preferred Stock plus five-year warrants to purchase 4,600,000 shares of our common stock at a price ranging from $1.30 to $1.70 per share for total cash consideration of $2,300,000

In June 2006, as part of an equity raise fee arrangement, we issued to a financial institution a 5 year warrant to purchase 160,000 shares of our common stock at a purchase price ranging from $1.30 to $1.70.

In July 2006, we issued to two individuals for legal services rendered, options to purchase 68,000 shares of our common stock at a price of $1.50 per share.

In July 2006, we issued to two investors 820 shares of our Series A Preferred Stock for a total cash consideration of $82,000.

From September 2006 through January 2007, we issued to one institutional investor Units consisting 23,000 shares of our Series B Preferred Stock and 650,000 shares of our common stock plus five-year warrants to purchase 4,600,000 shares of our common stock at a price ranging from $1.30 to $1.70 per share for total cash consideration of $2,300,000.

In February 2007 we issued to one investor 3000 shares of our Series B Preferred Stock for a total cash consideration of $300,000 plus five-year warrants to purchase 600,000 shares of our common stock at a price ranging from $1.30 to $1.70 per share for total cash consideration of $300,000.

In October 2006, as part of equity raise fee arrangement, we issued to a financial institution a 5 year warrant to purchase 160,000 shares of our common stock at a purchase price ranging from $1.30 to $1.70.

On October 31, 2006, we issued to an investor 500 shares of our Series A Preferred Stock for a total cash consideration of $50,000 .

In April 2007, we issued to one investor 25,000 shares of our common stock plus five-year warrants to purchase 50,000 shares of our common stock at a purchase price ranging from $1.30 - $1.70 per share for a total cash consideration of $25,000.

In April 2007, as consideration for the investor’s early conversion of 15,914.18 Series A Preferred Stock, we issued to one investor 5 year warrants to purchase 2,746,418 shares of our common stock at a purchase price ranging from $1.30 to $1.70.

In April 2007, as consideration for three investors’ early conversion of 1320 Series A Preferred Stock, we issued to these investors 5 year warrants to purchase 264,000 shares of our common stock at a purchase price ranging from $1.30 to $1.70.

In April 2007 pursuant to the terms of the acquisition agreement between the Company and the sellers of Miller and Hilton d/b/a Colmek Systems Engineering we issued to four of the sellers who are accredited investors 532,090 of our common stock for a value of $532, 090.

Shares for services

In March 2005, we issued to one individual 275,000 shares of common stock in exchange for legal services rendered valued at $27,500 ($0.10 per share).

On July 28, 2005, we issued to an officer of the Company 220,000 shares of common stock in exchange for services rendered, valued at $22,000 ($0.10 per share).

During the year ended October 31, 2006 we issued 634,324 shares of common stock, in exchange for services rendered, valued at $317,160.

During January 2007 we issued to five persons 625,000 shares of common stock in exchange for services valued at $693,750 in the aggregate. ($1.11 per share)

During January 2007 we issued to one financial institution 500,000 shares of common stock in exchange for fees for equity raise valued at $435,00 ($0.87 per share)

On February 2, 2007 we issued 25,000 shares of common stock in exchange for services valued at $30,250 ($1.21 per share).

On March 20, 2007 we issued 40,000 shares of common stock to one service provider for services valued at $48,400 ($1.21 per share).

During the Fiscal Year ending 2006 we issued to Fairwater Technology Group Limited 100,000 shares in exchange for services rendered valued at $87,500 ($0.875 per share).

Recent Sale of Securities

In April and May 2007 we issued to a group of investors a total of 15,000,000 shares of our common stock plus five-year warrants to purchase the same amount of shares of common stock (of which 7,500,000 may be purchased at $1.30 and the balance at $1.70 per share). In connection with this offering, we paid placement agent fees in the amount of $1,200,000 plus warrants to purchase 2,400,000 at a purchase price ranging between $1.30 and $1.70.

All securities were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, under Section 4(2) thereunder, as they were issued in reliance on the recipients’ representation that they were accredited (as such term is defined in Regulation D), without general solicitation and represented by certificates that were imprinted with a restrictive legend. In addition, all recipients were provided with sufficient access to company information.

ITEM 27. EXHIBITS

Exhibit Number	Description

2.1	Plan and Agreement of Merger dated July 12, 2004 by and between Panda and Coda Octopus *

2.2	Share Purchase Agreement dated June 26, 2006 between Colin Richard, Coda Octopus (UK) Holdings Limited and Coda Octopus, Inc. *

2. 3	Stock Purchase Agreement dated April 6, 2007, between Miller & Hilton d/b/a Colmek Systems Engineering, its shareholders and Coda Octopus (US) Holdings Inc. *

3.1	Certificate of Incorporation *

3.1( a )	Certificate of Designation Series A Preferred Stock *

3.1( b )	Certificate of Amendment to Certificate of Designation Series A Preferred Stock *

3.1( c )	Certificate of Designation Series B Preferred Stock*

3.2	By-Laws *

4.1	Form of Warrant *

5.1	Legal Opinion of Sichenzia Ross Friedman Ference LLP*

10.1	Employment Agreement dated April 1, 2005 between the Company and Jason Reid *

10.2	Employment Agreement dated July 1, 2005 between the Company and Anthony Davis *

10.3	Employment Agreement dated July 1, 2005 between the Company and Blair Cunningham *

10.4	Employment Agreement dated May 1, 2006, between the Company and Frank Moore *

10.5	Employment Agreement dated April 6, 2007, between Miller and Hilton d/b/a Colmek Systems Engineering and Scott Debo *

10.6	Director’s Agreement dated January 26, 2005 between the Company and Paul Nussbaum *

10.7	Director’s Agreement dated January 26, 2005 between the Company and Rodney Peacock *

10.8	Form of Securities Purchase Agreement dated April 4, 2007 *

10.9	Sale of Accounts and Security Agreement dated August 17, 2005 between the Company and Faunus Group International, Inc. *

10.10	Standard Form of Office Lease dated June 1, 2007 between the Company and Nelco Inc. *

10.11	Collaboration Agreement dated July 1, 2006 between Oxford Technical Solutions Ltd. and Codaoctopus*

10.12	Amendment to Securities Purchase Agreements dated March 21, 2007 between Vision Opportunity Master Fund Ltd. and Codaoctopus*

10.13	Securities Repurchase Agreement dated April 10, 2007 between Codaoctopus and Vision Opportunity Master Fund*

10.14	Employment Agreement dated as of July 16, 2007 between the Company and Jody Frank*

10.15	Award/Contract dated July 2, 2007 issued by U.S. Army*

23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in exhibit 5.1)

23.2	Consent of Russell Bedford Stefanou Mirchandani LLP

23.3	Consent of Russell Bedford Stefanou Mirchandani LLP (Miller & Hilton, Inc.)

23.4	Consent of Coyne, Butterworth & Chalmers

*  Previously filed.

ITEM 28. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes to:

(1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(g) for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, on this September 6, 2007.

CODA OCTOPUS GROUP, INC.

By:	/s/ Jason Lee Reid
Jason Lee Reid Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jason Lee Reid his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jason Lee Reid	Director and Chief Executive Officer	September 6, 2007
(Principal Executive Officer)

/s/ Jody Frank	Chief Financial Officer	September 6, 2007
(Principal Financial and Accounting Officer)

/s/ Paul Nussbaum	Chairman	September 6, 2007

/s/ Rodney Peacock	Director	September 6, 2007